UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934
Universal Biosensors, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	98-0424072 (I.R.S. Employer Identification Number)

Universal Biosensors, Inc. 103 Ricketts Road, Mt Waverley, 3149, Victoria
Australia	Not Applicable
(Address of principal executive offices)	(Zip Code)
Telephone: +61 3 8542 9000
(Registrant’s telephone number,
including area code)
Securities to be registered pursuant to Section 12(b) of the Act:

None Title of each class of securities to be registered	Not applicable Name of each exchange on which each class is to be registered
Securities to be registered pursuant to Section 12(g) of the Act:
Shares of common stock, par value US$0.0001
Title of each class of securities to be registered

     Unless otherwise noted, references in this general form for registration of securities on Form 10 (“Registration Statement”) to “Universal Biosensors” the “Company,” “we,” “our” or “us” means Universal Biosensors, Inc. a Delaware corporation and, when applicable, its wholly owned Australian operating subsidiary, Universal Biosensors Pty Ltd. Our principal place of business is located at 103 Ricketts Road, Mt Waverley, Victoria 3149, Australia. Our telephone number is +61 3 8542 9000. Unless otherwise noted, all references in this Registration Statement to “$”, “U.S.$” or “dollars” and dollar amounts are references to United States dollars. References to “A$” are references to Australian dollars.

EXPLANATORY NOTE
     We are filing this Registration Statement to register our common stock, par value U.S.$0.000l, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Section 12(g) requires registration pursuant to the Exchange Act within 120 days after the last day of the first fiscal year in which an issuer has total assets exceeding U.S.$10,000,000 and a class of equity security held of record by 500 or more persons. Our assets and stockholder profile reached these thresholds as of December 31, 2006. Accordingly, we are required to file this Registration Statement and other reports and documents required by the Exchange Act with the Securities Exchange Commission (“SEC”).
     Once we have completed this registration, we will be subject to the requirements of Regulation l3A under the Exchange Act, which will require us to file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, amendments to any of those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

FORWARD-LOOKING STATEMENTS
     This Registration Statement contains forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include, but are not limited to, statements about:
•	our business and product development strategies;

•	the progress of our research and development programs and our contract research and development program with LifeScan, Inc.;

•	our expectations with respect to regulatory submissions and approvals;

•	our expectations with respect to corporate collaborations, including revenues expected from such collaborations;

•	our estimates regarding our research and development expenses;

•	our ability to protect our intellectual property; and

•	our estimates regarding our capital requirements, the sufficiency of our cash resources and our need for additional financing.
     The words “anticipates,” believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. The forward-looking statements included in this Registration Statement do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in cautionary statements throughout this Registration Statement, particularly those set forth in section “Item 1A — Risk Factors.” However, new factors emerge from time to time and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We do not undertake to update or revise any forward-looking statements.

ITEM 1. BUSINESS.
The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this Registration Statement. This discussion and analysis contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth in the section entitled “Item 1A — Risk Factors” and elsewhere in this Registration Statement.
Business overview
     We are a specialist medical diagnostics company focused on the development, manufacture and commercialization of in vitro diagnostic test devices for point-of-care use. In vitro diagnostic testing involves the testing outside of the body of a body fluid (e.g. blood or saliva) or tissue sample (biopsies or swabs). The diagnostic blood test devices we are developing comprise a novel disposable test strip and a reusable meter. The devices are designed to be used near to or at the site of the patient (at the “point-of-care”) to provide accurate and quick results to enable new or existing treatments to be immediately reviewed. We have rights to an extensive patent portfolio comprising a number of patent applications owned by our wholly owned Australian subsidiary, Universal Biosensors Pty Ltd, and a large number of patents and patent applications licensed to us by LifeScan, Inc. (“LifeScan”) an affiliate of Johnson & Johnson.
     We are developing a C-reactive protein test for the diagnosis and management of inflammatory conditions and a prothrombin time test for monitoring the therapeutic range of the anticoagulant, warfarin. We also intend to leverage our intellectual property platform to develop additional immunoassay based point-of-care test devices by taking proven disease biomarkers currently used in the central laboratory environment and adapting those diagnostic tests to the point-of-care setting. We also provide contract research and development services to LifeScan in the areas of diabetes management and the development of a blood glucose test for diabetics.
General development of our business
     We were incorporated as a corporation in the State of Delaware pursuant to the Delaware General Corporation Law on 14 September 2001. Our wholly owned subsidiary and primary operating vehicle, Universal Biosensors Pty Ltd ACN 098 234 309, was incorporated as a proprietary limited company in Australia under the Corporations Act 2001 (Commonwealth of Australia) on 21 September 2001. Our research and development activities are undertaken in Melbourne, Australia, by Universal Biosensors Pty Ltd. Our shares of common stock in the form of CHESS Depositary Interests (“CDIs”) were quoted on Australian Securities Exchange Ltd (“ASX”) on December 13, 2006. Our securities are not currently traded on any other public market.
     Our principal place of business is 103 Ricketts Road, Mount Waverley, Victoria 3149, Australia. Universal Biosensors Pty Ltd has entered into a lease for new facilities at 1 Corporate Avenue, Rowville, Victoria 3178 in Melbourne, Australia which are expected to become our principal place of business in the second half of 2007. Our principal telephone number in Australia is +61 3 8542 9000. Our agent for service in the United States is Corporation Service Company of 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, United States. We also maintain a web site at www.universalbiosensors.com. The information contained in, or that can be accessed through, our web site is not part of this Registration Statement.
     In April 2002, Universal Biosensors Pty Ltd employed a core scientific and technical team in Australia which, over the 10 years prior to our incorporation, had been integral to the development of the suite of novel electrochemical cell technologies owned by LifeScan and licensed to us.
     Also in April 2002, we entered into a license agreement with LifeScan (“License Agreement”) pursuant to which LifeScan granted us a worldwide, royalty free, exclusive license, with a limited right to sub-license, to certain electrochemical cell technologies in all fields of use excluding the fields of measurement of analytes for the purposes of diagnosing, managing and monitoring diabetes and the measurement of glucose in humans, the rights to which are retained by LifeScan. As consideration for the grant of the license by LifeScan, we granted LifeScan a worldwide, royalty free, irrevocable, non-exclusive license to any improvements to the licensed electrochemical cell technologies in the fields of measurement of analytes for the purposes of diagnosing, managing and monitoring diabetes and the measurement of glucose in humans.

     Also in April 2002, we entered into a development and research agreement with LifeScan (“Development and Research Agreement”) pursuant to which we agreed to undertake contract research and development for LifeScan in the area of diabetes management and the development of a blood glucose test for diabetics. The research and development activities are supervised by a steering committee comprised of representatives from both LifeScan and us. The research and development activities are undertaken by Universal Biosensors Pty Ltd pursuant to a development subcontract with us. In consideration of us undertaking the research and development activities, LifeScan makes quarterly payments to us. Between April 2002 and December 2006, we have received contract research funding from LifeScan of approximately U.S.$7,652,826 pursuant to the Development and Research Agreement. The quantum of the quarterly payments over this period has varied and will continue to vary over time. The initial term of the Development and Research Agreement was for two years. This term was subsequently extended by written amendment until December 31, 2006, following which, the agreement automatically renews for successive one year periods on the same terms and conditions unless either LifeScan or us gives written notice of termination not less than nine months prior to the end of the relevant one year period, or the agreement is otherwise terminated in accordance with its terms.
     In June 2003 we acquired certain plant and equipment from Memcor Australia Pty Ltd (a subsidiary of Water Application and Systems Corporation). This plant and equipment included some pilot scale manufacturing equipment designed for research and development as well as office and laboratory furniture and equipment. We issued shares to Water Application and Systems Corporation valued at U.S.$1,000,000 in consideration of this plant and equipment.
     In August 2003, we established office and research and development facilities at 103 Ricketts Road in Melbourne, Australia. We continue to occupy these premises. The lease for the Ricketts Road premises expires on September 6, 2007. Universal Biosensors Pty Ltd has recently entered into a lease for larger office, research and development and manufacturing facilities at 1 Corporate Avenue, Rowville in Melbourne, Australia. The new facilities are in the process of being fitted out and are expected to be ready for occupation in the second half of 2007. Once fitted out, these facilities will be suitable for continued research and development activities as well as commercial scale manufacture of our point-of-care test devices.
     During 2006, we ordered the construction of large scale custom designed manufacturing equipment. Some of this equipment has been delivered and more is scheduled to be delivered in the first half of 2007. From September 2001 to December 2006 we have spent approximately U.S.$6,087,000 relating to the acquisition of manufacturing equipment.
     In addition to carrying out research and development activities for LifeScan pursuant to the Development and Research Agreement, since 2004, we have carried out research and development activities on a point-of-care immunoassay blood test for C-reactive protein for the diagnosis and management of inflammatory conditions and, since early 2005, we have carried out research and development activities on a point-of-care prothrombin time blood test for monitoring the therapeutic range of the anticoagulant, warfarin. We have developed working prototypes of both of these tests. Both tests draw on the intellectual property licensed to us under the License Agreement in addition to intellectual property owned by Universal Biosensors Pty Ltd.
     Our founding stockholder was The Principals Cornerstone Fund Pty Ltd, an Australian company which holds shares on trust for Messrs Denver, Hanley, Kiefel and Dr Adam, all of whom are our directors. In mid 2002 we issued shares to Water Application and Systems Corporation worth U.S.$1,000,000 in consideration of the acquisition of plant and equipment. Between incorporation and November 2006, we have secured investment from private and venture capital investors in Australia, the United States and a limited number of other jurisdictions totaling an aggregate of approximately U.S.$14,309,509. On December 5, 2006, we closed an initial public offer of our shares in Australia in which we raised approximately U.S.$14,243,400 (equivalent to A$18,000,000). At the same time, we closed a private placement of our shares in the United States in which we raised a further approximately U.S.$3,165,200 (equivalent to A$4,000,000). On December 13, 2006, we were admitted to the official list of ASX and our shares in the form of CHESS Depositary Interests, or CDIs, were quoted on ASX. Our CDIs continue to be quoted on ASX under the trading code “UBI”. Between April 2002 to April 2007, in addition to the funding from LifeScan, Universal Biosensors Pty Ltd has also received a grant of U.S.$904,591 through an Australian Commonwealth Government R&D Start Grant which is reflected as a reduction of our costs.
     With the exception of the first year of our operations when we made a small profit of U.S.$110,670, we have incurred net losses since our inception. We recognized a net loss of U.S.$56,422, U.S.$36,966 and U.S.$2,219,039 in the years ended December 31, 2004, 2005 and 2006, respectively. Our accumulated losses from inception to December 31, 2006 are U.S.$2,387,877. We expect to incur increasing losses in the foreseeable future as we continue the development of our point-of-care tests and expand our organization and develop a commercial manufacturing capability.
Our Strategy
     We are a specialist medical diagnostics company focused on the development, manufacture and commercialization of in vitro diagnostic test devices for point-of-care use. Key aspects of our strategy include:-

•	completing the development and undertaking product validation of our C-reactive protein test and the prothrombin time test and, if development and product validation efforts are successful, seeking regulatory clearance for those tests. If we are successful in obtaining regulatory clearance for our C-reactive protein test and the prothrombin time test, we intend to sell those tests using specialist distributors in Europe, the United States and elsewhere internationally.

•	developing a commercial scale manufacturing capability to enable us to manufacture our own point-of-care devices as well as being able to manufacture point-of-care devices on behalf of third parties.

•	to continue to undertake contract research and development work on behalf of LifeScan with a view to being capable of commercially manufacturing a blood glucose test at volumes suited to the market. If successful in our development and regulatory activities with respect to a blood glucose test, we will seek to negotiate an agreement with LifeScan in relation to the manufacturing and supply of blood glucose tests.

•	leveraging our intellectual property platform to seek to develop additional immunoassays tests by taking proven disease biomarkers currently used in the central laboratory environment and adapting those diagnostic tests to the point-of-care setting, using our platform of electrochemical cell technologies. If appropriate, we may seek commercial partners to assist in the development or sales and distribution of our existing and future tests.

•	seeking to develop additional point-of-care devices for chronic illnesses where current practice is suboptimal or unnecessarily expensive. We will seek to focus on the development of devices for diseases which do not rely on the development of new medicines or treatments, but where existing therapies or practice can be enhanced significantly by simple and accurate diagnostic tools.
Plan of Operations for the Remainder of the Fiscal Year Ending December 2007
Our plan of operation over the remainder of the fiscal year ending December 2007 is to:
•	continue research and development activities with respect to our C-reactive protein test and prothrombin time test;

•	continue development and product validation activities in relation to the blood glucose test pursuant to the Development and Research Agreement with a view to being capable of commercially manufacturing the blood glucose test at volumes suited to the market;

•	seek certification of our quality management system under ISO 13485:2003;

•	potentially to perform a clinical trial of the blood glucose test;

•	complete the establishment of our new leased premises at Corporate Avenue in Melbourne Victoria and to move into those premises in the second half of 2007;

•	complete the acquisition, commissioning and validation of our recently acquired manufacturing equipment; and

•	continue preparations to seek regulatory clearance of the blood glucose test.
     As at April 1, 2007 we employed 30 employees. As we increase our manufacturing capability and accelerate our research and development activities, we expect that we will need to increase the number of our employees by at least 10 full time employees in the remainder of the fiscal year ending December 2007.
Financial information about segments
     We operate in one segment. Our principal activities are the research, development, manufacture and commercialization of in vitro diagnostic test devices for point-of-care use. We operate predominantly in one geographical area, being Australia. For details of our revenues, profit and loss and total assets for financial years ending December 31, 2004, 2005 and 2006, refer to “Item 2. Financial Information”.
Description of our business
     We are a specialist medical diagnostics company focused on the development, manufacture and commercialization of in vitro diagnostic test devices for point-of-care use. The diagnostic blood test devices we are developing comprise a novel disposable test strip and a reusable meter. The test devices are designed to be used at the point-of-care to provide accurate and quick results to enable potential or existing treatments to be immediately reviewed. Each of the tests in development utilizes an electrochemical cell at the end of the test strip which is able to detect and measure electrical signals generated in a sample of blood when the analyte is reacted with the chemistry contained on the strip. The signal is then recorded by the meter and converted into a reading which is displayed on the meter.

Novel technologies
     The majority of current point-of-care blood tests have electrodes positioned within the electrochemical cell in a traditional side-by-side or “co-planar” layout. The side-by-side layout is designed to minimize the electrical interference between the electrodes. The electrodes in the electrochemical cell in the test strips which we are developing have a parallel and opposing configuration. The novel configuration of the electrodes in the electrochemical cell is designed to allow for greater accuracy while retaining other critical features including the ability to obtain results quickly using only a small finger prick sample of blood. Data is produced almost immediately and can be reviewed at the point-of-care allowing new or existing treatment to be immediately reviewed. The configuration of the electrodes has allowed for increased miniaturization of the electrochemical cell and is designed to enable our test strips to be manufactured in a continuous and considerably simplified process.
Industry background
     Amongst other things, diagnostic tests are currently used for:
•	screening for risk factors or the presence of disease indicators which may permit early intervention;

•	diagnosis, to help establish or help exclude the presence of, or help determine the severity of a condition in a patient or to monitor or detect the reoccurrence of a condition or disease; and

•	ongoing disease management, to determine whether a prescribed medication is producing the intended physiological effect and to help select and adjust therapies and dosages of medications.
     In vitro diagnostics tests are tests performed on samples removed from the human body. The samples may be body tissue such as biopsies or swabs, or fluids such as blood, urine and saliva. Traditionally, samples have been sent to a centralized pathology laboratory where analysis is performed by a trained laboratory professional. Pathology tests generally produce accurate results, however, the results may not be generated quickly enough to enable the doctor to review and make a decision regarding the results at the time of the initial presentation of the patient. As a result of advances in technology, it has become possible for some testing to be performed, results to be generated for review and action to be taken at the “point-of-care”, either by doctors, or in certain situations, by the patients themselves. Point-of-care testing is “real-time” diagnostic testing that is performed near to or at the site of the patient. The key objective of point-of care testing is to generate an accurate and quick result so that appropriate treatment can be implemented immediately, leading to an improved clinical and/or economic outcome. Our diagnostic blood tests in development are designed for use by patients and healthcare professionals in a number of point-of-care settings including doctors’ offices, emergency rooms, and health clinics or at a patient’s home.
Point-of-care tests in development
The following table summarizes the point-of-care tests we are currently developing and the applicable development stage of the applicable test. All time periods set forth in the table below refer to calendar years and anticipated milestone dates are indicative only.

Point-of-care Test	Development Stage	Next Anticipated Milestones
Immunoassay C-reactive protein test	· Development work undertaken since 2004	· Commence product validation in 2009
	· Working prototype developed	· Establish manufacturing process
· A minimum of two additional years of development/product validation work required
Prothrombin time test
	· Development work undertaken since early 2005	· Commence product validation in 2009
	· Working prototype developed	· Establish manufacturing process
· A minimum of two additional years of development/product validation work required
Blood glucose test	· Since April 2002, we have undertaken contract research and development in the area of diabetes management and the development of a blood glucose test for diabetics for LifeScan
·     Seek regulatory clearance in 2007/2008 of a blood glucose test, although there can be no assurance that this will be the case
·     Seek to negotiate rights to manufacture and supply test strips for LifeScan

Immunoassay for C-reactive Protein Test
     Immunoassay testing is used to detect or quantify a specific substance utilizing an antibody-antigen reaction in the blood. Typically the substances being tested for are molecules such as proteins, enzymes or hormones. By incorporating different antibodies specific to different molecules in an immunoassay test, it is possible to build a wide variety of immunoassay tests. We estimate that the total worldwide immunoassay segment of the in vitro diagnostic market has sales of approximately U.S.$5.7 billion in 2005 (‘The worldwide market for in vitro diagnostic tests’ Kalorama Information, April 2006, 5th Edition., New York, New York).
     We have developed a working prototype of an immunoassay point-of-care test to measure the amount of C-reactive protein in the blood which we have been developing since 2004. C-reactive protein is an established biomarker found in the blood that is routinely used in pathology laboratories for indication of inflammatory conditions. It is most prominently associated with infection and cardiovascular disease. Rather than being undertaken in a pathology laboratory, the C-reactive protein test we are developing would be undertaken in a doctor’s setting with the results being interpreted by healthcare professionals.
     If the development efforts continue to be successful, we expect to be in a position to commence formal validation phase of the C-reactive protein test in 2009 a process requiring at least one year, following which, we will commence the process to seek regulatory clearance for this test. If appropriate, we may seek commercial partners to assist in the development of this test. We intend selling the C-reactive protein test using specialist distributors in Europe, the United States and internationally.
     In the United States, the Food and Drug Administration, or “FDA”, has granted clearance to sell for certain C-reactive protein tests for use as an aid in the identification and assessment of individuals at risk of cardiovascular disease. We believe that there is a significant, future market opportunity with respect to the use of C-reactive protein tests for use as an aid in the identification and assessment of atherosclerosis, a cardiovascular disease now understood to have a significant inflammatory component as well as a buildup of fatty deposits or plaques on the inside walls of the arteries. This build up reduces the flow of blood to the heart, brain and other tissues and can therefore cause serious diseases and complications such as heart attack or stroke. Atherosclerosis is the leading cause of death in the developed world and is responsible for more than half the yearly mortality in the United States (Atherosclerosis, in e-Medicine, F Brian Boudi, M.D. August 2006). We believe that C-reactive protein may in the future be utilized not just in its existing role as a risk predictor, but also in the active management of atherosclerosis when used in conjunction with statins. Statins, which are a class of medication usually prescribed to lower cholesterol, were recently observed to have an independent anti-inflammatory effect. If C-reactive protein levels can be shown to directly correlate with the effectiveness of statins in reducing death, we consider it likely that the utility of C-reactive protein testing will be considerably extended. A worldwide study called the JUPITER study (Justification for the Use of statins in Primary prevention: an Intervention Trial Evaluating Rosuvastatin) is currently underway to evaluate the effectiveness of statin therapy on the reduction of major cardiovascular events among individuals with average or normal cholesterol levels and elevated C-reactive protein levels. This key study is due to report its findings in 2007 or 2008.
     The C-reactive protein test draws on patents and patent applications licensed from LifeScan as well as know-how, patents and patent applications owned by Universal Biosensors Pty Ltd.
Prothrombin Time Test
     Prothrombin time tests are a blood test widely used for monitoring the therapeutic range of the long-term anticoagulant, warfarin. Warfarin is a blood thinning medication commonly administered to patients with certain types of irregular heartbeats, patients who have had heart valve replacement surgery or people at risk of a stroke or cardiac event.
     We have developed a working prototype of a point-of-care prothrombin time test which we have been developing since early 2005. If the development efforts continue to be successful, we expect to be in a position to commence the formal validation phase of the prothrombin time test in 2009 a process requiring at least one year, following which, we will commence the process to seek regulatory clearance for the test. If appropriate, we may seek commercial partners to assist in the development of this test. We currently intend selling the prothrombin time test using specialist distributors in Europe, the US and elsewhere internationally.
     Warfarin was first synthesized in 1948 and remains the primary drug for the prevention of thrombosis. It is the most prescribed oral anticoagulant in the United States with approximately 17 million prescriptions reported to have been written in 2005 (http://www.rxlist.com/top200.htm). The safety and effectiveness of warfarin depends on maintaining “prothrombin time” within a specific therapeutic range, which can be challenging if not actively managed. If the warfarin dose is too high, there is a risk of hemorrhage or uncontrolled bleeding, which can be fatal. If the dose is too low, it will be ineffective in reducing the risks associated with blood clots from the underlying condition.

     We have estimated that there are an estimated 2.5 million people in the United States suffering from the heart condition known as atrial fibrillation (an abnormal heart rhythm or cardiac arrhythmia) with less than 60% of these patients are taking warfarin (Decision Memo for Prothrombin Time (INR) Monitor for home anticoagulation measurement (CAG-00087N), September 2001, US Centers for Medicare and Medicaid Services). The point-of-care market for prothrombin time tests is made up of both professional and self-tests. In 2005, we estimated worldwide sales of point-of-care prothrombin time self-tests were U.S.$125 million which is expected to grow by approximately 8% per annum to an estimated U.S.$185 million in 2010 (‘The worldwide market for in vitro diagnostic tests’ Kalorama Information, April 2006, 5th Edition., New York, New York). The American College of Chest Physicians recommends that warfarin be monitored at least once every four weeks once a patient’s response to warfarin has stabilized (Ansell, J. et al (2004): The pharmacology and management of the vitamin K antagonists: The seventh ACCP conference on antithrombotic and thrombolytic therapy. Chest. 126: 204-233).
     We believe that there is growing support for the use of patient self-monitoring of prothrombin time, in conjunction with monitoring by healthcare professionals, on the basis that with more frequent testing, patients are more likely to remain in the correct therapeutic range. The United States Centers for Medicare and Medicaid Services has observed that monthly testing is inadequate for the majority of patients on chronic warfarin therapy and have recently indicated that they consider prothrombin time testing may be undertaken no more frequently than once per week (Decision Memo for Prothrombin Time (INR) Monitor for home anticoagulation measurement (CAG-00087N), September 2001, US Centers for Medicare and Medicaid Services).
     The prothrombin time test draws on patents and patent applications licensed from LifeScan as well as know-how, patents and patent applications owned by Universal Biosensors Pty Ltd.
Additional immunoassay tests
     We also intend to develop additional point-of-care immunoassay tests by taking proven disease biomarkers currently used in the central laboratory environment and adapting those tests to the point-of-care setting, using our novel platform of electrochemical cell technologies. We propose to focus on the development of products for chronic illnesses which do not rely on the development of new medicines or treatments, but where existing therapies or practice can be enhanced significantly by simple and accurate diagnostic tools.
Blood Glucose Test
     Since April 2002, we have been undertaking contract research and development in the area of diabetes management and the development of a blood glucose test for diabetics for LifeScan. LifeScan has the rights to commercialization of the blood glucose test.
     We plan to develop the blood glucose test to the point where we have the capacity to commercially manufacturing the test at volumes suited to the market. We are undertaking preparations to seek regulatory clearance of the blood glucose test. We will seek to negotiate a manufacturing and supply agreement with LifeScan. We are establishing a commercial scale manufacturing capability with a view to being able to manufacture for LifeScan, as well as being able to manufacture our own point-of-care tests. Failure to secure a manufacturing and supply agreement with LifeScan will mean that we would not derive any revenues from the commercialization of any blood glucose test that has or may be developed. In this event, we will focus on the development of our own products.
     The largest point-of-care diagnostic market, and the largest segment within the in vitro diagnostic market, is blood glucose monitoring. We estimated worldwide sales of blood glucose point-of-care tests to be U.S.$7.7 billion in 2005 (‘The worldwide market for in vitro diagnostic tests’ Kalorama Information, April 2006, 5th Edition., New York, New York). We estimate that in 2005, the total prevalence of diabetes in the United States across all ages was approximately 20.8 million people or approximately 7% of the United States population (National Diabetes Information Clearinghouse http://diabetes.niddk.nih.gov/dm/pubs/statistics/#7). Of this total, an estimated 14.6 million people in the United States have actually been diagnosed with diabetes and an estimated 6.2 million people in the US remain undiagnosed (National Diabetes Information Clearinghouse http://diabetes.niddk.nih.gov/dm/pubs/statistics/#7). The point-of-care market for blood glucose tests is made up of both hospital based testing and self-tests.

Development of Manufacturing Capability
     We are in the process of establishing a commercial scale manufacturing capability to manufacture test strips for any of the point-of-care tests we are developing. This capability includes the establishment of new premises, the acquisition of custom designed commercial scale manufacturing equipment and the recruitment of additional manufacturing and other personnel. We consider that a commercial scale manufacturing capacity is a necessary prerequisite to being able to seek to negotiate in a meaningful way for the manufacture and supply of point-of-care tests for third parties, such as LifeScan, and is also required in order to undertake the commercialization of our own point-of-care tests. If at any time LifeScan indicates that it will not proceed with commercialization of a blood glucose test, or if we consider that we will be unable to conclude an agreement with LifeScan on fair and equitable terms, we will focus the manufacturing equipment being acquired by us for use in the manufacture of our C-reactive protein test or prothrombin time test. Funds that would otherwise have been used in product validation of the blood glucose test will be applied to accelerate the development of our C-reactive protein and prothrombin time tests, and to commence development of new tests. From September 2001 to December 2006 we spent approximately U.S.$6,702,280 on capital items. Of this, approximately U.S.$6,087,000 relates to the acquisition of manufacturing equipment.
Facilities
     We currently occupy premises at 103 Ricketts Road, Mt Waverley in Melbourne, Australia. We commenced leasing the premises at 103 Ricketts Road in August 2002 and our current lease expires September 6, 2007. Universal Biosensors Pty Ltd has entered into a lease for approximately 5,000 square meters of office, research and development and manufacturing facilities at 1 Corporate Avenue, Rowville in Melbourne, Australia. The new facilities are in the process of being fitted out and are expected to be ready for occupation in the second half of 2007. The lease for the 1 Corporate Avenue expires on March 31, 2014 with two options to renew the lease for successive five year periods. We will continue to occupy the premises at 103 Ricketts Road, Mt Waverley until fit out of the new premises is complete. We are currently upgrading the capacity of this facility at an estimated cost of approximately U.S.$3,700,000.
Quality management systems
     In order to manufacture or supply point-of-care tests, we must develop a quality management system and operate under a recognized Good Manufacturing Practice, or “GMP”, regime. ISO (International Organization for Standardization ) 13485:2003, ‘Quality Systems – Medical devices – System requirements for regulatory purposes’ is a key international standard for the development, manufacture, quality control and commercialization of medical devices. ISO 13485:2003 is not a product standard but rather a process standard. Therefore, we are required to not only establish a quality management system that complies with the ISO 13485:2003 standard, but also comply with all relevant product and service oriented technical standards and regulations. To comply we will need to:
•	establish a quality management system that is oriented towards the design, development, production, and installation of medical devices and related services;

•	demonstrate our ability to supply medical devices and related services that meet customer expectations and comply with regulatory requirements;

•	evaluate how well we are able to meet customer expectations and comply with regulatory requirements; and

•	become certified or registered.
     We have installed a quality management system that is designed to comply with ISO 13485:2003 and plan to seek certification by regulatory authorities in 2007. Certification under ISO 13485:2003 is one of the prerequisites required for the commercial sale of medical devices, including point-of-care diagnostic tests.
Manufacture of test strips, handheld meters and control solution
     We intend to manufacture the disposable test strips for each of our existing and future point-of-care tests using custom manufacturing equipment. The test strips would be manufactured using a highly automated proprietary process using freely available starting materials sourced by us from third party suppliers. Final assembly, quality assurance and the initial packaging of the test strips would be conducted in our new facility in Corporate Avenue in Melbourne.
     During 2006, we ordered the construction of large scale custom designed manufacturing equipment some of which has been delivered. Our manufacturing equipment is based on pilot manufacturing equipment developed and tested by our scientists and engineers. Depending on the specific point-of-care test and the number of strips required to be manufactured, it may become necessary in the future for us to acquire additional large scale equipment to satisfy demand. We expect that with minor modifications, the manufacturing equipment would have the functionality to commercially manufacture the tests strips for the three tests currently being developed by us and is likely to be able to be used for any future tests that may be developed.

     The raw materials for the blood glucose test strips comprise webs for constructing the strips and chemicals. We obtain the webs from two established companies in the United States and we anticipate regular supply of materials from these suppliers. A number of non-reactive chemicals can be sourced from any one of a number of chemical suppliers. The key chemical in the test strip is an enzyme which we currently source from a supplier in Japan. Whilst this company is the only company currently able to supply the enzyme we use, it is an established company and we expect to have a reliable supply of the enzyme.
     We intend to outsource to contractors, the manufacture of the reusable meters and the control solution used to confirm accurate operation of the meters. We believe that outsourcing the manufacture of the meters and the control solution will minimize the capital investment required by us yet maintain quality standards, help control costs and take advantage of the expertise such third parties have in the design and production of meters and control solutions.
Regulatory clearances
     In all major territories of the world, regulatory clearances are required prior to marketing diagnostic tests. The regulatory clearance requirements vary from country to country and product to product, however, regulatory clearances typically require a satisfactory “technical file”, which provides the regulatory bodies with details of the design and previous testing of the product including safety and efficacy data; the conduct of trials which show the suitability for use of the product by non-professionals and demonstration of an appropriate quality management system. Assessment of the technical file and the quality management system usually takes place during an on-site inspection. There is no common international regulatory body and we would be required to be inspected by regulators from several of the jurisdictions in which we seek to market our products. For example, for Europe, a “notified body” assesses the quality system and product technical file whereas in the United States, the Food and Drug Administration, or “FDA”, is the regulatory body responsible for the examination of the design and performance of the device and for assessment of our quality system.
     In the case of point-of-care tests, there are often additional requirements that a manufacturer must meet such as an examination of certain aspects affecting test suitability for non-professional users. In Europe, certain codified standards describe the requirements of tests whilst in the United States, tests to be used by non-laboratory professionals must gain waiver status under the United States Clinical Laboratory Improvement Amendments of 1988. Amongst other clearances, we will also require clearance for export of medical devices from the Therapeutics Goods Administration, or “TGA”, in Australia.
The importance and duration of all our patents, trademarks and licenses
     We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements, to establish and protect our proprietary rights. Our continued success depends to a large extent on our owned and licensed patents and patent applications.
     Our point-of-care tests in development draw upon an extensive portfolio of patents and patent applications as well as know-how. We patent the technology, inventions and improvements that we consider important to the development of our business. Universal Biosensors Pty Ltd currently owns 18 patent applications. Pursuant to the License Agreement, we have an exclusive license from LifeScan of approximately 183 patents and 227 patent applications and know-how to use and exploit the licensed patents, patent applications and know-how in all fields of use excluding the fields of diagnosing, managing and monitoring diabetes and the measurement of glucose in humans, the rights to which are retained by LifeScan. The exclusive license is subject to LifeScan having retained the right to make, have made, use, and sell under and exploit in any way the patents, patent applications and know-how owned by LifeScan. As consideration for the grant of the license by LifeScan, we have granted to LifeScan a worldwide, royalty free, irrevocable, non-exclusive license to use and exploit in any way, any improvements to the licensed electrochemical sensor technologies made by us, in the fields of diagnosing, managing and monitoring diabetes and the measurement of glucose in humans.
     Pursuant to the Development and Research Agreement, we have a limited license to the patents, patent applications and know-how the subject of the License Agreement, in the field of diagnosing, managing and monitoring diabetes and the measurement of glucose in humans but only for the purpose of carrying out research and development activities for LifeScan.
     Universal Biosensors Pty Ltd’s owned patent applications and the patents and patent applications licensed to us by LifeScan are essential in the manufacturing and commercialization of each of the point-of-care diagnostic tests being developed by us.
The following sets out details of our owned and licensed patents and patent applications, based on information current as at December 2006.

Patent Families owned by Universal Biosensors Pty Ltd
     Patent Family 1 – Electrochemical Detection Method (derived from International Patent Application No. PCT/AU04/00048). This patent family relates to an electrochemical detection method for detecting agglutination.

Country	Status
Australia	Pending
Canada	Pending
China (Peoples Republic)	Pending
European Patent Convention Designating: all contracting states	Pending
India	Pending
Japan	Pending
Malaysia	Pending
Taiwan	Pending
United States of America	Pending
Patent Family 2 – Strip Ejection System (derived from United States of America provisional patent application no.60/545,161 and International Patent Application No. PCT/IB2005/000403). This patent family relates to a system that enables a disposable strip for a meter based sensor device to be transported within the device, moved to a use position and ejected for disposal after use without the operator directly contacting the disposable strip.

Country	Status
Australia	Pending
Canada	Pending
China	Pending
European Patent Convention Designating all contracting states	Pending
India	Pending
Japan	Pending
Malaysia	Pending
Mexico	Pending
Thailand	Pending
Taiwan	Pending
United States of America	Pending
Unpublished Patent Applications Owned by Universal Biosensors Pty Ltd
United States of America Provisional Patent Application No. 60/774,678 Entitled – Fluid Transfer Mechanism.
Patent Families owned by LifeScan and used under a license
Patent Family A – Electrochemical Cells (derived from International Patent Application No. PCT/AU95/00207). This patent family relates to an electrochemical cell which enables levels of analytes such as glucose to be measured whilst using a small volume of sample.

Country	Patent No.	Status	Expires
Australia	697214	Granted Jan 14, 1999	Apr 12, 2015
European Patent Convention	755511	Granted Oct15, 2003	Apr 12, 2015
Austria	755511	Granted Oct15, 2003	Apr 12, 2015
Belgium	755511	Granted Oct15, 2003	Apr 12, 2015
Denmark	755511	Granted Oct15, 2003	Apr 12, 2015
France	755511	Granted Oct15, 2003	Apr 12, 2015
Germany	695 31 938 T2	Granted Oct15, 2003	Apr 12, 2015
Greece	2003047531	Granted Oct15, 2003	Apr 12, 2015

Country	Patent No.	Status	Expires
Ireland	755511	Granted Oct15, 2003	Apr 12, 2015
Italy	755511	Granted Oct15, 2003	Apr 12, 2015
Luxembourg	755511	Granted Oct15, 2003	Apr 12, 2015
Monaco	755511	Granted Oct15, 2003	Apr 12, 2015
Netherlands	755511	Granted Oct15, 2003	Apr 12, 2015
Portugal	755511	Granted Oct15, 2003	Apr 12, 2015
Spain	755511	Granted Oct15, 2003	Apr 12, 2015
Sweden	755511	Granted Oct15, 2003	Apr 12, 2015
Switzerland	755511	Granted Oct15, 2003	Apr 12, 2015
United Kingdom	755511	Granted Oct15, 2003	Apr 12, 2015
European Patent Convention Divisional of 95 91 5068.1 Designating: Austria, Belgium, Denmark, France, Germany, Greece, Ireland, Italy, Lichtenstein, Luxemburg, Monaco, Netherlands, Portugal, Sweden, Spain, Switzerland, United Kingdom	1310787	Pending
Hong Kong Derived from European Patent Application 03 07 5013.7		Pending
Japan	3574137	Pending
United States of America	5,863,400	Granted Jan 26, 1999	Apr 12, 2015
Patent Family B – Defining an Electrode Area (derived from International Patent Application No. PCT/AU96/00210). This patent family relates to a method for defining an electrode area in an electrochemical sensing device.

Country	Patent No.	Status	Expires
Australia	693678	Granted Dec 10, 1998	Apr 11, 2016
Canada	2216911	Granted Jun 6, 2006	Apr 11, 2016
China (Peoples Republic)	ZL 96193269.4	Granted Oct 13, 2004	Apr 11, 2016
China (Peoples Republic) Divisional of CN 96193269.4		Pending
China (Peoples Republic) Divisional of CN 96193269.4		Pending
European Patent Convention		Pending
Hong Kong Derived from CN 3125169.2		Pending
Japan		Pending
Singapore	45676	Granted Apr 27, 1999	Apr 11, 2016
United States of America	5,980,709	Granted Nov 9, 1999	Apr 11, 2016
Patent Family C – Electrochemical Cell (derived from International Patent Application No. PCT/AU96/00365). This patent family relates to a method and an electrochemical biosensor for determining the concentration of an analyte in a carrier.

Country	Patent No.	Status	Expires
Australia	712939	Granted Mar 2, 2000	Jun 19, 2016
Australia Divisional of 712939	735132	Granted Oct 11, 2001	Jun 19, 2016
Australia Divisional of 712939	741403	Granted Mar 14, 2002	Jun 19, 2016
Canada	2222525	Granted Aug 15, 2006	Jun 19, 2016
Canada		Pending
China (Peoples Republic)	ZL 96194874.4	Granted Jan 12, 2005	Jun 19, 2016
China (Peoples Republic) Divisional of 96194874.4		Pending
China (Peoples Republic) Divisional of 96194874.4		Pending
China (Peoples Republic) Divisional of 96194874.4	ZL02122766.7	Granted July 19, 2006	Jun 19, 2016
China (Peoples Republic) Divisional of 2122766.7		Pending
China (Peoples Republic) Divisional of 2122767.5		Pending
European Patent Convention	873514	Granted Apr 9, 2003	Jun 19, 2016
		in certain designated states
European Patent Convention Divisional of 96 91 7287.3		Pending

Country	Patent No.	Status	Expires
Hong Kong		Pending
Korea, Republic of		Pending
Korea, Republic of Divisional of 10-1997-709488	10-483093	Granted Apr 4, 2005	Jun 19, 2016
Korea, Republic of Divisional of 10-2003-7011440	10-0491283	Granted May 16, 2005	Jun 19, 2016
Japan		Pending
Mexico		Pending
Singapore	53339	Granted Aug 17, 1999	Jun 19, 2016
United States of America	6,284,125	Granted Sep 4, 2001	Jun 19, 2016
United States of America Continuation of 08/981,385	6,413,410	Granted Jul 2, 2002	Jun 19, 2016
United States of America Continuation of 09/618,515	6,960,289	Granted Nov 1, 2005	May 31, 2017
United States of America Continuation of 10/035,924		Pending
United States of America Continuation of 10/035,924		Pending
United States of America Continuation of 10/035,924		Pending
Patent Family D1 – Electrochemical Method (derived from International Patent Applications No. PCT/AU96/00723). This patent family provides an improved method and biosensor for determination of the concentration of an analyte in a carrier which provides improved accuracy, reliability and speed over prior techniques.

Country	Patent No.	Status	Expires
Australia	705165	Granted Aug 26,1999	Nov 15, 2016
Brazil		Pending
Brazil Divisional of PI9611513-0		Pending
Canada		Pending
China (Peoples Republic)	1204400	Granted Apr 9,2003	Nov 15, 2016
China (Peoples Republic) Divisional of 96199076.7		Pending

European Patent Convention	882226	Granted June 4, 2003	Nov 15, 2016
		in certain designated states

European Patent Convention Divisional of 96 93 7918.9		Pending

Hong Kong Derived from EP96 93 7918.9	HK1018096	Granted Dec 19,2003	Nov 15, 2016

Hong Kong Derived from EP02 07 6325.6		Pending

Israel	124495	Granted Dec 25, 2003	Nov 15, 2016
Israel — Divisional of 124495	132089	Granted Aug 13, 2004	Nov 15, 2016
Israel — Divisional of 124495		Pending
Israel — Divisional of 133994		Pending
Japan		Pending
Korea, Republic of	10-468550	Granted Jan 19, 2005	Nov 15, 2016
Mexico	218180	Granted Dec 16, 2003	Nov 15, 2016
Russian Federation	2174679	Granted Apr 20, 2003	Nov 15, 2016
Singapore	53703	Granted Sep 19, 2000	Nov 15, 2016
United States of America	5,942,102	Granted Aug 24,1999	Nov 15, 2016
United States of America Continuation of 08/852,804	6,174,420	Granted Jan 16, 2001	Nov 15, 2016

United States of America Continuation of 09/314,251	6,521,110	Granted Feb 18, 2003	Nov 15, 2016
United States of America Continuation of 09/709,968	6,863,801	Granted Mar 8, 2005	Nov 15, 2016
United States of America Continuation of 09/840,624		Pending
United States of America Continuation of 10/843,956		Pending

Patent Family D2 – Electrochemical Cell (derived from International Patent Applications No. PCT/AU96/00724). This patent family relates to an electrochemical cell for determining the concentration of an analyte in a carrier.

Country	Patent No.	Status	Expires
Australia	705313	Granted Aug 26, 1999	Nov 15, 2016
Australia Divisional of 705165 and 705313	738128	Granted Dec 20, 2001	Nov 15, 2016
Brazil		Pending
Canada	2236850	Granted Jun 1, 2004	Nov 15, 2016
China (Peoples Republic)	106399	Granted Apr 2, 2003	Nov 15, 2016
China (Peoples Republic)	ZL 99123109.0	Granted Aug 4, 2004	Nov 15, 2016
China (Peoples Republic)		Pending
China (Peoples Republic) Divisional of 03103571.X		Pending
European Patent Convention		Pending
European Patent Convention Divisional of 96 93 7919.7	967480	Granted Jul 2, 2002 in certain	Nov 15, 2016
		designated states

European Patent Convention Divisional of 96 93 7919.7		Pending
Korea, Republic of		Pending
Korea, Republic of Divisional of 10-1998-7.3701		Pending
Korea, Republic of Divisional of 10-2001-7014495		Pending
Korea, Republic of Divisional of 10-2001-7014495		Pending
Hong Kong Derived from EP96 93 7919.7		Pending
Hong Kong Derived from CN 99123109	1028914	Granted Feb 8, 2005	Nov 15, 2016
Hong Kong Derived from EP03 07 7244.6		Pending
Israel	124494	Granted Dec 3, 2000	Nov 15, 2016
Japan		Pending
Mexico	218479	Granted Jan 8, 2004	Nov 15, 2016
Mexico Divisional of 983881	226090	Granted Feb 3, 2005	Nov 15, 2016
Russian Federation	2202781	Granted Apr 20, 2003	Nov 15, 2016
Russian Federation Divisional of 98111492	2243545	Granted Dec 27, 2004	Nov 15, 2016
Russian Federation Divisional of 98111492		Pending
Singapore	53702	Granted May 22, 2002	Nov 15, 2016
United States of America	6,179,979	Granted Jan 30, 2001	Nov 15, 2016
Patent Family E – Analytic Cell (derived from International Patent Application No. PCT/AU97/00599). This patent family relates to a device for the determination of ionic activities and/or concentrations in a solution containing ions and in particular an inexpensive means to facilitate the convenient measurement of pH.

Country	Patent No.	Status	Expires
Australia	719581	Granted Aug 24, 2000	Sep 11, 2017
Canada	2264288	Granted Nov 29, 2005	Sep 11, 2017
Canada Divisional of 2264288		Pending
European Patent Convention	929804	Pending
Japan	3751026	Granted Dec 16, 2005	Sep 11, 2017
United States of America	6,193,865	ranted Feb 27, 2001	Sep 11, 2017
Patent Family F – Sensor Connector Means (derived from International Patent Application No. PCT/AU98/00184). This patent family relates to a means for providing an electrical connection between a measuring device and a disposable electrochemical sensor of the type used for quantitative analysis, for example, of glucose levels in blood, for pH measurement.

Country	Patent No.	Status	Expires
Australia	745740	Granted Jul 11, 2002	Mar 20, 2018
Australia
Divisional of 66044/98	784485	Granted Jul 27, 2006	Mar 20, 2018
Brazil		Pending
Canada	2284634	Granted Aug 8, 2006	Mar 20, 2018
Canada Divisional of 2284634		Pending
China (Peoples Republic)	118728	Granted Aug 6, 2003	Mar 20, 2018
China (Peoples Republic) Divisional of 98804325.4	ZL03130618.7	Granted July 15, 2005	Mar 20, 2018
China (Peoples Republic) Divisional of 3130618.7		Pending
European Patent Convention		Pending
Hong Kong Derived from EP98 90 7775.5		Pending
Hong Kong Derived from CN3130618.7	HK 1064154	Granted Apr 7, 2006	Mar 20, 2018
Israel	131980	Granted Sep 25, 2003	Mar 20, 2018
Israel		Pending
Japan	3766109	Granted Feb 3, 2006	Mar 20, 2018
Korea, Republic of	10-0526086	Granted Oct 27, 2005	Mar 20, 2018
Korea, Republic of Divisional of 10-1999-7008615	576660	Granted Apr 27, 2006	Mar 20, 2018
Mexico	224386	Granted Nov 22, 2004	Mar 20, 2018
Mexico Divisional of PA/a/1999/008659		Pending
Russian Federation	2213345	Granted Aug 27, 2003	Mar 20, 2018
Russian Federation Divisional of 99122339		Pending
Singapore	68164	Granted Jan 26, 2002	Mar 20, 2018
United States of America	6,379,513	Granted Apr 30, 2002	Mar 20, 2018
United States of America Continuation of 09/399,512	7,045,046	Granted May 16, 2006	Mar 4, 2019
United States of America Continuation of 10/012,680		Pending
United States of America Continuation of 10/950,111		Pending
Patent Family G – Method of Filling an Amperometric Cell and Improved Electrochemical Cell (derived from International Patent Application No. PCT/AU98/00200). This patent family relates to disposable electrochemical sensors of the type used for quantitative analysis, for example, of glucose levels in blood, or the like.

Country	Patent No.	Status	Expires
Australia	723768	Granted Dec 21, 2000	Mar 25, 2018
Canada		Pending
European Patent Convention Designating:	1012590	Grant of Patent is intended
Japan	3703854	Granted Jul 29, 2005	Mar 25, 2018
United States of America	6,454,921	Granted Sep 24, 2002	Mar 25, 2018
United States of America Continuation of 09/404,119	6,592,744	Granted Jul 15, 2003	Jul 15, 2020
United States of America Continuation of 09/568,076	7,041,210	Granted May 9, 2006	May 16, 2019
United States of America Continuation of 10/387,212		Pending
Patent Family H – Method and Apparatus for Automatic Analysis (derived from International Patent Application No. PCT/AU98/00642). This patent family relates to a method for analyzing the concentration of an analyte in a sample and to an automatic analyzing apparatus.

Country	Patent No.	Status	Expires
Australia	758963	Granted Aug 14, 2003	Aug 13, 2018

Country	Patent No.	Status	Expires
Australia Divisional of 87203/98	781184	Granted Aug 25, 2005	Aug 13, 2018
Australia Divisional of 44461/02		Pending
Canada		Pending
European Patent Convention Designating: France, Germany, Ireland, Italy, Netherlands, Spain, United Kingdom		Pending
Japan	3691760	Granted Jun 24, 2005	Aug 13, 2018
United States of America	6,325,917	Granted Dec 4, 2001	Aug 13, 2018
United States of America Continuation of 09/502,907	6,852,212	Granted Feb 8, 2005	Aug 13, 2018
United States of America Continuation of 09/970,461		Pending
Patent Family I – Heated Electrochemical Cell (derived from International Patent Application No. PCT/AU99/00152). This patent family relates to a method and apparatus for determining the concentration of an analyte in a sample by heating the sample and measuring the concentration of the analyte or the concentration of a species representative thereof in the sample at a predetermined point on a reaction profile by means that are substantially independent of temperature.

Country	Patent No.	Status	Expires
Australia	743852	Granted May 23, 2002	Mar 11, 2019
Australia Divisional of 29124/99	779350	Granted May 26, 2002	Mar 11, 2019
Canada		Pending
European Patent Convention		Pending
Hong Kong Derived from EP99 91 0001.9		Pending
Japan		Published
Taiwan	I240071	Granted Sep 21, 2005	Mar 11, 2019
United States of America	6,475,360	Granted Nov 5, 2002	Mar 11, 2019
United States of America Continuation of 09/659,470	6,878,251	Granted Apr 12, 2005	Jun 26, 2023
Patent Family J – Sensor with Improved Shelf Life (derived from International Patent Application No. PCT/AU99/00166). This patent family relates to extending the shelf life of apparatus, such electrochemical cells, sensor elements and the like, comprising one or more metal electrodes by stabilizing the metal electrodes using a coating which includes a sulphur containing moiety in its molecular structure.

Country	Patent No.	Status	Expires
Australia	745414	Granted 4-Jul-2002	Mar 16, 2019
Canada		Pending
European Patent Convention		Pending
Hong Kong Derived from EP99 91 0013.4		Pending
Japan		Pending
Taiwan	201390	Granted 3-Sep-2004	Mar 19, 2019
United States of America	6,652,734	Granted 25-Nov-2003	Mar 16, 2019
United States of America Continuation of 09/664,688		Pending
Patent Family K – Electrochemical Methods and Devices for Use in the Determination of Haematocrit corrected Analyte Concentrations (derived from International Patent Application No. PCT/US01/02465). This patent family relates to analyte determination, particularly the electrochemical determination of blood analytes.

Country	Patent No.	Status	Expires
Australia	783311	Granted Feb 2, 2006	Jan 25, 2021
Australia Divisional of 783311		Pending
Canada		Pending
China (Peoples Republic)	ZL01803437.3	Granted Mar 16, 2005	Jan 25, 2021

Country	Patent No.	Status	Expires
Czech Republic		Pending
European Patent Convention	1252514	Granted Dec 21, 2005	Jan 25, 2021
Austria	1252514	Granted Dec 21, 2005	Jan 25, 2021
Belgium	1252514	Granted Dec 21, 2005	Jan 25, 2021
Czech Republic	1252514	Granted Dec 21, 2005	Jan 25, 2021
Denmark	1252514	Granted Dec 21, 2005	Jan 25, 2021
Estonia	1252514	Granted Dec 21, 2005	Jan 25, 2021
Finland	1252514	Granted Dec 21, 2005	Jan 25, 2021
France	1252514	Granted Dec 21, 2005	Jan 25, 2021
Germany	60114056.8	Granted Dec 21, 2005	Jan 25, 2021
Greece	1252514	Granted Dec 21, 2005	Jan 25, 2021
Ireland	1252514	Granted Dec 21, 2005	Jan 25, 2021
Italy	1252514	Granted Dec 21, 2005	Jan 25, 2021
Luxembourg	1252514	Granted Dec 21, 2005	Jan 25, 2021
Netherlands	1252514	Granted Dec 21, 2005	Jan 25, 2021
Portugal	1252514	Granted Dec 21, 2005	Jan 25, 2021
Spain	1252514	Granted Dec 21, 2005	Jan 25, 2021
Sweden	1252514	Granted Dec 21, 2005	Jan 25, 2021
Switzerland	1252514	Granted Dec 21, 2005	Jan 25, 2021
Turkey	1252514	Granted Dec 21, 2005	Jan 25, 2021
United Kingdom	1252514	Granted Dec 21, 2005	Jan 25, 2021
European Patent Convention Divisional of 01 90 5055.8		Pending
Hong Kong Derived from EP01 90 5055.8		Pending
Hong Kong Derived from EP05 07 7347.2		Pending
India		Pending
Israel	149662	Granted Oct 26, 2005	Jan 25, 2021
Israel
Divisional of 149662		Pending
Japan		Pending
Korea, Republic of		Pending
Malaysia		Pending
Mexico	225996	Granted Feb 2, 2005	Jun 10, 2022
Philippines		Pending
Poland		Pending
Russian Federation	2262890	Granted Oct 27, 2005	Jan 25, 2021
Russian Federation Divisional of 2002116217		Pending
Singapore		Pending
Taiwan	173024	Granted Feb 11, 2003	Feb 2, 2020
Thailand		Pending
United States of America	6,475,372	Granted Nov 5, 2002	Feb 2, 2020
United States of America Continuation of 09/497,304	6,890,421	Granted May 10, 2005	Jul 7, 2020
United States of America Continuation of 10/144,095		Pending
Patent Family L – Method and Device for Sampling and Analyzing Interstitial Fluid and Whole Blood Samples (derived from International Patent Application No. PCT/US01/09673). This patent family relates to a method and device for combining the sampling and analyzing of sub-dermal fluid samples, such as interstitial fluid or whole blood, in a device suitable for hospital bedside and home use.

Country	Patent No.	Status	Expires
Australia	2001249467	Granted Jul 7, 2005	Mar 26, 2021
Australia Divisional of AU 2001249467		Pending

Country	Patent No.	Status	Expires
Canada		Pending
China (Peoples Republic)	ZL01810247.6	Granted Jul 5, 2006	Mar 26, 2021
Czech Republic		Pending
European Patent Convention	1276412	Granted Dec 28, 2005
Austria	1276412	Granted Dec 28, 2005	Mar 26, 2021
Belgium	1276412	Granted Dec 28, 2005	Mar 26, 2021
Denmark	1276412	Granted Dec 28, 2005	Mar 26, 2021
Finland	1276412	Granted Dec 28, 2005	Mar 26, 2021
France	1276412	Granted Dec 28, 2005	Mar 26, 2021
Germany	60114281.1	Granted Dec 28, 2005	Mar 26, 2021
Greece	1276412	Granted Dec 28, 2005	Mar 26, 2021
Ireland	1276412	Granted Dec 28, 2005	Mar 26, 2021
Italy	1276412	Granted Dec 28, 2005	Mar 26, 2021
Luxembourg	1276412	Granted Dec 28, 2005	Mar 26, 2021
Netherlands	1276412	Granted Dec 28, 2005	Mar 26, 2021
Portugal	1276412	Granted Dec 28, 2005	Mar 26, 2021
Spain	1276412	Granted Dec 28, 2005	Mar 26, 2021
Sweden	1276412	Granted Dec 28, 2005	Mar 26, 2021
Switzerland	1276412	Granted Dec 28, 2005	Mar 26, 2021
Turkey	1276412	Granted Dec 28, 2005	Mar 26, 2021
United Kingdom	1276412	Granted Dec 28, 2005	Mar 26, 2021
European Patent Convention Divisional of 1276412		Pending
Hong Kong Derived from EP01 92 2697.6	1054310	Granted Aug 4, 2006	Mar 25, 2021
Hong Kong Derived from EP05 07 7129.4		Pending
India		Pending
Israel		Pending
Japan		Pending
Korea, Republic of		Pending
Mexico		Pending
Poland		Pending
Russian Federation	225639	Granted Jul 20, 2005	Mar 26, 2021
Russian Federation Divisional of RU 2002128734		Pending
Singapore	92054	Granted Oct 29, 2004	Mar 26, 2021
Taiwan	206376	Granted Jun 21, 2004	Apr 12, 2021
United States of America	6,612,111	Granted Sep 2, 2003	Mar 27, 2020
United States of America Continuation of 09/536,235	6,939,312	Granted Sep 6, 2005	May 22, 2020
United States of America Continuation of 10/166,487		Pending
United States of America Continuation of 10/166,487		Pending
United States of America Continuation of 10/369,120		Pending
Patent Family M – Method of Preventing Short Sampling of a Capillary or Wicking Fill Device (derived from International Patent Application No. PCT/US01/09675). This patent family relates to a device, and a method for using the device, for ensuring that a capillary or wicking fill device, such as a capillary or wicking action filled electrochemical sensors suitable for use in analyzing blood or interstitial fluids, is fully filled.

Country	Patent No.	Status	Expires
Australia	2001249468	Granted Jan 13, 2006	Mar 26, 2021
Canada		Pending
China (Peoples Republic)	1431933	Granted Aug 10, 2005	Mar 26, 2021
Czech Republic		Pending
European Patent Convention		Published

Country	Patent No.	Status	Expires
Hong Kong Derived from EP01 92 2698.4		Pending
India		Pending
India Divisional of IN/PCT/2002/0118		Pending
Israel		Pending
Japan		Pending
Korea, Republic of		Pending
Mexico	231515	Granted Oct 21, 2005	Mar 26, 2021
Mexico Divisional of PA/A/200200956		Pending
Poland		Pending
Russian Federation		Published
Russian Federation Divisional of 2002128735		Pending
Singapore	92164	Granted Sep 30, 2005	Mar 26, 2021
Singapore Divisional of 200205970-7		Pending
Taiwan	160272	Granted Nov 20, 2002	Apr 12, 2021
Taiwan Divisional of 90108733		Pending
United States of America	6,571,651	Granted Jun 3, 2003	Mar 27, 2020
United States of America Continuation of 09/536,234	6,823,750	Granted Nov 30, 2004	Apr 4, 2023
United States of America Divisional of 09/536,234	7,043,821	Granted May 16, 2006	May 13, 2024
United States of America Divisional of 09/536,234		Allowed Jun 23, 2006
Patent Family N1 – Electrochemical Method for Measuring Chemical Reaction Rates (derived from International Patent Applications No. PCT/US01/21314). This patent family relates to the measurement of the progress of a chemical reaction that generates an electroactive reaction product that is subsequently detected at an electrode amperometrically or coulometrically.

Country	Patent No.	Status	Expires
Australia	2001273197	Granted Sep 7, 2006	Jul 6, 2021
Australia Divisional of 2001273197		Pending
Canada		Pending
China (Peoples Republic)		Pending
Czech Republic		Pending
European Patent Convention		Published
Hong Kong Derived from EP01 95 2446.1		Pending
India		Pending
Israel		Pending
Japan		Pending
Korea, Republic of		Pending
Mexico	238490	Granted Jul 7, 2006	Jul 6, 2021
Norway		Pending
Poland		Pending
Russian Federation	2267120	Granted Dec 27, 2005	Jul 6, 2021
Russian Federation Divisional of 2003104355		Pending
Singapore	94951	Granted Jul 29, 2005	Jul 6, 2021
Singapore Divisional of 200300631 9		Pending
United States of America	6,44,115	Granted Sep 3, 2002	Jul 14, 2020
United States of America Continuation of 09/616,556	7,022,217	Granted Apr 4, 2006	Jan 1, 2022
Patent Family N2 – Antioxidant Sensor (derived from International Patent Applications No. PCT/US01/21961). This patent family relates to a device and method for measuring oxidant and antioxidant analytes in a fluid sample.

Country	Patent No.	Status	Expires
Argentina		Pending
Australia	2001276888	Granted June 29, 2006	Jul 12, 2021
Canada		Pending
Czech Republic		Pending
European Patent Convention		Pending
India		Pending
Israel		Pending
Japan		Pending
Korea, Republic of		Pending
Malaysia		Pending
Mexico		Pending
Norway		Pending
Poland		Pending
Russian Federation	2263904	Granted Nov 10, 2005	Jul 12, 2021
Singapore	94958	Granted May 31, 2005	Jul 12, 2021
Singapore Divisional of 200300639 2		Pending
Taiwan	I238890	Granted Sep 1, 2005	Jul 12, 2021
Thailand		Pending
United States of America Continuation in part of 09/314,251	6,638,415	Granted Oct 28, 2003	Nov 15, 2016
United States of America Continuation of 09/615,691		Pending
Patent Family N3 – Haemoglobin Sensor (derived from International Patent Applications No. PCT/US01/21964). This patent family relates to relates to a device and method for measuring haemoglobin in a fluid sample, such as whole blood.

Country	Patent No.	Status	Expires
Canada		Pending
China (Peoples Republic)		Pending
European Patent Convention		Pending
Hong Kong Derived from EP01 95 3454.4		Pending
India		Pending
Israel		Pending
Japan		Pending
Korea, Republic of		Pending
Russian Federation	2271536	Granted Mar 10, 2006	Jul 12, 2021
Russian Federation Divisional of 2003104357		Pending
Singapore	94959	Granted Jul 29, 2005	Jul 12, 2021
Singapore Divisional of 200300640 0		Pending
United States of America Continuation in part of 09/314,251	6,632,349	Granted Oct 14, 2003	Nov 15, 2016
United States of America Continuation of 09/616,512		Pending
Patent Family N4 – Immunosensor (derived from International Patent Applications No. PCT/US01/22202). This patent family relates to a device and method for performing immunoassays. The device is a quantitative, inexpensive, disposable immunosensor that requires no wash steps and thus generates no liquid waste.

Country	Patent No.	Status	Expires
Canada		Pending
China (Peoples Republic)	ZL01812804.1	Granted Apr 19, 2006	Jul 13, 2021
European Patent Convention	1315967	Pending
Hong Kong Derived from EP 01 96 1641.6		Pending

Country	Patent No.	Status	Expires
India		Pending
Israel		Pending
Japan		Pending
Korea, Republic of		Pending
Russian Federation		Pending
Singapore Divisional of 200300642 6		Pending
United States of America Continuation of 09/616,433		Pending
United States of America Continuation in part of 10/830,841		Pending
Patent Family O – Electrochemical Cell (derived from International Patent Application No. PCT/US02/31289). This patent family relates to electrochemical cells including two working and counter electrodes for determining the concentration of a reduced or oxidized form of a redox species with greater accuracy than can be obtained using an electrochemical cell having a single working and counter electrode.

Country	Patent No.	Status	Expires
Canada		Pending
China (Peoples Republic)	ZL02803637.9	Granted Dec 21, 2005	Oct 1, 2022
China (Peoples Republic) Divisional of 2803637.9		Pending
China (Peoples Republic) Divisional of 2803637.9		Pending
European Patent Convention	1442289	Pending
Hong Kong Derived from EP02 77 8416.4		Pending
Hong Kong Derived from CN 2803637.9	1066062	Granted Aug 25, 2006	Oct 1, 2022
India		Pending
Israel		Pending
Japan		Pending
Korea, Republic of		Pending
Russian Federation		Pending
Singapore	97412	Granted Jun 30, 2006	Oct 1, 2022
Taiwan	I227066	Granted Jan 21, 2005	Oct 7, 2022
United States of America		Pending
Patent Family P – Electrochemical Cell Connector (derived from United States of America Provisional Patent Application No. 60/345,743). This patent family relates to a connector to provide electrical connection between an electrochemical cell of a strip type sensor and meter circuitry.

Country	Patent No.	Status	Expires
Canada		Pending
China (Peoples Republic)		Pending
European Patent Convention		Pending
Hong Kong Derived from EP03 25 0047.2		Pending
India		Pending
Israel		Pending
Japan		Pending
Korea, Republic of		Pending
Russian Federation		Pending
Singapore		Published
Singapore Divisional of 200207895 4		Pending
Taiwan		Pending
United States of America	6,946,067	Granted Sep 20, 2005	Dec 9, 2022
United States of America Continuation of 10/317,036		Published

Patent Family Q – Direct Immunosensor Assay (derived from United States of America Patent Application No. 10/105,050). This patent family relates to relates to a disposable immunosensor and method for performing immunoassays.

Country	Patent No.	Status	Expires
Australia		Pending
Canada		Pending
China (Peoples Republic)		Pending
European Patent Convention		Published
Hong Kong Derived from EP 03 25 1762.5		Pending
India		Pending
Israel		Pending
Japan		Pending
Korea, Republic of		Pending
Mexico		Pending
Norway		Pending
Poland		Pending
Russian Federation		Pending
Singapore		Pending
Taiwan		Pending
United States of America		Pending
United States of America Continuation in part of 10/105,050		Pending
Patent Family R – Mediator Stabilized Reagent Compositions and Methods for Their Use in Electrochemical Analyte Detection Assays (derived from United States of America Patent Application No. 10/242951). This patent family relates to electrochemical reagent formulations in which the mediator is storage stabilized. The electrochemical reagent formulations enable an extended storage life for test strips for analyte determination, such as determination of blood glucose concentration.

Country	Patent No.	Status	Expires
Canada		Pending
China (Peoples Republic)		Pending
European Patent Convention		Pending
Hong Kong		Pending
Israel		Pending
Japan		Pending
Korea, Republic of		Pending
Singapore		Pending
Taiwan		Pending
United States of America		Pending
Patent Family S – Method and Apparatus for Electrochemical Analysis (derived from United States of America Patent Application No. 11/138,080).

Country	Patent No.	Status	Expires
United States of America		Pending
United States of America Continuation in part of 11/138,080		Pending

Unpublished Patent Applications Owned by LifeScan
Patent Application T — Unpublished United States of America Patent Application No. 11/204,797 entitled — Method and Apparatus for Rapid Electrochemical Analysis. This patent application relates to an improved method and apparatus for electrochemical analysis. The Unpublished United States Patent Application No. was filed on September 30, 2005.
Patent Application U- Unpublished United States of America Patent Application No. 11/278,341 entitled – Methods and Apparatus for Analyzing a Sample in the Presence of Interferents. This patent application relates to methods and apparatus for determining analyte concentrations in a rapid and accurate manner. The unpublished United States Patent Application was filed on March 31, 2006.
Patent Application V — Unpublished United States of America Patent Application No. 11/278,333 entitled – Systems and Methods for Discriminating Control Solution from a Physiological Sample. This patent application relates to systems and methods for discriminating between a control solution and a blood sample. The unpublished United States Patent Application was filed on March 31, 2006.
     We will continue to file and prosecute patent applications when and where appropriate to attempt to protect our rights in our proprietary technologies. Pursuant to the License Agreement, LifeScan has responsibility for prosecution of the licensed patent applications. In the event that LifeScan elects not to proceed with the prosecution of a patent application, we have the right to assume and continue at our own expense the prosecution of any patent or patent applications. LifeScan is responsible for payment of maintenance fees for all licensed patents in all agreed jurisdictions. In the event LifeScan discontinues such maintenance payments, we may maintain the licensed patent solely at our own expense.
     Our ability to build and maintain our proprietary position for our technology and products will depend on our success in obtaining effective claims and enforcing those claims once granted. The patent positions of companies like ours are generally uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. Some countries in which we may seek approval to sell point-of-care tests that we have developed, or license our intellectual property, may fail to protect our owned and licensed intellectual property rights to the same extent as the protection that may be afforded in the United States or Australia. Some legal principles remain unresolved and there has not been a consistent policy regarding the breadth or interpretation of claims allowed in patents in the United States, the United Kingdom, the European Union, Australia or elsewhere. In addition, the specific content of patents and patent applications that are necessary to support and interpret patent claims is highly uncertain due to the complex nature of the relevant legal, scientific and factual issues. Changes in either patent laws or in interpretations of patent laws in the United States, the United Kingdom, the European Union or elsewhere may diminish the value of our intellectual property or narrow the scope of our patent protection.
Seasonality
     Our tests in development have not been approved for marketing or sale by any regulatory authorities and as such have not been sold in any jurisdiction. However, if approved for sale, we do not expect sales of the diagnostic tests in development to be materially impacted by seasonality.
The practices of the registrant and the industry (respective industries) relating to working capital items.
     We currently undertake research and development activities and only hold limited inventory. We are in the process of scaling up our commercial scale manufacturing capability to enable us to undertake the manufacture of test strips. As part of this process, we will establish practices with respect to working capital items. If we are successful in obtaining regulatory clearance and negotiating a manufacturing and supply agreement with respect to the blood glucose test with any LifeScan, we will be required to satisfy the contractual obligations with respect to inventory and the supply of tests as may be agreed in any such agreement, if any.

The dependence of the segment upon a single customer, or a few customers, the loss of any one or more of which would have a material adverse effect on the segment.
     We currently receive a significant portion of our income from LifeScan pursuant to the Development and Research Agreement. Between April 2002 and December 2006, we have received contract research funding from LifeScan of approximately U.S.$7,652,826. We recognized income under the Development and Research Agreement of U.S.$1,816,813, U.S.$2,086,013 and U.S.$2,000,000 in the fiscal years ending December 31, 2004, 2005 and 2006 respectively. Income from the Development and Research Agreement represented 95%, 92% and 84% of our income for the fiscal years ending December 31, 2004, 2005 and 2006, respectively. We expect that we will receive in the order of U.S.$1,000,000 under the Development and Research Agreement for the fiscal year ending December 31, 2007. The payment is anticipated to be less in the fiscal year ending December 31, 2007 than in the fiscal years ended December 31, 2006, 2005 and 2004 as the blood glucose test has reached the product validation stage and research and development activities to be funded by LifeScan are expected to be reduced over the fiscal year ending December 31, 2007. The Development and Research Agreement currently automatically renews for successive one year periods each December on the same terms and conditions unless either LifeScan or us gives written notice of termination not less than nine months prior to the end of the relevant one year period (in which case the agreement terminates at the end of the relevant one year period), or the agreement is otherwise terminated in accordance with its terms. If we are successful in obtaining regulatory clearance for a blood glucose test and negotiating a manufacture and supply agreement with LifeScan, we will become increasingly dependent on LifeScan for revenue from the manufacturing and supply of test strips for the blood glucose tests.
A description of any material portion of the business that may be subject to renegotiation of profits or termination of contracts or subcontracts at the election of the Government.
     Universal Biosensors Pty Ltd currently receives grant funding under two grant agreements with the Commonwealth of Australia and the State of Victoria, Australia. We receive the Commonwealth of Australia grants as compensation for expenses incurred in respect of certain research activities into dry chemistry immunosensors. Such grants reduce the related research and development expenses as and when the relevant research expenses are incurred. We have received a reduction in our costs of U.S.$904,591 under the Commonwealth of Australian grant and U.S.$0 under a more recent grant from the State of Victoria, Australia. The Commonwealth of Australia and the State of Victoria may terminate their respective grant agreement on different bases, including by giving us written notice of termination if we are in breach of the relevant agreement and if the breach is not capable of being remedied, or if capable of being remedied it is not remedied after receipt of written notice, if we fail to submit reports as required under the relevant grant agreement, if our research and development activities or the quality of those activities do not satisfy the grant eligibility criteria, if there is a change of control of us or if we become insolvent. In certain limited circumstances where we fail to use our best endeavors to commercialize the development program within a reasonable time of completion of the program or upon termination of a grant due to our breach of agreement or our insolvency, we may be required to repay some or all of the grant. If required to repay the grant amounts, we may be required to reallocate funds needed to continue the commercialization of our products and such repayment may have a material adverse effect on our cash position and us. To date, we have not been required to repay any amounts paid to us under these grants. We consider that the likelihood of being required to repay grant funding is remote because we continue to act in good faith with respect to the grants.
Competitive conditions of our business
     Whilst our diagnostic tests are designed to be carried out at the point-of-care, most in vitro diagnostic tests are still carried out in hospitals and pathology laboratories, particularly in circumstances where a suitable technology does not exist for the tests to be undertaken at the point-of-care or where performing the tests or interpretation of the results is complicated and requires specialized healthcare personnel. For example, immunoassay testing still predominantly requires testing in a central pathology laboratory and interpretation of results by a healthcare professional. Our primary competitors with respect to our C-reactive protein test and our prothrombin time test are, and will likely remain, hospitals and pathology laboratories.

     We will face competition from approved and marketed products as well as products in development. We expect our C-reactive protein test will compete primarily with pathology laboratories as testing for C-reactive protein in pathology laboratories is a well established practice and the results of any testing C-reactive protein testing must be interpreted by healthcare professionals. In pathology laboratories, automated testing for C-reactive protein is the most common modality, and all the major competitors in the sector provide reagents that run on automated analyzers. These companies include Dade Behring Holdings, Inc., Roche Holding Ltd, Olympus Medical Systems Corporation, Abbott Laboratories, Beckman Coulter, Inc. and Siemens AG. All these companies have well established brand recognition, sales and marketing forces, and have significant resources available to support their product. To compete, we will need to show that our C-reactive protein test is effective and is a time and cost saving alternative. Even if we can show competitive product advantages, customers may be resistant to changing their supplier. We also expect our C-reactive protein test to compete with existing point-of-care technologies from competitors such as Cholestech Corporation, Orion Corporation and Axis-Shield plc.
     We expect our prothrombin time test will compete primarily with pathology laboratories or small analyzers used in specialist clinics. Two large, well established companies, Roche Holding Ltd and Thoratec Corporation (through its wholly owned subsidiary International Technidyne Corporation), have greater than 90% of world wide sales of prothrombin time patient self-testing. Both companies have significant resources they can bring to bear. Other smaller technology companies such as Hemosense, Inc. are dedicated specifically to addressing this market and are likely to provide competition. Inverness Medical Innovations, Inc. has announced that it intends to enter the prothrombin time point-of-care market. Furthermore, a number of large drug companies are actively developing a new class of oral anticoagulant (direct thrombin inhibitors), which do not need monitoring. Although it is unknown if they will be approved or favorably reimbursed, or perform as well as warfarin, they have the potential to significantly limit or render obsolete the current prothrombin time market.
     To the extent part of our strategy includes manufacturing point-of-care tests for third parties, we will likely face competition from other manufacturers including specialized outsourced manufacturers and manufacturers that are affiliates of the third parties in securing and maintaining the right to manufacture point-of-care tests.
Material effects that compliance with Federal, State and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment
Not Applicable.
Employees
     At April 1, 2007 we had 30 employees in our Melbourne facility, spanning engineering, quality, research and development and administration. Our team has a track record in technical innovation and experience in all aspects of the development and commercialization of point-of-care diagnostic tests.
Financial information about geographic areas
     We operate in one segment being the research, development, manufacture and commercialization of in vitro diagnostic test devices for point-of-care use. We operate predominantly in one geographical area, being Australia.

ITEM 1A. RISK FACTORS.
Investing in our shares or CDIs involves a high degree of risk. Before you invest in our shares or CDIs, you should understand the high degree of risk involved. You should carefully consider the following risks and other information in this Registration Statement, including our financial statements and related notes appearing elsewhere in this Registration Statement, before you decide to invest in our shares or CDIs. If any of the events described below actually occurs, our business, financial condition and operating results could be harmed. In such an event, the market price of our CDIs would likely decline and you could lose part or all of your investment.
There is a significant degree of technical risk associated with the development of our C-reactive protein test and prothrombin time tests.
     The development of our C-reactive protein test and our prothrombin time test and any new diagnostic test devices which we develop will take a number of years to complete, will be costly to develop and the outcomes of our development activities will be uncertain. We have undertaken in excess of two years of development work with respect to both our C-reactive protein test and our prothrombin time test and have developed a working prototype of both tests. However, we still need to undertake significant additional product development work which is expected to take a further two years and then undertake product validation. Both tests still have a significant degree of technical risk and development work and product validation may not be successful or the outcomes of the development activities may not warrant the commercialization of the relevant product. As a result, significant monies invested and management time may be rendered unproductive and worthless.
There is no guarantee that we will be able to successfully complete commercial negotiations for the manufacture and supply of any products for third parties on acceptable terms or at all.
     We are seeking to develop a commercial scale manufacturing capability that will enable us to manufacture test strips for point-of-care tests. We consider that establishing this manufacturing capability is an important prerequisite in being able to enter into meaningful negotiations regarding the manufacture and supply of test strips or point-of-care tests for third parties, including LifeScan. Specifically in relation to the blood glucose test, as a result of the existing relationship with LifeScan we receive and make proposals in relation to new business opportunities with LifeScan from time to time. However, there is no guarantee that we will be able to successfully conclude a manufacturing and supply arrangement with LifeScan in relation to a blood glucose product, on acceptable terms or at all.
     LifeScan have the commercial rights to the blood glucose test being developed by us for LifeScan. Failure to secure a manufacturing and supply agreement with LifeScan will mean that we would not derive any revenues from any commercialization of the blood glucose test and, as a result, significant monies invested and management time may be rendered unproductive and worthless. In this event, we will focus on the development of our own products. Any such failure may also be perceived negatively by investors and may have an adverse affect on the value of our shares and the trading price of our securities.
     If we are able to secure rights to manufacture and supply point-of-care tests on behalf of any third parties, we will be subject to a range of new undetermined risks associated with such manufacturing and supply arrangements including risks associated with the commercial manufacture and supply, regulatory risks as well as a range of other undetermined contractual risks.
Diagnostic tests are subject to extensive regulation and we may not be successful in obtaining clearances for some or all of the point-of-care tests we are developing.
     The development, manufacturing, sales and marketing of diagnostic tests are subject to extensive regulation in all major markets. The process of obtaining regulatory clearance is costly and time consuming and we may not be successful in obtaining clearances for some or all of the point-of-care tests we are developing. Products cannot be sold without regulatory clearance. We are proposing to seek regulatory clearance for the blood glucose test being developed for LifeScan in addition to our own point-of-care tests. If we are not able to obtain necessary clearances to sell or if the clearances are delayed, revoked or subject to unacceptable conditions, we may not be in a position to commercialize our own products or to satisfy any manufacturing and supply commitments we may have with third parties, which would have a material adverse effect on us.

     Regulatory oversight continues once products have been brought to market. Failure to comply with regulatory requirements may result in administrative or judicially imposed sanctions. There may be a need in the future to require the recall of released products which have been developed by us in the event of material defects in design or manufacture or quality-related issues, or failure by us to comply with regulatory requirements. Any such recalls may have a material adverse effect on us. Furthermore, regulatory requirements are subject to change and some changes may have adverse effects on us.
Termination of our License Agreement would restrict or eliminate our ability to develop our existing or future point-of-care tests.
     Pursuant to a License Agreement, we currently hold a license from LifeScan to a range of patents, patent applications and know-how in all fields excluding the fields of diagnosing, managing and monitoring diabetes and the measurement of glucose in humans. The License Agreement imposes material obligations on us, including a best endeavors obligation to exploit the licensed intellectual property. If we were to breach the License Agreement and LifeScan was entitled to, and did, validly terminate the License Agreement, this would seriously restrict or eliminate our ability to develop and commercialize our C-reactive protein test or our prothrombin time test or any future tests we intend to develop because we would cease to hold the necessary key licenses to commercialize these tests. The termination of the License Agreement would have a material adverse effect on us.
We do not currently have any revenue from the sale or manufacturing of point-of-care tests.
     We are at an early stage of our development as a specialist medical devices company. We were incorporated in 2001 and have a limited operating history on which to evaluate our business and prospects. To date, we do not have, and may never have, any products that generate revenues. To date, we have funded our operations through the issue of shares, from payments received under the Development and Research Agreement and from government grants received by Universal Biosensors Pty Ltd.
     With the exception of the first year of our operations when we made a small profit of U.S.$110,670, we have incurred losses in each year since our inception. We incurred losses of approximately U.S.$56,422, U.S.$36,966 and U.S.$2,219,039 in the fiscal years ended December 31, 2004, 2005 and 2006, respectively. Our accumulated losses from inception to December 31, 2006 are U.S.$2,387,877. These losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity and working capital.
     We have not yet completed the development of any of our point-of-care tests and do not have any commercial agreements to manufacture and supply tests for third parties. Our ability to generate revenues in the future will be subject to a number of factors, including without limitation:
•	the successful scale up of our commercial manufacturing capabilities;
•	our capacity to manufacture the necessary quality and quantities of our point-of-care tests or the point-of-care tests of third parties;
•	the successful development, product validation and regulatory clearance of our C-reactive protein test and prothrombin time test and future point-of-care tests;
•	the success of sales and marketing efforts and adequate market uptake of our C-reactive protein test and prothrombin time test and future point-of-care tests;
•	the successful completion of product validation and regulatory clearance of a blood glucose test being developed for LifeScan;
•	whether or not LifeScan decides to commercialize the blood glucose test we are developing and, if so, whether or not we are successful in negotiating any rights of manufacture and supply with respect to that test and ultimately, whether or not LifeScan is successful in the sale of the blood glucose test;
•	in the event that any of our tests being developed are commercialized, our ability to maintain regulatory clearance, pass regular audits and respond to any issues that are raised by regulators from time to time.
     We expect to continue to incur significant and increasing operating losses in the short term and for the foreseeable future. Because of the numerous risks and uncertainties associated with the development, manufacture, sales and marketing of point-of-care test, we may experience larger than expected future losses and may never become profitable. If we fail to become and remain profitable, or if we are unable to fund our continuing losses, the holders of our shares could lose all or part of their investment.

Our Development and Research Agreement with LifeScan provides an ongoing source of income for us, the termination of which would result in the loss of a significant source of income.
     We undertake contract research and development activities for LifeScan pursuant to a Development and Research Agreement. The Development and Research Agreement is expected to remain an ongoing source of income for us in the short to medium term. However, the Development and Research Agreement may be terminated either for cause or with nine months notice prior to the end of each rolling one year period. If terminated, we would lose a significant source of income.
We are likely to require substantial additional capital which may not be available in the future.
     If additional commercial manufacturing capacity was required or if we are successful in advancing more than one point-of-care test to regulatory clearance, significant additional capital will be required to increase our manufacturing capacity. There can be no assurance that the funds will be available on a timely basis, on favorable terms, or at all. If we are unable to raise adequate funds, we may have to delay, reduce the scope of or eliminate some or all of our development programs or commercialization efforts or liquidate some or all of our assets.
Currency fluctuations may expose us to increased costs.
     The functional currency of the Company changed to Australian dollars with effect from December 1, 2006. Prior to December 1, 2006, the functional currency of the Company was United States dollars. The functional currency of Universal Biosensor Pty Ltd is and has been Australian dollars for all years. For details in relation to our functional currency, refer to our financial statements in this Registration Statement. Appreciation of United States dollars reporting currency against Australian dollars could result in increased expenses as it is calculated using the average exchange rate during the year.
     Our business could otherwise be affected by fluctuations in foreign exchange rates causing increased costs. The majority of our cash reserves are in Australian dollars and the majority of our expenses are incurred in Australian dollars although we continue to expend cash in other currencies. In particular, large scale manufacturing equipment is purchased in both United States dollars and Euros and any appreciation in these currencies against the Australian dollar will increase our cost of acquiring such equipment but may have a positive effect on any revenues which we source from the U.S. or Europe (as applicable). The same principles apply in respect of our costs and revenues in other jurisdictions. We do not currently have any plans to hedge the effect of currency fluctuations on our overseas expenditures. We manage our currency risks by settling foreign currency payables within a short period of time upon recognition of a foreign currency liability.
There may be delays in the manufacture and supply of diagnostic tests if components are not available on commercially acceptable terms, if there is a supply interruption or if we are unable to obtain alternative suppliers when required.
     We rely heavily on third parties to supply or manufacture certain key components of the point-of-care tests we are developing. In particular, we propose that the development and manufacture of the handheld test meters will be outsourced to a specialist international electronic medical equipment manufacturer. We also intend to outsource the preparation of the control solution used to confirm accurate operation of the meters. There may be delays in the development, manufacture and supply of diagnostic tests if components of the tests are not available on commercially acceptable terms, if there is a supply interruption or if we are unable to obtain alternative suppliers when required.
At present, we have limited test strip manufacturing capabilities and personnel. If we cannot produce an adequate supply of test strips, our growth will be limited and our business will be harmed.
     The primary components of our point-of-care tests in development are the meter and disposable test strips. We intend to manufacture the test strips at our new facility at 1 Corporate Avenue in Melbourne, Australia, and we intend to outsource the supply of the handheld test meter and control solution. To be successful, we must be successful in manufacturing our test strips in substantial quantities and at acceptable costs. We currently have limited experience manufacturing our test strips, and no experience manufacturing the test strips in the commercial quantities that we anticipate we will need in the foreseeable future, should we be successful in developing our own point-of-care tests or should we be successful in entering into a commercial manufacturing agreement with a third party.

     There are technical challenges to increasing our manufacturing capacity in a significant manner, including:
•	maintaining the consistency of our incoming raw materials;
•	equipment design and automation;
•	material procurement;
•	production yields; and
•	quality control and assurance.
     Developing high volume manufacturing facilities will require us to invest substantial additional funds in establishing and fitting out our new manufacturing facilities and to hire and retain additional management, manufacturing and technical personnel who have the necessary qualifications and experience. We may not successfully complete any required increase in manufacturing capacity in a timely manner or at all, which may have a material adverse effect on us. If we are unable to manufacture a sufficient supply of test strips, maintain control over expenses or otherwise adapt to anticipated growth, or if we underestimate growth, we may not have the capability to satisfy market demand or improve our sales growth sufficiently to achieve profitability.
The performance of our point-of-care tests may not be perceived as being comparable with established laboratory methods, which may limit the market acceptance of our product.
     The majority of C-reactive protein and prothrombin time testing has, and continues to be, performed by large hospitals or commercial pathology laboratories. Healthcare professionals responsible for managing patients with an inflammatory disease or who are on warfarin therapy have experience with, and confidence in, the results generated by these hospitals and pathology laboratories. These healthcare professionals influence many treatment decisions, including aspects critical to our business including how often testing is to be performed, who is to perform the testing, and where testing is to be performed. In some instances, these decision makers may determine that our point-of-care test results lack the clinical history and reliability of hospitals and pathology laboratories. If we are unable to demonstrate to healthcare professionals’ satisfaction that the performance of our point-of-care tests closely match or provide some benefits over the testing undertaken by hospitals and pathology laboratories, market acceptance of our product will be limited and our business will suffer.
The success of our business, and, in particular, our prothrombin time test, is largely dependent upon the growth of the patient self-testing market. If that market fails to develop as we anticipate, our results will be adversely affected.
     Part of our business plan is targeted at the emerging prothrombin time patient self-testing market. Our point-of-care prothrombin time test in development has been designed to address that market. We cannot be sure that this market will grow as we anticipate. Such growth will require greater advocacy of patient self-testing from both healthcare professionals and patients than currently exists. Future research and clinical data may not sufficiently support patient self-testing as a safe or effective alternative to hospital based and pathology laboratory testing or point-of-care testing, which could inhibit adoption of patient self-testing. If healthcare professionals fail to advocate self-testing for their patients or if patients do not become comfortable with it, self-testing may fail to become common practice for prothrombin time measurement. If patient self-testing fails to be adopted at the rate we expect, our business anticipated growth will be adversely affected and our results will suffer.
We operate in a highly competitive market and face competition from large, well-established medical device manufacturers with significant resources. If we fail to compete effectively, our business will suffer.
     The market for point-of-care C-reactive protein testing, prothrombin time testing and blood glucose testing is intensely competitive, subject to rapid change, and affected by new product introductions and other activities of industry participants. Our point-of-care tests are likely to experience significant and continuing competition from traditional pathology laboratory based testing as well as other point-of-care tests. There can be no assurances given in respect of our ability to compete in the competitive markets in which we operate.

     We will face competition from approved and marketed products as well as products in development. We expect our C-reactive protein test will compete primarily with pathology laboratories as testing for C-reactive protein in pathology laboratories is a well established practice and the results of any testing must be interpreted by healthcare professionals. In pathology laboratories, automated testing for C-reactive protein is the most common modality, and all the major competitors in the sector provide reagents that run on automated analyzers. These companies include Dade Behring Holdings, Inc., Roche Holding Ltd, Olympus Medical Systems Corporation, Abbott Laboratories, Beckman Coulter, Inc. and Siemens AG. All these companies have well established brand recognition, sales and marketing forces, and have significant resources available to support their product. To compete, we will need to show that our C-reactive protein test is an effective and time and cost saving alternative. Even if we can show competitive product advantages, customers may be resistant to changing their supplier. We also expect our C-reactive protein test to compete with existing point-of-care technologies from competitors such as Cholestech Corporation, Orion Corporation and Axis-Shield plc.
     We expect our prothrombin time test will compete primarily with pathology laboratories or small analyzers used in specialist clinics. Two large, well established companies, Roche Holding Ltd and Thoratec Corporation (through its International Technidyne division), have greater than 90% of worldwide sales of prothrombin time patient self-testing. Both companies have significant resources they can bring to bear. Other smaller technology companies such as Hemosense, Inc. are dedicated specifically to tackling this market and are likely to provide competition. Inverness Medical Innovations has announced that it intends to enter the prothrombin time point-of-care market. A number of large drug companies are actively developing a new class of oral anticoagulant (direct thrombin inhibitors), which do not need monitoring. Although it is unknown if they will be approved or favorably reimbursed, or perform as well as warfarin, they have the potential to significantly limit or render obsolete the current prothrombin time market.
     Additionally, these and other potential competitors hold intellectual property rights that could allow them to develop or sell the right to develop new products that could compete effectively with our point-of-care tests in development. All of these companies are larger than us and enjoy several competitive advantages, including:
•	significantly greater name recognition;
•	established relationships with healthcare professionals, patients and insurance providers;
•	large, direct sales forces and established independent distribution networks;
•	additional product lines and the ability to offer rebates, bundled products, and higher discounts or incentives;
•	greater experience in conducting research and development, manufacturing and marketing activities; and
•	greater financial and human resources for product development, sales and marketing and patent litigation.
     To the extent part of our strategy includes manufacturing point-of-care tests for third parties, in securing and maintaining the right to manufacture point-of-care tests for third parties we will likely face competition from other manufacturers including specialized outsourced manufacturers and manufacturers that are affiliates of the third parties.
     We may not be able to compete effectively against these companies or their products and, if we fail to do so, our business will be harmed. Our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize products that are more effective, are more convenient, are less expensive, that reach the market sooner than our products or that are otherwise preferred over our products. Developments by our competitors may render our C-reactive protein and prothrombin time tests and any other future products we may develop obsolete or noncompetitive. Further, public announcements regarding the development of any such competing products could adversely affect the market price of our securities on ASX. If our products obtain regulatory clearances, but do not compete effectively in the marketplace, our business will suffer.
If we are unable to maintain protection for our intellectual property or if LifeScan is unable to maintain protection of the intellectual property which it licenses to us, the value of our technology and diagnostic tests may be adversely affected.
     Our ability to obtain patents, maintain trade secret protection and operate without infringing the proprietary rights of third parties is an integral part of our business. Our diagnostic tests are based predominantly on intellectual property rights that have been licensed to us from LifeScan. LifeScan has a considerable degree of control in the manner that the intellectual property licensed to us is maintained and protected and, as a result, we have reduced control with respect of the maintenance and protection of our licensed patent portfolio.
     A number of companies, universities and research institutions have or may be granted patents that cover technologies similar to the technologies owned by or licensed to us. We may choose to seek, or be required to seek, licenses under third-party patents, which would likely require the payment of license fees or royalties or both. A license may not be available to us on commercially reasonable terms, or at all. We may also be unaware of existing patents or other proprietary rights of third parties that may be infringed by our point-of-care tests. As patent applications can take many years to issue, there may be other currently pending applications which may later result in issued patents that are infringed by our point-of-care tests.

     There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the medical devices industry. Defending ourselves against third-party claims, including litigation in particular, would be costly and time consuming and would divert management’s attention from our business, which could lead to delays in our development or commercialization efforts. If third parties are successful in their claims, we might have to pay substantial damages, pay license fees, stop marketing the infringing product or take other actions that are adverse to our business.
     We may also be forced to bring an infringement action if we believe that a third party is infringing our protected intellectual property. Any such litigation will be costly, time consuming and divert management’s attention, and the outcome of any such litigation may not be favorable to us.
The loss of a key employee or the inability to recruit and retain high caliber staff to manage future anticipated growth could have a material adverse effect on our business.
     As with most growth companies, our future success is substantially dependent on our key personnel. Certain key personnel would be difficult to replace and the loss of any such key personnel may adversely impact the achievement of our objectives. Our ability to operate successfully and manage the business depends significantly on attracting and retaining additional highly qualified personnel. The loss of any key personnel may be disruptive or have a material adverse effect on the future of our business. The competition for qualified employees in scientific research and medical diagnostic industries is particularly intense and there are a limited number of persons with the necessary skills and experience.
Universal Biosensors faces the risk of product liability claims.
     We may be exposed to the risk of product liability claims that are inherent in the testing, manufacturing and marketing of diagnostic tests. We intend to seek product liability insurance, however, adequate product liability insurance may not be available on commercially acceptable terms. Product liability claims may damage our reputation and, if insurance proves inadequate, the product liability claims may harm our business. Defending a suit, regardless of its merit, could be costly and could divert management attention.
Investors may be subject to Australian and/or US taxation.
     The receipt of dividends by Australian tax resident securityholders and any subsequent disposal of our securities by Australian tax resident may have both United States and Australian tax consequences depending upon their individual circumstances. This may result in a securityholder being subject to tax in both jurisdictions and a tax credit may or may not be available in one jurisdiction to offset the tax paid in the other jurisdiction depending upon the securityholder’s individual circumstances. Securityholders should obtain, and only rely upon, their own independent taxation advice about the United States and Australian consequences of receiving distributions on our shares or CDIs and disposing of securities in us having regard to their own specific circumstances. To date, we have not declared or paid any cash dividends on our shares or CDIs and currently intend to retain any future earnings, if any, for funding growth. We do not anticipate paying any dividends in the foreseeable future.
Our shares have been publicly traded on the ASX in the form of CHESS Depositary Interests, or CDIs, since December 2006 and have a limited trading history. We expect that the price of our common stock will fluctuate substantially.
     Our shares of common stock in the form of CDIs were quoted on ASX and began trading on December 13, 2006. As a result, we have a limited trading history. We expect that the price of our common stock in the form of CDIs will fluctuate substantially. The price at which our shares in the form of CDIs will trade on ASX and the price at which investors may receive for their securities will be influenced by a large number of factors including some which are specific to us and our operations, some which may affect the quoted medical diagnostic sector or quoted companies generally, and many which are outside our control.

     Our securities are not currently traded on any United States public markets and there are currently restrictions on the ability of United States persons to acquire our securities on ASX.
     There is no public market for our shares in the United States or in any other jurisdiction other than Australia. We have not determined whether we will seek the quotation of our shares on any United States public trading market. We cannot assure you that we will seek to be quoted on any United States public trading market or that we would meet any applicable listing requirements. Even if our shares are in the future listed on a United States public market, the liquidity of our shares may not improve, and the United States market price may not accurately reflect the price or prices at which purchasers or sellers would be willing to purchase or sell our common stock.
     In addition, a substantial number of our shares are “restricted securities” having been issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”) or pursuant to Regulation S promulgated under the Securities Act. Therefore, resales of these shares to “U.S. Persons” as defined in Regulation S may only be made in an offshore transaction in compliance with Regulation S promulgated under the Securities Act, or pursuant to an effective registration statement under the Securities Act, or pursuant to an available exemption from the registration requirements of the Securities Act, and in each case, in accordance with all applicable securities laws.
We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act.
     Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the SEC, have substantially increased legal and financial compliance costs. We expect that our efforts to comply with applicable laws and regulations, including the Exchange Act and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), will involve significant, and potentially increasing, costs. In particular, we will be evaluating our internal controls systems to allow management to report on, and our independent auditors to attest to, our internal controls. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. If we are not able to implement the requirements of Section 404 in a timely manner or adequately, we may be subject to sanctions or investigation by regulatory authorities, including the SEC. Any action of this type could adversely affect our financial results, investors’ confidence in our company and our ability to access capital markets, and could cause our stock price to decline.
A significant amount of our shares are controlled by individuals or voting blocks, and the interests of such individuals or voting blocks could conflict with those of the other stockholders.
     Because our shares are relatively illiquid, a single stockholder with significant holdings or relatively small groups of stockholders have the power to influence matters requiring the approval of stockholders. Approximately 17% of our outstanding shares of common stock are owned by The Principals Cornerstone Fund Pty Ltd, an Australian company, which holds shares on trust for Messrs Denver, Hanley, Kiefel and Dr Adam, who are directors. These directors also hold shares directly and through other vehicles. Mr. Andrew Jane is one of our directors and a partner of CM Capital Investments Pty Ltd which holds approximately 9% of our shares. As directors, these individuals have the power to influence significantly all matters requiring the approval of our stockholders, including the election of directors and the approval of other significant resolutions, and their interests may conflict with those of the other stockholders. In addition, control of a significant amount of our common stock by insiders could adversely affect the market price of shares. Johnson & Johnson Development Corporation holds approximately 14% of our shares. For details of our substantial stockholders and the interests of our directors, refer to “Item 4 – Security Ownership of Certain beneficial Owners and Management”.
We have never paid a dividend and we do not intend to pay dividends in the foreseeable future which means that holders of shares of common stock and CDIs may not receive any return on their investment from dividends.
     To date, we have not declared or paid any cash dividends on our shares or CDIs and currently intend to retain any future earnings, if any, for funding growth. We do not anticipate paying any dividends in the foreseeable future.
Our holders of CDIs are not stockholders and do not have stockholder rights.
     The main difference between holding CDIs and holding our underlying shares is that a CDI holder has beneficial ownership of the equivalent number of shares instead of legal title. Legal title is held by CHESS Depositary Nominees Pty Ltd (“CDN”) and the shares are registered in the name of CDN and held by CDN on behalf of and for the benefit of CDI Holders. CDN is a wholly owned subsidiary of ASX. CDI holders will be entitled to all the economic benefits of the shares underlying their CDIs, such as dividends (if any), bonus issues or rights issues as though they were holders of the legal title. CDN as a stockholder of record will receive notice of stockholder meetings and be entitled to attend and vote at stockholder meetings. CDI holders will likewise be sent notices of stockholder meetings and are entitled to attend stockholder meetings but are not permitted to vote other than by giving directions on how to vote to CDN or as a proxy holder for CDN.

ITEM 2. FINANCIAL INFORMATION.
A. Selected Financial Data
     The following table represents our selected financial data for the dates and periods indicated. This data should be read together with, and is qualified in its entirety by reference to, “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our financial statements and notes thereto appearing in “Item 13. Financial Statements and Supplementary Data” of this Registration Statement. The selected financial data for the fiscal years ended December 31, 2004, 2005 and 2006 and the period from inception to December 31, 2006 has been derived from our consolidated audited financial statements, included elsewhere herein. Such financial statements are prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and are presented in US dollars (except as otherwise noted).

										Period from
										inception to
	Year ended December 31,									December 31,
	2002		2003		2004		2005		2006	2006
	US$		US$		US$		US$		US$	US$
Statement of Operations Data:

Revenue		—		—		—		—	—	—

Operating expenses:

Research and development (1)		$513,720		$1,008,967		$1,567,933		$1,591,829	$2,469,971	$7,152,420

General and administrative		117,866		288,570		395,246		703,036	1,689,925	3,194,643
Fair value of stock options issued to employees related to:

Research and development		—		—		—		—	106,463	106,463

General and administrative		—		—		—		—	197,717	197,717

Total operating expenses		631,586		1,297,537		1,963,179		2,294,865	4,464,076	10,651,243

Research and development income		750,000		1,000,000		1,816,813		2,086,013	2,000,000	7,652,826

Profit/(loss) from operations		118,414		(297,537)		(146,366)		(208,852)	(2,464,076)	(2,998,417)
Interest and other income		23,157		73,539		89,944		171,886	367,858	726,384

Net profit/(loss) before tax		141,571		(223,998)		(56,422)		(36,966)	(2,096,218)	(2,272,033)
Income tax expense		(30,901)		37,878		—		—	(122,821)	(115,844)

Net profit/(loss)		$110,670		$(186,120)		$(56,422)		$(36,966)	$(2,219,039)	$(2,387,877)

Per Share Data:

Basic and diluted net loss per share	US$	0.00	US$	0.00	US$	0.00	US$	0.00	(US$0.04)	(US$0.06)

Weighted average number of common stock used in calculating basic and diluted net loss per share (2)		36,919,286		43,533,269		43,533,269		45,573,580	49,408,822	43,050,568

(1)	Research and development expenses have been reduced by government research grants of US$0, US$0, US$0, US$468,576, US$436,015, in the fiscal years ended December 31, 2002, 2003, 2004, 2005, 2006 and US$904,591 for the period from inception to December 31, 2006, respectively.

(2)	All periods presented have been retroactively adjusted for an approximately 3,624.75 subdivision of our share capital effected immediately prior to the issue of shares under our initial public offering in Australian and concurrent US private placement in December 2006.

	Year ended December 31,
	2002	2003	2004	2005	2006
	US$	US$	US$	US$	US$
Balance Sheet Data:
Cash and cash equivalents	$499,139	$3,197,621	$3,225,446	$3,253,426	$23,885,198
Total assets	1,547,377	4,502,992	4,583,843	4,551,345	30,051,095
Long-term debt	—	—	—	—	—
Convertible preference shares (1)	—	3,000,000	3,000,000	3,000,000	—
Total stockholders’ (deficit) equity	1,359,831	4,406,521	4,327,608	4,167,079	27,914,725

(1)	Convertible preference shares were converted to shares of common stock immediately prior to the issue of shares under our initial public offering in Australian and concurrent US private placement in December 2006.
B. Supplementary Financial Information
     Not Applicable.
C. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes that appear elsewhere in this Registration Statement. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results may differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Registration Statement, particularly in “Risk Factors.”
Results of Operations
Overview
     Established in 2001, we are a specialist medical diagnostics company focused on the development, manufacture and commercialization of in vitro diagnostic test devices for point-of-care use. We have carried out in excess of two years of research and development on a point-of-care immunoassay blood test for C-reactive protein to detect inflammation and a point-of-care prothrombin time blood test for monitoring the therapeutic range of warfarin and have developed working prototypes of both tests. In 2002, we entered into a Development and Research Agreement with LifeScan pursuant to which we undertake contract research and development in the area of diabetes management and the development of a blood glucose test for diabetics. At the same time in 2002, we also entered into a License Agreement with LifeScan pursuant to which LifeScan granted us a license to use certain intellectual property in connection with our point-of-care test devices.
     All of our operating activities are undertaken through our wholly-owned subsidiary, Universal Biosensors Pty Ltd which is located in Australia. To date, we have funded our operations primarily through the sale of our equity securities, payments from LifeScan in connection with the Development and Research Agreement and government grants.
Development and Research Agreement with LifeScan
     On April 1, 2002, we entered into a Development and Research Agreement with LifeScan pursuant to which we agreed to perform certain research and development activities for LifeScan in the area of diabetes management to extend and develop the glucose sensor technology owned by LifeScan. We have granted to LifeScan a perpetual, royalty free, paid up, exclusive, worldwide right and license to such know-how in the fields of measurement of analytes for the purposes of diagnosing, managing and monitoring diabetes and the measurement of glucose in humans (“LifeScan Fields”).

     In consideration of undertaking the research and development, LifeScan makes quarterly payments to us. Since April 2002, we have received aggregate contract research funding from LifeScan of U.S.$7,652,826 as of December 31, 2006 (2002: U.S.$750,000, 2003: U.S.$1,000,000, 2004: U.S.$1,816,813, 2005: U.S.$2,086,013 and 2006: U.S.$2,000,000). The Development and Research Agreement automatically renews for successive one year periods on the same terms and conditions unless either party has given to the other party prior written notice of termination not less than nine months prior to the end of the relevant one year period, in which case the Development and Research Agreement will terminate at the end of the relevant one year period, or the agreement is otherwise terminated in accordance with its terms.
License Agreement with LifeScan
     In 2002, we entered into a License Agreement with LifeScan pursuant to which LifeScan granted to us a worldwide, royalty free, exclusive license to certain electrochemical cell technologies in all fields of use excluding the LifeScan Fields. LifeScan has retained all rights in the LifeScan Fields. Under the License Agreement, we have a limited right to sub-license, make, have made, use, and sell under and exploit in any way a range of key patents, patent applications and know-how owned by LifeScan, relating to electrochemical cell technologies in all fields excluding the LifeScan Fields, the rights to which are retained by LifeScan. We must pay LifeScan 50% of any royalties or payments we receive under any such sublicense. As additional consideration for the grant of the license by LifeScan, we have granted to LifeScan a worldwide, royalty free, irrevocable, non-exclusive license to make, have made, use, and sell under and exploit in any way in the LifeScan Fields, any improvements to the licensed electrochemical cell technologies made by us. We are also contractually bound to use our best efforts to exploit the licensed intellectual property outside the LifeScan Fields, for example, in our C-reactive protein and prothrombin times tests.
     The License Agreement may be terminated by LifeScan in the event that we fail to exploit the licensed patents and patent applications or if we are liquidated or wound up or commit a persistent and material breach of our obligations under the License Agreement and fail to rectify the breach within 90 days of written notice from LifeScan requiring it to do so. The License Agreement otherwise continues on a perpetual basis until the expiration of the last licensed LifeScan patent or patent application. LifeScan may also convert the license from an exclusive license to a non-exclusive license in certain limited circumstances where we fail to comply with the requirements of the License Agreement.
R&D Start Grant
     On October 1, 2004, Universal Biosensors Pty Ltd entered into a grant agreement with the Commonwealth of Australia under the R&D Start Grant Program. The Commonwealth of Australia has provided Universal Biosensors Pty Ltd with a grant of 50% of the eligible expenditure on a program for the development of a single step, disposable immunosensor platform up to a maximum grant amount of approximately U.S.$1,782,829 payable over the period to September 30, 2007, at which time the grant formally terminates. Universal Biosensors Pty Ltd has submitted an application for the grant to be extended to December 31, 2008. We have ongoing obligations beyond the program completion date, including continuing to use our best endeavors to commercialize the immunosensor platform on normal commercial terms within a reasonable time of completion of the program.
     Grant payments are made in accordance with an agreed schedule and are subject to the satisfaction by Universal Biosensors Pty Ltd of certain specified technical milestones and conditions and the Commonwealth of Australia having sufficient funding available. In addition, we are required to commit the necessary eligible expenditure, submit all progress reports due and demonstrate satisfactory progress and expenditure on the program. The Commonwealth of Australia may terminate the grant agreement for breach of the agreement by us, for failure to undertake the required research, if there is a change in control of Universal Biosensors Pty Ltd or us, or on the grounds of insolvency. In certain limited circumstances where Universal Biosensors Pty Ltd fails to use its best endeavors to commercialize the program within a reasonable time of completion or upon termination of the grant due to breach or insolvency, the Commonwealth of Australia may require Universal Biosensors Australia to repay some or the entire grant. We consider that the likelihood of being required to repay any of the grant funding is remote because we continue to act in good faith with respect to the grant. Research and development grants received were U.S.$0, U.S.$468,576, U.S.$436,015, in the fiscal years ended December 31, 2004, 2005, 2006 and U.S.$904,591 from inception to December 31, 2006, respectively.

Victorian State Government Grant
     On October 28, 2006, Universal Biosensors Pty Ltd entered into an agreement with the State of Victoria acting through its Department of Innovation, Industry and Regional Development. The State of Victoria has agreed to grant payments up to approximately U.S.$440,000 to support the establishment of a medical diagnostic manufacturing facility in Victoria for the manufacture of new technologies for disease monitoring and to increase support of local and export markets. These payments are subject to the achievement of milestones, which include capital expenditure by us of predetermined minimum amounts. The State of Victoria may require Universal Biosensors Pty Ltd to refund any amounts paid under the grant together with interest should we commit a breach of its obligations under the grant agreement. The State of Victoria may also withhold, suspend, cancel or terminate any payment or payments upon a failure to comply with obligations or if we choose not to proceed with these initiatives or if we become insolvent. To date no amounts have been received under this grant.
Critical Accounting Estimates and Judgments
     Our consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, income, costs and expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates.
     We believe that of our significant accounting policies, which are described in the notes to our consolidated financial statements, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, we believe that the following accounting policies are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.
Stock-Based Compensation
     We account for stock-based employee compensation arrangements using the modified prospective method as prescribed in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (R), Accounting for Stock-Based Compensation (SFAS 123(R)).
Research and Development Expenditures
     Research and development expenses consist of costs incurred to further our research and development activities and include salaries and related employee benefits, costs associated with building prototypes including meter development, regulatory activities, research-related overhead expenses, costs associated with developing a commercial manufacturing process, costs for consultants and related contract research, facility costs and depreciation. Research and development costs are expensed as incurred.
     We receive grant funding under government research grant agreements to undertake work on the applicable grant programs. In order to receive the grant funding, our existing grant agreements require us to incur specified eligible expenditure in the conduct of the applicable grant program. There are circumstances where grant funding may not be payable and there are certain limited circumstances, such as when we fail to use our best endeavors to commercialize the program within a reasonable time of completion of the program or upon termination of a grant due to our breach of the agreement or our insolvency, where we may be required to repay some or all of the research grants. The grants are recognized against the related research and development expenses as and when the relevant research expenditure is incurred. Grants received in advance of incurring the relevant expenditure are treated as deferred income and included in “Current Liabilities” on the balance sheet as we do not control the monies until the relevant expenditure has been incurred. Grants due to us are recorded as accrued income and included in “Current Assets”.
Property, Plant and Equipment
     Property, plant and equipment are recorded at acquisition cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the estimated useful lives of the related assets, which are generally three to ten years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related assets. Maintenance and repairs are charged to operations as incurred.
Income Taxes
     We apply Statement of Financial Accounting Standards No. 109 – Accounting for Income Taxes (SFAS 109) which establishes financial accounting and reporting standards for the effects of income taxes that result from a company’s activities during the current and preceding years. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Where it is more likely than not that some portion or all of the deferred tax assets will not be realized the deferred tax assets are reduced by a valuation allowance. The valuation allowance is sufficient to reduce the deferred tax assets to the amount that is more likely than not to be realized.
Research and Development Income
     Research and development income for the fiscal years ended December 31, 2006, 2005 and 2004 were primarily derived from LifeScan under the Development and Research Agreement and totaled U.S.$2,000,000, U.S.$2,086,013 and U.S.$1,816,813, respectively. We expect that we will receive in the order of U.S.$1,000,000 under the Development and Research Agreement for the fiscal year ending December 31, 2007. The payment is anticipated to be less in the fiscal year ending December 31, 2007 than in the fiscal years ended December 31, 2006, 2005 and 2004 as the blood glucose test has reached the product validation stage and research and development activities to be funded by LifeScan are expected to be reduced over the fiscal year ending December 31, 2007.
Research and Development Expenses
     Our operating expenses to date have substantially been for research and development activities. Research and development expenses consist of costs associated with research activities, as well as costs associated with our product development efforts, including pilot manufacturing costs. All research and development costs, including those funded by the R&D Start Grant Program, are expensed as incurred. Research and development expenses include:
•	consultant and employee related expenses, which include salary and benefits;
•	external research and development expenses incurred under agreements with third party organizations and universities; and
•	facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities, depreciation of leasehold improvements and equipment and laboratory and other supplies.
     Research and development expenses for years ended December 31, 2004, 2005, 2006 and for period from inception to December 31, 2006 are as follows:

	Years ended December 31,			Period from
	2004	2005	2006	inception to 31
				December
				2006
	U.S.$	U.S.$	U.S.$	U.S.$
Research and development expenses	1,567,933	2,060,405	2,905,986	8,057,011
Research grants received recognized against related research and development expenses	—	(468,576)	(436,015)	(904,591)

Research and development expenses as reported	1,567,933	1,591,829	2,469,971	7,152,420

     These expenses are related to developing our electrochemical cell platform technologies and diagnostic test pilot manufacturing production. We expect that our expenses will increase significantly during 2007 as we expand our research and development programs and expand our organization and develop a commercial manufacturing capability.
     We have not reported our internal historical research and development costs or our personnel and personnel-related costs on a project-by-project basis. Our programs share a substantial amount of our common fixed costs such as facilities, depreciation, utilities and maintenance. Accordingly, we do not track our research and development costs by individual research and development program.
     In addition, we expect research and development expenditures to grow as we advance our development programs and explore other commercial opportunities our technology platform can be applied to. We cannot predict what it will cost to complete our research and development programs or when they will be completed and commercialized. The timing and cost of any program is dependent upon achieving technical objectives, which are inherently uncertain and, both the C-reactive protein and prothrombin time tests still have a high degree of technical risk. In addition, our business strategy contemplates that if appropriate we may enter into collaborative arrangements with third parties for one or more of our programs. In the event that third parties assume responsibility for certain research or development activities, the estimated completion dates of those activities will be under the control of the third party rather than with us. We cannot forecast with any certainty, which programs if any, will be subject to future collaborative arrangements, in whole, or in part, and how such arrangements would affect our research and development plans or capital requirements.

     As a result of the uncertainties discussed above, we are unable to determine the duration and completion costs of our research and development programs or when and to what extent we will receive cash inflows from the commercialization and sale of products. Our inability to complete our research and development programs in a timely manner or our failure to enter into collaborative agreements, when appropriate, could significantly increase our capital requirements and could adversely impact our liquidity. These uncertainties could force us to seek additional, external sources of financing from time to time in order to continue with our strategy. Our inability to raise additional capital on terms reasonably acceptable to us, would jeopardize the future success of our business.
General and Administrative Expenses
     General and administrative expenses currently consist principally of salaries and related costs for personnel in executive, finance, accounting, information technology and human resources functions. Other general and administrative expenses include patent related costs, facility costs not otherwise included in research and development expenses, consultancy fees and professional fees for legal and accounting services.
     General and administrative expenses were, U.S.$395,246, U.S.$703,036 and U.S.$1,689,925 in 2004, 2005 and 2006, respectively. We expect that our general and administrative expenses will increase as we expand our legal and accounting staff and marketing and sales staff, add infrastructure and incur additional costs related to operating as a company whose shares in the form of CDIs are quoted on ASX and compliance costs associated with being a domestic United States issuer subject to SEC reporting requirements.
Fair value of stock options issued to employees
     As of January 1, 2006, we adopted Statement No. 123(R), “Share Based Payment”, or SFAS 123(R). The impact of the change in accounting policy applied prospectively resulted in the stock option expense being U.S.$0, U.S.$0, U.S.$304,180 and U.S.$304,180 for the years ended December 31, 2004, 2005, 2006 and for the period from inception to December 31, 2006.
     The following table represents information relating to stock options outstanding under the plans:

				Options
		Options Outstanding		Exercisable
	Exercise Price	Shares	Weighted average remaining life in years	Shares
2004	U.S.$0.29	2,076,982	9.0	663,329

2005	U.S.$0.29	1,844,997	8.0	1,207,042

2006	U.S.$0.33	2,011,736	9.1	532,838
	U.S.$0.29	1,808,751	7.0	1,772,503
Comparison of the Years Ended December 31, 2006 and 2005
Research and Development Income
     Our research and development income for 2005 and 2006 was U.S.$2,086,013 and U.S.$2,000,000, respectively recognized pursuant to the Development and Research Agreement.
Research and Development Expenses
     Research and development expenses increased to U.S.$2,469,971 in 2006 from U.S.$1,591,829 in 2005. The increase was due primarily to increased tenancy costs at our leased premises and related operating expenses, as well as increased staffing and other personnel related costs to support our research and development program. We expect that research and development expenses for pilot manufacturing and stability testing of our point-of-care tests will continue to increase in 2007. Included in the research and development expenses are Australian research grants of U.S.$468,576 and U.S.$436,015 received for the R&D Start Grant Program for 2005 and 2006, respectively.

General and Administrative Expenses
     General and administrative expenses increased to U.S.$1,689,925 in 2006 from U.S.$703,036 in 2005. This increase in expenses reflects growth in the size and complexity of our operations, as well as the incremental costs of having our shares in the form of CDIs quoted on ASX and compliance costs associated with becoming and United States domestic filer. We expect that our general and administrative expenses will increase as we expand our legal and accounting staff and marketing and sales staff, add infrastructure and incur additional costs related to operating as a company whose shares in the form of CDIs are quoted on ASX, including directors’ and officers’ insurance, investor relations programs, increased director fees and increased professional fees.
Fair value of stock options issued to employees
     As of January 1, 2006, we adopted Statement No. 123(R), “Share Based Payment”, or SFAS 123(R). The impact of the change in accounting policy is an increase in non-cash expenses of U.S.$304,180. Prior to January 1, 2006, we applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations, in accounting for its fixed-plan stock options. For periods prior to January 1, 2006, we complied with the disclosure only provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, or SFAS 123 hence no compensation charge was required.
Interest and other income
     Interest and other income increased from U.S.$171,886 in 2005 to U.S.$367,858 in 2006. The increase in interest income is attributable to the greater level of funds invested during the year. We commenced the 2006 financial year with U.S.$3,253,426 in cash. The cash and bank balance at the end of the 2006 financial year was U.S.$23,885,198. The increase in cash and bank balance during the financial year is as a result of private placements in mid 2006 in which U.S.$9,990,000 was raised and a private placement of our shares to United States accredited investors in December 2006 in which approximately U.S.$3,165,200 (equivalent to A$4,000,000) raised and an initial public offering of our shares in Australia in December 2006 in which approximately U.S.$14,243,400 (equivalent to A$18,000,000) was raised.
Income tax expense
     Income tax expense during the 2006 year relates to the reversal of research and development credits.
Net loss
     Net loss increased from U.S.$36,966 in 2005 to U.S.$2,219,039 in 2006 as a result of increased activity during the 2006 financial year thus resulting in increased research and development expenses and general and administrative expenses.
Basic and diluted net loss per share

	2005	2006
Net loss	U.S.$36,966	U.S.$2,219,039
Weighted average number of ordinary shares used as denominator in calculating basic and diluted net loss per share	45,573,580	49,408,822
Basic and diluted net loss per share	U.S.$0.00	(U.S.$0.04)
     The increase in basic and diluted net loss per share during the 2006 year is primarily due to increased losses sustained during the year.
Comparison of the Years Ended December 31, 2005 and 2004
Research and Development Income
     Our research and development income for 2004 and 2005 was U.S.$1,816,813 and U.S.$2,086,013 respectively recognized pursuant to the Development and Research Agreement.

Research and Development Expenses
     Research and development expenses increased to U.S.$1,591,829 in 2005 from U.S.$1,567,933 in 2004. Included in the research and development expenses are Australian research grants of U.S.$0 and U.S.$468,576 received under the R&D Start Grant Program for 2004 and 2005, respectively. The higher expenses during 2005 were due primarily to increased spending on the development of the blood glucose test.
General and Administrative Expenses
     General and administrative expenses increased to U.S.$703,036 in 2005 from U.S.$395,246 in 2004. This increase was primarily due to increased staffing and other personnel related costs and increased professional fees incurred during 2004. We also incurred increased consultant costs to manage and support our growth.
Interest and other income
     Interest and other income increased to U.S.$171,886 in 2005 from U.S.$89,944 in 2004. The increase in interest income is attributable to the greater returns on funds invested during the year.
Liquidity and Capital Resources
     Since inception, our operations have mainly been financed through the issuance of equity securities. Additional funding has come through payments received from LifeScan under the Development and Research Agreement, research grants and interest on investments. Through to December 31, 2006 we had received aggregate net cash proceeds from the following: (a) U.S.$29,852,668 from the issuance of equity securities; (b) U.S.$7,652,826 from LifeScan under our Development and Research Agreement; (c) U.S.$904,591 as contributions from government grants; and (d) U.S.$462,952 from interest on investments. As of December 31, 2006, we had U.S.$23,885,198 in cash, cash equivalents and short-term investments. Our cash and investment balances are held in money market accounts and short-term instruments. Cash in excess of immediate requirements is invested in short-term instruments with regard to liquidity and capital preservation.
     For the year ended December 31, 2006, we used net cash of U.S.$1,538,471 for operating activities. This consisted of a net loss for the period of U.S.$2,219,039, which included U.S.$231,613 of non-cash depreciation and amortization, and non-cash stock option expense of U.S.$304,180. Net cash used in investing activities during the year ended December 31, 2006 was U.S.$3,377,721, which included purchase of plant and equipment reflecting the commencement of the expansion of our manufacturing capabilities. Net cash provided by financing activities during the year ended December 31, 2006 was U.S.$25,533,159 resulting from the issue and sale of our preferred stock which raised U.S.$9,990,000 and U.S.$15,543,159 raised by way of a private placement of our shares to United States accredited investors and by way of an initial public offering of our shares in Australia.
     For the year ended December 31, 2005, net cash provided by operating activities was U.S.$207,570. This consisted of a net loss for the period of U.S.$36,966, which included U.S.$228,103 of non-cash depreciation and amortization. Net cash used in investing activities during the year ended December 31, 2005 was U.S.$214,682, which included purchases of plant and equipment. Net cash provided by financing activities during the year ended December 31, 2005 was U.S.$23,429 resulting from the exercise of options issued to employees.
     For the year ended December 31, 2004, net cash provided by operating activities was U.S.$218,926. This consisted of a net loss for the period of U.S.$56,422, which included U.S.$200,944 of non-cash depreciation and amortization. Net cash used in investing activities during the year ended December 31, 2004 was U.S.$190,023, which included purchases of plant and equipment.
     As at December 31, 2006, we had cash and cash equivalents of U.S.$23,885,198 as compared to U.S.$3,253,426 as at December 31, 2005. This increase was due to the receipt of net proceeds of U.S.$25,533,159 from the issue and sale of our equity securities in share placements and the initial public offer of our shares carried out in 2006. We anticipate continuing the preparations for regulatory clearance for a blood glucose test. However, the timing of any regulatory filing will be dependant on the requirements of LifeScan. If successful in our development and regulatory activities, we will seek to negotiate an agreement with LifeScan in relation to the manufacturing and supply of point-of-care tests. LifeScan have all rights with respect to the commercialization of the test. We believe that the proceeds of the recent initial public offering of our shares in Australia and private placement of our shares in the United States, together with our cash, cash equivalents and short-term marketable securities balances, and the interest we earn on these balances, will be sufficient to meet our anticipated cash requirements with a view to being capable of commercially manufacturing a blood glucose test at volumes suited to the market. In the event we are not able to generate revenue for the manufacturing and supply of the blood glucose test in 2008, we believe that our current cash and cash equivalents will be sufficient to fund our ongoing operations until the end of 2008. We note our forecasted ability to maintain our financial resources to support our operations for this period is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue one or more of our planned research, development and commercialization activities.

Operating Capital and Capital Expenditure Requirements
     We believe that the proceeds of the recent initial public offering of our shares in Australia and private placement of our shares in the United States, together with our cash, cash equivalents and short-term marketable securities balances, and the interest we earn on these balances, will be sufficient to meet our anticipated cash requirements with a view to being capable of commercially manufacturing a blood glucose test at volumes suited to the market. If our available cash, cash equivalents and short-term marketable securities are insufficient to satisfy our liquidity requirements, or if we develop additional products, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity and debt securities may (depending on the terms) result in dilution to our stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these securities could have rights senior to those of our common stock and could contain covenants that would restrict our operations. Any such required additional capital may not be available on reasonable terms, if at all. If we are unable to obtain additional financing, we may be required to reduce the scope of, delay or eliminate some or all of our planned research, development and commercialization activities, which could harm our business.
     As a result of the numerous risks and uncertainties associated with establishment of our commercial manufacturing capability and the development of commercialization of our point-of-care tests and our strategy of seeking to manufacture point-of-care devices on behalf of third parties, we are unable to estimate the exact amounts of our capital and working capital requirements. We estimate our capital expenditures in 2007 to be in the range of U.S.$7,000,000 to U.S.$8,000,000 for the purchase of equipment to support the scale-up of our manufacturing capability, developing and progressing the blood glucose test to the point where it is capable of commercial sale, for ongoing development of our existing products and for other ongoing research and development activities. Unless we are successful in negotiating for the potential third party purchaser of the Corporate Avenue premises to fund the fit out cost of our the new facilities in the manner contemplated by the section below entitled “Off-Balance Sheet Arrangement”, our capital expenditure in connection with the fitout is likely to be approximately U.S.$3,700,000. Our future funding requirements will depend on many factors, including, but not limited to:
•	continued income from LifeScan under our Development and Research Agreement;

•	any expenditures related to commercial production of our point-of-care tests during this period and the rate of progress and cost of our product development activities;

•	the success of our research and development efforts;

•	the emergence of competing or complementary technological developments;

•	costs related to the fitout of our manufacturing facility in Melbourne, Australia;

•	whether or not we are successful in negotiating a manufacturing and supply agreement with LifeScan in connection with the blood glucose test and whether we generate any revenue from any such arrangement in 2008;

•	our ability to scale our manufacturing operations to meet demand for our point-of-care tests;

•	revenue generated by sales of our point-of-care tests;

•	expenses we incur in manufacturing, developing, marketing and selling products;

•	costs and timing of additional regulatory approvals;

•	costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish; and

•	the acquisition of businesses, products and technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

Off-Balance Sheet Arrangement
     We are aware of the proposed sale of the Corporate Avenue property (the new facility which we have commenced leasing from September 2006 and expect to relocate to during the second half of 2007), from the existing owner to a third party. Management has entered into discussions with the proposed third party purchaser in order to seek to negotiate for that purchaser to fit out the Corporate Avenue premises at its cost (estimated to be U.S.$3,700,000) with the potential result that we would pay increased rental payments. Management considers that the advantage of the proposal would be to over time free up the cash that would otherwise be used in the upgrade of the new facilities and enable us to use those funds on our core research and development activities. As proposed, the future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2006 would be:

U.S.$
Less than 1 year	877,174
1 – 3 years	1,788,142
3 – 5 years	1,840,443
More than 5 years	5,670,007

Total minimum lease payments	10,175,766

Contractual Obligations
     Our future contractual obligations primarily for future rental payment obligations on the current office and manufacturing space, including financing costs, at December 31, 2006 were as follows:

	Payments Due By Period
		Less than 1			More than 5
	Total	year	1 – 3 years	3 – 5 years	years
Long-Term Debt Obligations	—	—	—	—	—
Capital Lease Obligations	—	—	—	—	—
Operating Lease Obligations	2,824,014	350,251	734,297	786,598	952,868
Purchase Obligations	—	—	—	—	—
Other Long-Term Liabilities on Balance Sheet under GAAP	55,426	—	—	—	55,426
Total	2,879,440	350,251	734,297	786,598	1,008,294
Segments
We operate in one segment. Our principal activities are the research, development, manufacture and commercialization of in vitro diagnostic test devices for point-of-care use. We operate predominantly in one geographical area, being Australia.
Recent Accounting Pronouncements
     In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154 – Accounting Changes and Error Corrections (SFAS 154), a replacement of Accounting Principles Board Opinion No. 20 (APB 20) and Statement No. 3 (SFAS 3), which previously addressed accounting changes. SFAS 154 establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. SFAS 154 carries forward without change the guidance in APB 20 for reporting the correction of an error in previously issued financial statements. SFAS 154 was effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard has not had a material impact on our consolidated financial statements.
     In June 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, Accounting for Income Taxes,” which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation requires that we recognize in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning January 1, 2007 with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We are currently evaluating the possible impact of FIN 48 on our consolidated financial statements.

     In September 2006, the Securities and Exchange Commission, or SEC, released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (SAB 108). SAB 108 is applicable for the current year and provides guidance on how the effects of the carryover or reversal of prior year financial statement misstatements should be considered in quantifying a current year misstatement. Prior practice allowed the evaluation of materiality on the basis of (1) the error quantified as the amount by which the current year income statement was misstated (rollover method) or (2) the cumulative error quantified as the cumulative amount by which the current year balance sheet was misstated (iron curtain method). Reliance on either method in prior years could have resulted in misstatement of the financial statements. The guidance provided in SAB 108 requires both methods to be used in evaluating materiality. Immaterial prior year errors may be corrected with the first filing of prior year financial statements after adoption. The cumulative effect of the correction would be reflected in the opening balance sheet with appropriate disclosure of the nature and amount of each individual error corrected in the cumulative adjustment, as well as a disclosure of the cause of the error and that the error had been deemed to be immaterial in the past. The adoption of SAB 108 did not have a material impact on our consolidated financial statements.
     In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS No. 157). This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosure related to the use of fair value measures in financial statements. SFAS No. 157 does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in GAAP. The Standard emphasizes that fair value is a market-based measurement and not an entity-specific measurement based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). SFAS No. 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. The Statement is to be effective for our financial statements issued in 2008; however, earlier application is encouraged. We believe that SFAS No. 157 will not have a material impact on our consolidated financial statements.
     In September 2006 the FASB also issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. Because we do not have a defined benefit pension plan or other qualifying post retirement plan our adoption of SFAS No. 158 did not have a material effect on our consolidated financial position or results of operations.
     D. Quantitative and Qualitative Disclosures about Market Risk
     Our exposure to market risk is limited to interest income sensitivity, which is affected by changes in the general level of Australian interest rates, particularly because the majority of our investments are in Australian dollars in cash and cash equivalents. The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive without significantly increasing risk. Our investment portfolio is subject to interest rate risk and will fall in value in the event market interest rates increase. Due to the short duration of our investment portfolio, we believe an immediate 10% change in interest rates would not be material to our financial condition or results of operations.

ITEM 3. PROPERTIES.
     We currently occupy premises at 103 Ricketts Road, Mt Waverley Victoria 3149, Australia. The premises at 103 Ricketts Road are approximately 2,400 square meters and have been suitable for our administration, research and development and pilot scale manufacturing to date. Universal Biosensors Pty Ltd’s current lease of the premises at 103 Ricketts Road expires on September 6, 2007. Universal Biosensors Pty Ltd has entered into a lease of a property of approximately 8,000 square meters which comprises approximately 5,000 square meters of office, research and development and manufacturing facilities, at 1 Corporate Avenue, Rowville in Melbourne, Australia and the balance of the space used for car parking and excess land. Once fitted out, these facilities will be suitable for our continued administration and research and development activities as well as initial commercial scale manufacture of point-of-care tests. The new facilities are in the process of being fitted out and are expected to be ready for occupation in the second half of 2007. The lease for the new premises at 1 Corporate Avenue expires on March 31, 2014 with two options to renew the lease for successive five year periods. We will continue to occupy the premises at 103 Ricketts Road, Mt Waverley until the fit out of the new premises is complete. We anticipate that we will expend approximately U.S.$3,700,000 in connection with the fit out and the establishment of the new premises (refer to discussion above in relation to negotiations with the potential new owner).
     We intend to manufacture the disposable test strips for each of our existing and future point-of-care tests using our own custom manufacturing equipment. During 2006, we ordered the construction of large scale custom designed manufacturing equipment some of which has been delivered. Our manufacturing equipment is based on pilot manufacturing equipment developed and tested by our scientists and engineers. The key manufacturing equipment includes the Slit/Vial System and Strip Manufacturing Machines. We expended approximately U.S.$160,000, U.S.$70,000 and U.S.$4,475,000 in the years ended December 31, 2004, 2005 and 2006, respectively in relation to the acquisition of manufacturing equipment. In the period December 31, 2006 to April 1, 2007, we have committed an additional U.S.$500,000 to the acquisition of additional manufacturing equipment.
     Depending on the specific point-of-care test and the number of strips required to be manufactured, it may become necessary in the future for us to acquire additional large scale equipment to satisfy manufacturing demand. We expect that with minor modifications, the manufacturing equipment would be suitable for the commercial manufacture of the strips for the three tests currently being developed by us and, given the nature of the technologies, is likely to be able to be used for any future tests that may be developed.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.
Principal Stockholders
     The following table presents certain information known to us regarding beneficial ownership of our shares of common stock as of April 1, 2007 by the following persons:
•	each person known by us to be the beneficial owner of more than 5% of our common stock;
•	our executive officers;
•	our directors; and
•	our executive officers and directors as a group.
     Beneficial ownership is determined according to the rules of the Securities and Exchange Commission and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options and warrants that are exercisable within 60 days. Information with respect to beneficial ownership has been furnished to us by each director, executive officer and owner of 5% or more of our shares. Holders of our CDIs have beneficial ownership of an equivalent number of our shares. Unless otherwise indicated, to our knowledge, each holder of our CDIs possesses sole power to direct CDN how to vote and has investment power over the shares listed, except for shares owned jointly with that person’s spouse.
     The below table lists applicable percentage ownership based on 128,086,971 shares of common stock outstanding as of April 1, 2007 and 2,435,832 options to purchase our shares that are exercisable within 60 days of April 1, 2007. Options to purchase our shares that are exercisable within 60 days of April 1, 2007 are deemed to be beneficially owned by the person holding these options for the purpose of computing percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other holder.
     Unless otherwise indicated in the table below, the address for each of the persons listed in the table below is c/o Universal Biosensors, Inc. 103 Ricketts Road, Mt Waverley, Victoria 3149, Australia.

		Percentage of
Name and Address of Beneficial Owner	Number of Shares(1)	Class
Johnson & Johnson Development Corporation 410 George Street, New Brunswick, NJ 08901, US	18,231,729	14.23%
CM Capital Venture Trust No. 3 (2) Level 4, 167 Eagle Street Brisbane QLD 4000, Australia	15,196,879	11.86%
George Kepper Superannuation Fund/ George Kepper (3) 266-268 Maroondah Highway Mooroolbark Victoria 3138, Australia	7,840,338	6.12%
Mark Morrisson (4)	318,978	*
Salesh Balak	Nil	*
Cameron Billingsley (5)	200,000	*
Garry Chambers (6)	2,337,965	1.82%
Ron Chatelier Ph.D(7)	1,595,330	1.24%
Alastair Hodges Ph.D (8)	3,827,738	2.97%
Andrew Denver (9)	7,932,005	6.19%
Colin Adam Ph.D (10)	6,626,951	5.17%
Denis Hanley (11)	8,295,105	6.48%
Andrew Jane (12)	15,196,879	11.86%
Charles Kiefel (13)	5,844,005	4.56%
Elizabeth Wilson (14)	1,015,000	*
Total Directors and Executives as a group (11 persons)	53,189,956	40.95%

*	Represents beneficial ownership of less than one percent of our outstanding ordinary shares.

(1)	Includes shares issuable pursuant to options exercisable within 60 days of April 1, 2007. The figures represent the amounts last notified to us unless otherwise stated. The relevant stockholders may have acquired or disposed of share since the last notification that are not reflected.

(2)	Includes (i) 11,688,767 shares in the form of CDIs held by CM Capital Investments Pty Ltd as trustee of the CM Capital Venture Trust No.3; and (ii) 3,508,112 shares in the form of CDIs held by CIBC Australia VC Fund LLC as general partner of the Australia Venture Capital Fund L.P., of which CM Capital Investments Pty Ltd is a special limited partner.

(3)	George Kepper Superannuation Fund’s shares in the form of CDIs are held on trust by Kaasim Pty Ltd. Mr. George Kepper is the primary beneficiary of the George Kepper Superannuation Fund.

(4)	Mark Morrisson holds 318,978 options exercisable within 60 days of April 1, 2007.

(5)	A trust of which Cameron Billingsley is a potential beneficiary holds 200,000 shares in the form of CDIs.

(6)	Includes: (i) 1,750,755 shares in the form of CDIs Garry Chambers holds directly; and (ii) 587,210 employee options exercisable within 60 days of April 1, 2007.

(7)	Includes: (i) 1,468,464 shares in the form of CDIs Ron Chatelier holds directly; and (ii) 126,866 employee options exercisable within 60 days of April 1, 2007.

(8)	Includes: (i) 3,048,416 shares in the form of CDIs Alastair Hodges holds directly; and (ii) 779,322 employee options exercisable within 60 days of April 1, 2007.

(9)	Includes: (i) 1,087,425 shares in the form of CDIs Andrew Denver holds directly; (ii) 1,181,812 shares in the form of CDIs held by a trust of which Andrew Denver is a potential beneficiary; and (iii) 5,662,768 shares in the form of CDIs held by The Principals Cornerstone Fund Pty Ltd on trust for Andrew Denver.

(10)	Includes: (i) 964,183 shares in the form of CDIs held by two trusts of which Colin Adam is a potential beneficiary; and (ii) 5,662,768 shares in the form of CDIs held by The Principals Cornerstone Fund Pty Ltd on trust for Colin Adam.

(11)	Includes: (i) 2,313,230 shares in the form of CDIs which Denis Hanley holds directly; (ii) 319,105 shares in the form of CDIs held by a trust of which Denis Hanley is a potential beneficiary; and (iii) 5,662,770 shares held by The Principals Cornerstone Fund Pty Ltd on trust for Denis Hanley.

(12)	Includes: (i) 11,688,767 shares in the form of CDIs held by CM Capital Investments Pty Ltd as trustee of the CM Capital Venture Trust No.3; and (ii) 3,508,112 shares in the form of CDIs held by CIBC Australia VC Fund LLC as general partner of the Australia Venture Capital Fund L.P., of which CM Capital Investments Pty Ltd is a special limited partner. Andrew Jane is a partner of CM Capital Investments Pty Ltd. Andrew Jane may be taken to have an indirect pecuniary interest in an indeterminate portion of all shares of common stock held by CM Capital Investments Pty Ltd as trustee for CM Capital Venture Trust No. 3 and CIBC Australia VC Fund LLC as general partner of the Australia Venture Capital Fund L.P. Andrew Jane disclaims beneficial ownership in such shares, except to the extent of his pecuniary interest therein.

(13)	Includes: (i) 181,237 shares in the form of CDIs Charles Kiefel holds directly; and (ii) 5,662,768 shares in the form of CDIs The Principals Cornerstone Fund Pty Ltd holds on trust for Charles Kiefel.

(14)	Includes: (i) 1,000,000 shares in the form of CDIs Elizabeth (Jane) Wilson holds directly; and (ii) 15,000 shares in the form of CDIs held as trustee.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.
The following table sets out the name, age and position of each of the members of our board of directors and our executive officers at April 1, 2007:

Name	Age	Position
Mark Morrisson	45	Chief Executive Officer and Executive Director
Salesh Balak	38	Chief Financial Officer
Cameron Billingsley	30	Company Secretary
Garry Chambers	43	Vice President, Operations
Alastair Hodges, Ph.D.	47	Chief Scientist
Ronald Chatelier, Ph.D.	47	Chief Research Scientist
Andrew Denver	58	Chairman and Non-executive Director
Colin Adam, Ph.D.	63	Non-executive Director
Denis Hanley	59	Non-executive Director
Andrew Jane	45	Non-executive Director
Charles Kiefel	51	Non-executive Director
Elizabeth (Jane) Wilson	48	Non-executive Director
Executive Officers and Directors
Mr. Mark Morrisson BSc. (Hons.)
Mr. Morrisson has served as our Chief Executive Officer since July 2005 and has been an executive director of us since August 2006 and a director of Universal Biosensors Pty Ltd since August 9, 2005. Mark Morrisson’s term of appointment as a director of us ends on the date of our 2008 annual general meeting. After training as a biochemist with the University of Queensland in Australia, in 1986 Mark Morrisson then joined AGEN Biomedical Ltd, a company focused on the advanced medical diagnosis of human diseases and a thrombosis and blood clot specialist. Mr. Morrisson became a member of AGEN Biomedical Ltd’s global management executive team as Vice President of Marketing in 1992 and left AGEN Biomedical Ltd in 1995. More recently in 2005, Mr. Morrisson worked as an advisor and consultant for Thallo Biosciences, a San Francisco based corporate and strategic advisor serving the biotechnology and life sciences industries. Between 2001 and 2005, Mr. Morrisson served as an investment manager for CM Capital Investments Pty Ltd, a Brisbane based venture capital investment company where he led that firm’s investment rounds into CathRx Ltd and Pharmaxis Ltd. Mr. Morrisson holds a Bachelor of Science Degree in Biochemistry (Hons.).
Mr. Salesh Balak B.A., C.A.
Mr. Balak has served as our Chief Financial Officer since November 2006. Prior to joining Universal Biosensors, he was chief financial officer and company secretary of Pearl Healthcare Limited, an ASX listed entity engaged in the manufacturing and healthcare sector. Salesh Balak joined Pearl Healthcare Limited in April 2003 initially as its Group Accounting Manager and was promoted to Chief Financial Officer in June 2004. Whilst at Pearl Healthcare Limited, Mr. Balak was instrumental in the successful acquisition of four businesses and integration of its existing businesses. Prior to joining Pearl Healthcare Limited, Salesh Balak spent 13 years in the Business Services, Audit and Financial Advisory Services divisions of KPMG in both the Melbourne and Fiji offices. He holds a Bachelor of Arts in accounting and economics and is a member of the Institute of Chartered Accountants and Certified Practicing Accountants.

Mr. Cameron Billingsley L.L.B. (Hons.), B.A.
Mr. Billingsley has served as our Company Secretary since February 2006. Mr. Billingsley has been involved with us as a corporate attorney since our incorporation in 2001. Cameron Billingsley is a corporate lawyer and is the principal and founder of PFM Legal Pty Ltd, a company established to provide company secretarial and general counsel services to Australian technology businesses and has been engaged in this business since April 2004. Cameron Billingsley provides his services as Company Secretary and general legal counsel to us through PFM Legal Pty Ltd. Prior to establishing PFM Legal Pty Ltd, Mr. Billingsley was a corporate lawyer at Piper Alderman Solicitors in Sydney, Australia between January 2001 and April 2004. Mr. Billingsley is also a director of The Principals Funds Management Pty Ltd, which help Australian technology businesses commercialize their technologies. Mr. Billingsley holds a Bachelor of Laws (Honors) and Bachelor of Arts from the University of Technology, Sydney in Australia.
Mr. Garry Chambers
Mr. Chambers has served as our Head of Engineering since April 2002 and as Vice President of Operations since September 1, 2006. Prior to joining Universal Biosensors Pty Ltd, Mr. Chambers was a senior engineer with MediSense (UK), one of the first biotechnology companies to produce mass market biosensors. In 1991, Garry Chambers migrated to Australia to join Memtec Limited, a company involved in the operation, design and installation, filtration and separation of products for water supply and waste water recycling plants, to work on sensor technologies. From 1999 to 2001, he was part of a core team based in the United States, developing the glucose sensor technology. Mr. Chambers is an inventor on 13 patents issued and pending.
Dr. Alastair Hodges BSc. (Hons.), Ph.D.
Dr. Hodges has been working in the field of electrochemical sensors for the last 12 years and has served as our Chief Scientist since April 2002. Dr. Hodges has a BSc. (Hons.) in chemistry and gained a Ph.D. in electrochemistry from the University of Melbourne in 1987. Dr. Hodges worked as a research scientist, then senior and principle research scientist in the Defense Science and Technology Organization and the CSIRO in the fields of electrochemistry and transport processes, particularly involving membranes, until 1995, when he joined Memtec Limited to work on sensor technologies. Memtec was involved in the operation, design and installation, of filtration and separation products for water supply and waste water recycling plants. From 1999 to 2001 Dr. Alastair Hodges led a team that worked in the US on the development of glucose sensor technology. Dr. Hodges has published thirteen papers in refereed journals, is the primary inventor of issued patents in 24 families and has pending patent applications in a further 10 families.
Dr. Ron Chatelier BSc. (Hons.) Ph.D.
Dr. Chatelier has been our Chief Research Scientist since April 2002. Dr. Chatelier has a BSc (Hons) and Ph.D. (Physical Biochemistry) from the University of Melbourne in 1985 where he worked on fluorescence spectroscopy in biological membranes. Following this, Dr. Chatelier developed flow cytometric assays of growth factors binding to cells at the Ludwig Institute for Cancer Research in Melbourne and was a Fogarty Fellow at the National Institutes of Health in Bethesda MD, working on the statistical physics of concentrated protein solutions. Dr. Chatelier joined the CSIRO in 1988 and worked on polymeric biomaterials for cardiovascular applications, and then on the surface modification of ophthalmic materials. From 1999 to 2001, he was part of a core team based in the United States, developing the glucose sensor technology. Dr. Chatelier has developed novel chemistries, voltage pulse sequences and analyses for the sensors. Dr. Chatelier is one of our founding employees and stockholders. He has 55 papers in refereed journals and 15 patents in the areas of polymeric biomaterials and electrochemical biosensors.
Mr. Andrew Denver BSc. (Hons.), M.B.A., F.A.I.C.D.
Mr. Denver has served as our non-executive Chairman since September 2005 and is a member of the Audit & Risk Management Committee. Prior to this date, Andrew Denver has served as a non executive director of us since December 2002. Mr. Denver has served as a director of Universal Biosensors Pty Ltd since December 31, 2002. Mr. Denver’s term of appointment as a director of us ends on the date of our 2009 annual general meeting. Between 2002 and 2005, Mr. Denver was President of Pall Asia, a subsidiary of Pall Corporation formed on the acquisition by Pall Corporation of US Filter’s Filtration and Separations business, where he was also President. Pall Corporation is a technology based filtration, separation and purification multinational company. Andrew Denver is a founder and director of The Principals Funds Management Pty Ltd, a company which helps Australian technology businesses commercialize their technologies. Mr. Denver is a non-executive director of CathRx Ltd, Anzon Australia Ltd and Cochlear Ltd. Mr. Denver graduated from the University of Manchester with a Bachelor of Science Degree (Honors) in Chemistry and achieved a distinction in his M.B.A. at the Harvard Business School and is a Fellow of the Australian Institute of Company Directors.

Dr. Colin Adam B.E. (Met.), Ph.D.
Dr. Adam has been a non-executive director of us since December 2006 and a director of Universal Biosensors Pty Ltd since July 2002. Dr. Adam’s term of appointment as a director of us ends on the date of our 2007 annual general meeting which is expected to be held in May 2007. Dr. Colin Adam will seek reappointment for three years as a Class III director at this time. Dr. Adam is a member of the Remuneration and Nomination Committee. In 2000, Dr. Adam was the Acting Chief Executive of the Commonwealth Scientific and Industrial Research Organization (“CSIRO”), the peak Australian Government body with a mission for technological development and industrial research and development. Prior to that between 1996 to 1999, Dr. Adam was Deputy Chief Executive directly responsible for all the CSIRO’s commercial activity. Prior to working with the CSIRO, Dr. Adam’s career has included executive positions within the US aerospace industry for Pratt & Whitney Aircraft in Florida and Allied Corporation in New Jersey. Dr. Adam has served as a member of the Australian Government’s Industry Research and Development Board, the Australian Prime Minister’s Science Engineering and Innovation Council and the Victorian Premier’s Science, Engineering and Technology Taskforce. Dr. Adam is a founder and director of The Principals Funds Management Pty Ltd, a company which helps Australian technology businesses commercialize their technologies. Dr. Adam serves on the board of Ausmelt Limited and has a Bachelor of Metallurgical Engineering Degree and a Ph.D. in Metallurgy from the University of Queensland.
Mr. Denis Hanley A.M., M.B.A., F.C.P.A., F.A.I.C.D.
Mr. Hanley has served as a non-executive director of the Company since September, 2001 and is a member of the Audit & Risk Management Committee. Denis Hanley’s term of appointment as a director of us ends on the date of our 2008 annual general meeting. Mr. Hanley is a qualified accountant and company director with more than 35 years experience in the management of technology-based growth businesses. Mr. Hanley has significant experience in developing and commercializing new technology based Australian corporations to become successful global entities. His experience includes 14 years as chief executive officer of Memtec Limited, growing the start-up company to become an international force in filtration and separations technology, listed on the New York Stock Exchange. Prior to this, Mr. Hanley spent more than a decade at global medical company Baxter Healthcare, both in the U.S. and also as Australian Managing Director. Mr. Hanley has served on the Australian Industry Research and Development Board and various technology councils and roundtables. Denis Hanley is a founder and director of The Principals Funds Management Pty Ltd, a company which helps Australian technology businesses commercialize their technologies. Mr. Hanley is currently non-executive Chairman of Pharmaxis Ltd, CathRx Ltd and Lochard Ltd. Mr. Hanley holds an M.B.A. with High Distinction from Harvard Graduate School of Business, where he was named a Baker Scholar.
Mr. Andrew Jane BSc. (Hons.), MSc.
Mr. Jane has served as a non-executive director of the Company since August 2006 and is Chairman of the Remuneration and Nomination Committee. Andrew Jane was a director of Universal Biosensors Pty Ltd between August 15, 2006 and December 6, 2006. Mr. Jane’s term of appointment as a director of us ends on the date of our 2009 annual general meeting. In 2003, Mr. Jane joined CM Capital Investments Pty Ltd, a Brisbane based venture capital investment company, as an Investment Manager and was promoted to Partner in 2006. Prior to this, Mr. Jane worked for Lake Technology, an audio technology company as Director of Business Development and Licensing, where he worked closely with Lake Technology’s strategic partner, Dolby Laboratories an audio technology company in San Francisco, and was responsible for a significant number of global licensing deals during his four years there. Prior to Lake Technology, Mr. Jane held R&D management positions of increasing responsibility at AGEN Biomedical and the CSIRO. Mr. Jane is currently a director of Advent Pharmaceuticals Pty Ltd and an observer to the board of Metastatix, Inc. Andrew Jane received his Master of Science in Instrumentation from the University of Manchester Institute of Science and Technology and holds a Bachelor of Science (Honors) in Physics from St Andrews University in Scotland.
Mr. Charles Kiefel B.Com., F.C.A., F.A.I.C.D.
Mr. Kiefel has served as a non-executive director of us since December 2006 and was a director of Universal Biosensors Pty Ltd between September 2002 and December 6, 2006. Charles Kiefel’s term of appointment as a director of us ends on the date of our 2007 annual general meeting which is expected to be held in May 2007. Mr. Kiefel will seek reappointment for three years as a Class III director at this time. Mr. Kiefel is member of the Audit & Risk Management Committee is a Fellow of the Institute of Chartered Accountants in Australia and a Fellow of the Australian Institute of Company Directors. Mr. Kiefel has more than 20 years experience in finance, investment banking and the investment sector in London with Lazard Bros, New York with Lazard Freres, Sydney with Ord Minnett and with ANZ Investment Bank. Mr. Kiefel is a founder and director of The Principals Funds Management Pty Ltd, a company which helps Australian technology businesses commercialize their technologies. Charles Kiefel is Chairman of the Military Superannuation Board and serves on the advisory boards of two of Australia’s largest private equity funds, Pacific Equity Partners Fund and CHAMP II Fund. Mr. Kiefel is a Director of Business Development for two major US money managers, Turner Investment Partners and LSV Asset Management and is also a non-executive director of Pharmaxis Ltd.

Dr. Elizabeth Wilson M.B.B.S., M.B.A., F.A.I.C.D.
Dr. Wilson has served as a non-executive director and independent member of the board of directors of Company since December 2006. Dr. Wilson is Chairman of the Audit & Risk Management Committee and a member of the Remuneration and Nomination Committee. Dr. Wilson’s term of appointment as a director of us ends on the date of our 2008 annual general meeting. Dr. Wilson is the Finance Director of the Winston Churchill Memorial Trust and was the inaugural Chair of Horticulture Australia Ltd from 2000 to 2004. She is involved in a number of charitable and cultural organizations and has also served on the Queensland Government Biotechnology Taskforce and the boards of Energex Ltd, WorkCover Queensland, AGEN Biomedical Limited and Protagonist Ltd. Dr. Wilson is a member of the Queensland Premier’s Smart State Council and a member of the University of Queensland Senate. She has an M.B.A. from the Harvard Business School where she studied agribusiness and the health sector. Dr. Wilson is the current Chairman of IMBcom Limited, the commercialization company of the Institute for Molecular Bioscience, and is Immediate Past President of the Australian Institute of Company Directors – Queensland Division, as well as a director of CathRx Ltd, UQ Holdings Ltd and the National Archives Advisory Council.
There are no family relationships between any of our executive officers or directors.
Our board of directors
     Our board of directors currently consists of six non-executive directors and one executive director. The board of directors has been structured as a ‘staggered Board’ comprising three classes of directors with members in each class of directors serving for staggered three-year terms or until his or her successor is duly elected or until his or her earlier death, resignation or removal. The board of directors consists of two Class I directors (currently Mr. Andrew Denver and Mr. Andrew Jane), three Class II directors (currently Mr. Denis Hanley, Dr. Elizabeth Wilson and Mr. Mark Morrisson) and two Class III directors (currently Mr. Charles Kiefel and Dr. Colin Adam), whose initial terms will expire at the our annual meetings of stockholders to be held in 2009, 2008 and 2007 respectively. Subject to the Listing Rules, any additional director of any class elected to fill a vacancy will hold office for a term that coincides with the remaining term of that class. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. In general terms, directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 70% of the voting power of our then outstanding share capital. Any vacancy on our board of directors that results from an increase in the number of directors may be filled by a majority of our board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors may be filled by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director.
     Nominations of persons for election to our board of directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors in accordance with the requirements of our amended and restated certificate of incorporation (“certificate of incorporation”) and amended and restated by-laws (“by-laws”). Stockholders wishing to appoint a director must give timely notice thereof in proper written form. To be timely, a stockholder’s notice in the form required by our certificate of incorporation and by-laws must be delivered to or mailed and received at our principal executive offices: (a) in the case of an annual meeting, not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting, provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting.
Committees
     We have established a Remuneration and Nomination Committee consisting of Dr. Colin Adam, Dr. Elizabeth Wilson and Mr. Andrew Jane (chairman). We have also established an Audit and Compliance Committee consisting of Mr. Andrew Denver, Mr. Denis Hanley, Mr. Charles Kiefel and Dr. Elizabeth Wilson (chairman). The Audit and Compliance Committee is governed by a formal charter.
Corporate Governance
     We are not listed on a U.S. securities exchange and, therefore, not subject to the corporate governance requirements of any such exchange, including those relating to the independence of directors. However, we consider all of our directors to be “independent directors” as defined under the Marketplace Rules of the Nasdaq Stock Market, except for Mr. Mark Morrisson who is an executive officer and employee.

     In reaching this conclusion with respect to Messrs. Hanley, Denver, Kiefel and Dr. Adam we have considered that we paid US$325,000 in consideration for capital raising services in the year ended December 31, 2006, to The Principal Funds Management Pty Ltd., a corporation of which each owns 25% and of which each is a director. See “Item 7 – Certain Relationships and Related Transactions and Director Independence.” These fees represented more than 5% of the revenues of The Principal Funds Management Pty Ltd; however, none of Messrs. Hanley, Denver, Kiefel or Dr. Adam is an employee or executive officer or a controlling shareholder of The Principal Funds Management Pty Ltd.
     As a result, we do not believe these transactions would interfere with the ability of any of these directors to exercise independent judgment in carrying out his responsibilities as a director.
     In reaching the conclusion that Mr. Jane is independent we have considered his relationship as a partner with CM Capital Investments Pty Ltd., which (i) serves as trustee for CM Capital Venture Trust No. 3 which beneficially owns 11,688,767 of our shares and (ii) is a special limited partner of Australia Venture Capital Fund L.P. which holds 3,508,112 of our shares through its general partner, Australia Venture Capital Fund L.P.
     We do not believe Mr. Jane’s indirect interest in these shares would interfere with his ability to exercise independent judgment in carrying out his responsibilities as a director.
     In reaching the conclusion that Dr. Wilson is independent we have considered that she is the spouse of Mr. Steven Wilson who is a substantial stockholder and officer of the parent company of Wilson HTM Corporate Finance Pty Ltd, the underwriter of our initial public offering in Australia in December 2006 which received underwriting fees from us in an amount that was less than 5% of such underwriter’s revenues for its fiscal year.
     We do not believe this transaction would impair Dr. Wilson’s ability to exercise independent judgment in carrying out her responsibilities as director.
     We are also subject to the corporate governance requirements of the ASX Listing Rules which include guidelines for determination of whether a director should be considered independent for purpose of the ASX Listing Rules. Under these guidelines in order for a director to be independent the board must generally conclude that such director, among other things, is not a “substantial shareholder.” Under these guidelines the holdings of a shareholder are typically considered substantial if they exceed 5% of the outstanding shares. As a result under the ASX Listing Rules Messrs. Hanley, Denver, Jane, Kiefel and Dr. Adam may not be considered independent.

ITEM 6. EXECUTIVE COMPENSATION.
Compensation Discussion and Analysis
Principles used to determine the nature and amount of remuneration
     The objective of our executive reward framework is to ensure reward for performance is competitive and appropriate for the results delivered. The framework aligns executive reward with achievement of strategic objectives and the creation of value for stockholders. Our performance depends upon the quality of our directors and executives. In order to attract, motivate and retain highly skilled directors and executives, we embody the following principles in our remuneration framework:-
•	Provide competitive remuneration to attract, motivate and retain high caliber directors and executives with appropriate skills and experience;
•	Remunerate with a mix of short and long term components;
•	Remunerate executives according to individual performance and pre-determined benchmarks through cash bonuses; and
•	Link executive remuneration to stockholder value through options.
     The Remuneration and Nomination Committee has processes in place to review the performance of the Board of Directors and our senior executives. Our Remuneration and Nomination Committee takes into consideration elements such as the following in setting compensation policies:
•	peer group comparisons with our financial performance;
•	regulatory requirements;
•	rate of employee turnover;
•	content and effectiveness of our employee training;
•	results of any employee surveys; and
•	ability to retain and attract new employees.
     Corporate performance is also taken into account in setting compensation policies and making compensation decisions. The following is taken into consideration:
•	milestones achieved by us;
•	share price;
•	free cash flow per share;
•	earnings per share; and
•	actual compared to budgeted results
     Our executive remuneration comprises of separate and distinct components. The framework provides a mix of fixed pay and a blend of short and long-term incentives. As executives gain seniority with the group, the balance of this mix shifts to a higher proportion of “at risk” rewards such as bonuses and employee options. The executive remuneration framework currently has four components:
•	base pay;
•	short-term performance incentives in the form of cash bonuses;
•	long-term incentives through participation in our employee stock option plan (“Employee Option Plan”); and
•	statutory superannuation.
     The combination of these comprises the executive’s total remuneration.
     Base pay and cash bonuses are paid in cash. Options, which constitute the current form of long-term equity incentive take the form of options granted under our Employee Option Plan. Executive remuneration has provided substantial grants of stock options in order to promote share ownership as a direct means of aligning the interests of executive officer’s with the interests of our stockholders.

Base pay
     Executives are offered a base pay that comprises the fixed component of their remuneration. Base pay is structured as a total employment cost package, which may be delivered as a combination of cash and prescribed non-financial benefits at the executives’ discretion. Base pay is provided to meet competitive salary norms and reward good performance on an annual basis. Base pay for senior executives is reviewed annually to ensure the executive’s pay is competitive with the market. An executive’s pay is also reviewed on promotion. There are no guaranteed base pay increases included in any senior executives’ contracts. In setting base salaries, consideration is given to salary compensation of executive officers within our industry and the performance of the executive in previous years. The industry comparisons are used for guidance purposes only. It is the intention of the Remuneration and Nomination Committee to pay base salaries to our executive officers that are commensurate with their qualifications and demonstrated performance that bring continuing and increasing value to our stockholders.
Short-term incentives — Cash bonuses
     If the executive achieves pre-determined milestones as set by the Remuneration and Nomination Committee, a cash bonus, up to a maximum amount for each executive set by the Remuneration and Nomination Committee, may be paid to the available executive. The cash bonuses are awarded to reward superior performance against short-term goals. We believe that paying such cash bonuses will:
•	promote the growth, profitability and expense control necessary to accomplish corporate strategic long-term plans;
•	encourage superior results by providing a meaningful incentive; and
•	support teamwork among employees.
     If payable, cash bonuses are payable in the first quarter of each year. Each executive has a maximum potential cash bonus set by the Remuneration and Nomination Committee and determined depending on the accountabilities of the role and impact on the organization or business unit performance.
     Each year, the Remuneration and Nomination Committee considers the appropriate targets and key performance indicators to link short-term incentives and the level of payout if targets are met. This includes setting any maximum cash bonuses that may be paid to an executive, and minimum levels of performance to trigger payment of short-term incentives.
     For the year ended December 31, 2006, the key performance indicators linked to short-term incentives were based on Group, departmental and personal objectives. The key performance indicators required performance in achieving specific targets as well as other key, strategic non-financial measures linked to drivers of performance in future reporting periods. These key performance indicators are set according to the relevant executive. For the year ending December 31, 2007, the key performance indicators are based on the same principles as the preceding year.
     The Remuneration and Nomination Committee is responsible for assessing whether the key performance indicators are met. To help make this assessment, the Remuneration and Nomination Committee receives detailed reports on performance from management.
     The cash bonus payments may be adjusted up or down in line with under or over achievement against the target performance levels. This is at the discretion of the Remuneration and Nomination Committee
Long-term incentives — Options
     Our long term incentives currently consist of stock option grants. Our Employee Option Plan was adopted in 2004 and approved by our stockholders in October 2006. The Employee Option Plan permits our Board to grant employee stock options to our employees, directors and consultants. The total number of shares that may be issued under the Employee Option Plan is such maximum amount permitted by law and the Listing Rules of Australian Securities Exchange and the limits imposed on our authorized capital in our amended and restated certificate of incorporation. The overall objective for our Employee Option Plan is to provide an equitable and competitive means to reward our executive and other officers for their contribution to our long-range success. Our goal is to meet the following objectives:
•	link each participant’s remuneration to our long-term success through the appreciation of stock price;
•	align the interests of our officers with the interests of our stockholders, by linking the long-term value of the compensation to stockholder returns;
•	provide annual grants of options that are market competitive; and
•	improve our ability to attract and retain officers.
     The value of options granted is determined at the time of grant and there is a direct relationship between the value of a stock option and the market price of our common stock. We believe that granting stock options is an effective method of motivating our executive and other officers to manage our business in a manner consistent with the interest of our stockholders.

     The grant of stock options to our officers are based primarily on their performance, title and base pay. Options granted to date have had a ten year term and generally vest in equal tranches over three years. Our policies for allocating compensation between long-term incentives (granting of options) and currently paid out compensation (base pay and short-term incentives) is to achieve the goals set above. The granting of options is currently the only form of non-cash compensation provided by us. Currently, the allocation between long-term and short term incentives is determined by the Remuneration and Nomination Committee having regard to the seniority and experience of the employee.
     Stock-option awards are generally granted annually in conjunction with the review of the performance of our executive and other officers.
Other remuneration – Superannuation
     As required by Australian law, we contribute to standard defined contribution superannuation funds on behalf of all employees at an amount up to nine percent of each such employee’s salary. Superannuation is a compulsory savings program whereby employers are required to pay a portion of an employee’s remuneration to an approved superannuation fund that the employee is typically not able to access until they are retired. We permit employees to choose an approved and registered superannuation fund into which the contributions are paid.
Overview of the compensation process
     The composition of compensation for our executive officers includes: base pay, cash bonus, stock-based awards and superannuation. The elements of executive compensation are discussed at the meetings of our Remuneration and Nomination Committee. During the November of each year, the Remuneration and Nomination Committee discusses the base salaries and cash bonus plans for the next year for our executive officers, and makes recommendations to the Board of Directors for its approval. The Board of Directors usually approves the base pays and cash bonus plan recommended by the Remuneration and Nomination Committee; though if it does not, it could ask the Remuneration and Nomination Committee to prepare revised recommendations. At or about the same time the Remuneration and Nomination Committee subject to the approval of the Board of Directors grants stock-based awards to our executive and other officers. Under Australian Law, options granted to directors (who may or not be executives) require stockholder approval.
     As part of the Remuneration and Nomination Committee’s process, the Managing Director/Chief Executive Officer meets with our Human Resources Manager, and reviews the elements of each executive officer’s (excluding the Managing Director/Chief Executive Officer’s) compensation during the preceding years. Typically, the Human Resources Manager makes compensation recommendations to the Managing Director/Chief Executive Officer for each of our executive officers (excluding the Managing Director/Chief Executive Officer’s compensation). The Managing Director/Chief Executive Officer then presents these recommendations to the Remuneration and Nomination Committee. The Chairman of the Remuneration and Nomination Committee may liaise with the Human Resources Manager whilst reviewing the Managing Director/Chief Executive Officer’s compensation. Our executive officers are not present when our Human Resources Manager makes her recommendations or during the Remuneration and Nomination Committee’s deliberations on the compensation of our executive officers.
Summary Compensation Table
     Our named executives are all employed through our wholly owned subsidiary, Universal Biosensors Pty Ltd. As a result their compensation is paid in Australian dollars. All compensation set out below for the year ended December 31, 2006 is presented in U.S. dollars using the average exchange rate for the 2006 financial year which was A$1.00 to U.S.0.7535.

				Option Awards	All Other
Name and Principal		Salary	Bonus	(1)	Compensation (3)	Total
Position	Year	U.S.$	U.S.$ (2)	U.S.$	U.S.$	U.S.$
Mark Morrisson –	2006	197,009	48,978	155,693	17,731	419,411
Managing Director/Chief Executive Officer (4)

Salesh Balak -	2006	8,948	—	—	805	9,753
Chief Financial Officer (5)

Ian Bennett - Chief	2006	88,985	—	—	8,009	96,994
Financial Officer (6)

Alastair Hodges -	2006	165,215	—	11,638	14,869	191,722
Chief Scientist

Garry Chambers -	2006	130,164	—	10,019	11,715	151,898
Vice President, Operations

Ronald Chatelier -	2006	98,189	—	5,923	8,837	112,949
Chief Research Scientist

(1)	Refer to Note 6, “Stock Option Plan,” in the Notes to Financial Statements for the year ended December 31, 2006 included in Item 15 for the relevant assumptions used to determine the valuation of option awards.

(2)	Amounts reported in this column represent the cash annual incentive award for 2006 performance under our annual incentive plan. Bonus payments were approved by our board of directors after December 31, 2006.

(3)	Represents compulsory superannuation payment of 9% of base pay.

(4)	No directors’ fees are payable to Mr. Morrisson in addition to his executive remuneration set out above.

(5)	Mr. Salesh Balak commenced his employment with the Company in November 2006.

(6)	Mr. Ian Bennett resigned in October 2006.
Grants of Plan-Based Awards During 2006
     The following table provides information regarding the plan-based awards that we made to the named executive officers during the year ended December 31, 2006

								All			Grant
								Other	All Other		Date Fair
								Stock	Option		Value of
								Awards:	Awards:		Stock
		Estimated Future Payouts			Estimated Future			Number	Number	Exercise	and
		Under Non-Equity			Payouts Under Equity			of	of	or Base	Options/
		Incentive Plan Awards			Incentive Plan Awards			Shares	Securities\	Price of	SAR
		Thres		Maxi-	Thres		Maxi-	of Stock	Underlying	Option	Awards
	Grant	hold	Target	mum	hold	Target	mum	or Units	Options	Awards	(U.S.$)
Name	Date	U.S.$	U.S.$	U.S.$	#	#	#	#	# (1)	U.S.$/Sh	(2)
Mark Morrisson (3)	1-1-06	—	—	—	—	—	—	—	960,560	0.33	220,929
Salesh Balak (4)	—	—	—	—	—	—	—	—	—	—	—
Ian Bennett (5)	1-1-06	—	—	—	—	—	—	—	36,248	0.33	8,337
Alastair Hodges (6)	1-1-06	—	—	—	—	—	—	—	36,248	0.33	8,337
Garry Chambers (7)	1-1-06	—	—	—	—	—	—	—	36,248	0.33	8,337
Ronald Chatelier (8)	1-1-06	—	—	—	—	—	—	—	36,248	0.33	8,337

(1)	The stock option awards shown in the table above are stock options that were awarded to the named executive officers on January 1, 2006. With the exception of the stock options granted to Mark Morrisson, all options granted to employees in 2006 vest in three equal tranches over three years with the first tranche vesting on January 1, 2007, the second tranche vesting on January 1, 2008 and the third tranche vesting on January 1, 2009. The stock options granted to Mark Morrisson vest in three equal tranches over three years with the first tranche vesting on July 1, 2006, the second tranche vesting on July 1, 2007 and the third tranche vesting on January 1, 2008.

(2)	The fair value of the option grants were estimated on the date of each grant using the Black-Scholes pricing model.

(3)	45,000 stock options granted on March 22, 2007 subject to stockholder approval.

(4)	Mr. Balak commenced his employment with the Company in November 2006. 208,000 stock options granted on March 22, 2007.

(5)	Mr. Bennett resigned in October 2006. The options granted to him during the financial year were forfeited.

(6)	36,000 stock options granted on March 22, 2007.

(7)	36,000 stock options granted on March 22, 2007.

(8)	28,000 stock options granted on March 22, 2007.

Narrative disclosure to summary compensation table and grants
Employee Option Plan
     Our Employee Option Plan was adopted by us in 2004 and approved by our stockholders in October 2006. The Employee Option Plan permits our Board to grant stock options to our employees, directors and consultants. The total number of shares that may be issued under the Employee Option Plan is such maximum amount permitted by law and the Listing Rules of ASX. When exercisable, each option is convertible into one share of common stock at an exercise price determined on the date of grant. The contractual life of each option granted is ten years. No option holder has any right under the option to participate in any other issues of shares of our common stock or any other entity without first having exercised the options. The exercise price and any exercise conditions are determined by the board at the time of grant of the options. Any exercise conditions must be satisfied before the options vest and become capable of exercise. The options lapse on such date determined by the board at the time of grant or earlier in accordance with the Employee Option Plan. Options granted to date have had a ten year term and generally vest in equal tranches over three years. Options may be subject to adjustment in the event of a stock split, stock dividend, consolidation or other change in the structure of our capitalization. Options carry no dividend or voting rights.
Executive service agreements
     Remuneration and other terms of employment for the executive officers are formalized in executive service agreements. The terms and conditions of each of the employment agreements with our executive officers who continued to serve at December 31, 2006 are substantially similar, a summary of which is set out below:
•	the executive must devote his time and attention exclusively to our business and affairs and the business and affairs of Universal Biosensors Pty Ltd;
•	the executive is bound by customary confidentiality, intellectual property assignment and non competition clauses;
•	the executive’s salary is to be reviewed on an annual basis;
•	whilst there is no provision or contractual right to receive further compensation, the executive may be entitled to a discretionary cash bonus or be granted stock options under the Employee Option Plan as recommended by the Remuneration and Nomination Committee and determined by our board of directors from time to time;
•	each party has the right to terminate the agreement by giving three months notice to the other party;
•	we may also terminate the agreement, at any time with reasonable notice, if the executive is mentally or physically unfit to perform the executive’s duties for a total of two months in any 12 month period or, with immediate effect for cause, for default by the executive in the performance of the executive’s responsibilities or the discharge of the executive’s duties, for fraudulent or dishonest conduct by the executive or intemperate use of alcohol or drugs by the executive or conviction of the executive for the commission of a felony or willful or intentional injury to our business or affairs; and
•	each agreement will terminate automatically on a date specified in the executive employment agreement unless extended by us from time to time. If the parties do not expressly extend the agreement, the executive’s employment will automatically extend for a further 12 months on the same terms.
     Subject to applicable law, other than payments during the notice period and any long service leave entitlements, no additional payments are payable on termination or change of control of us. All contracts with executives may be terminated early by either party with three months notice or immediately for cause.

Outstanding equity awards at fiscal-year end table
     The following table provides information as of December 31, 2006 regarding equity awards, including unexercised stock options that had not vested, for each of the named executive officers.

	Option Awards
	Number of		Equity Incentive
	Securities	Number of	Plan
	Underlying	Securities	Awards: Number of
	Unexercised	Under-lying	Securities
	Options	Unexercised	Underlying
	(#)	Options (#)	Unexercised	Option Exercise
Name	Exercisable	Unexercisable	Unearned Options (#)	Price (U.S.$)	Option Expiration Date
Mark Morrisson	318,978	641,582	—	U.S.$0.33	December 31, 2015
Salesh Balak	—	—	—	—	—
Ian Bennett (1)	79,745	—	—	U.S.$0.29	December 31, 2013
Alastair Hodges	768,448	—	—	U.S.$0.29	December 31, 2013
	—	36,248	—	U.S.$0.33	December 31, 2015
Garry Chambers	576,336	—	—	U.S.$0.29	December 31, 2013
	—	36,248	—	U.S.$0.33	December 31, 2015
Ronald Chatelier	115,993	—	—	U.S.$0.29	December 31, 2013
	—	36,248	—	U.S.$0.33	December 31, 2015

(1)	On January 5, 2007, upon exercise of employee options, Ian Bennett acquired 79,745 of our shares for exercise consideration of U.S.$0.29 per share.
Option exercises and stock vested table
     There were no options exercised by named executives during the year ended December 31, 2006.
Pension benefits
     We do not provided pension benefits to our named executives. Instead, as required by Australian law, we contribute to standard defined contribution superannuation funds on behalf of all employees at an amount up to nine percent of each such employee’s salary. Superannuation is a compulsory savings program whereby employers are required to pay a portion of an employee’s remuneration to an approved superannuation fund that the employee is typically not able to access until they are retired. We permit employees to choose an approved and registered superannuation fund into which the contributions are paid.
Potential payments upon termination or change-in-control
     For details of payments owed to executives upon termination or change of control are set out above. See “Item 6 — Executive Compensation – Executive employment agreements”.
Compensation Committee Interlocks and Insider Participation
     As noted above, during the course of the year ending December 31, 2006 we established a Remuneration and Nomination Committee comprising Dr. Colin Adam, Dr. Elizabeth (Jane) Wilson and Mr. Andrew Jane (chairman). None of Dr. Adam, Dr. Wilson or Mr. Jane have acted as executive officers or employees of us or of Universal Biosensors Pty Ltd. Prior to the establishment of our Remuneration and Nomination Committee, our board of directors were responsible for determining executive remuneration. No non-executive directors have acted as executive officers or employees of us or of Universal Biosensors Pty Ltd. None of our executive officers or employees participated in deliberation with respect to executive officer compensation. None of our executive officers or employees other than Mr. Mark Morrisson participated in deliberation with respect to executive officer compensation.

     In the fiscal year ended December 31, 2006, no executive officers of us or Universal Biosensors Pty Ltd have served on the compensation committee of any another entity, one whose executive officers or directors served on our Remuneration and Nomination Committee or our board of directors.
Compensation of directors
     The following table provides information about the compensation of our directors for the year ended December 31, 2006. All compensation set out below for the year ended December 31, 2006 is presented in U.S. dollars using the average exchange rate for the 2006 financial year which was A$1.00 to U.S.0.7535.

				Non-Equity	Change in Pension
	Fees			Incentive	Value and Non-
	Earned of			Plan	qualified Deferred	All Other
	Paid in	Stock	Option	Compensati	Compensation	Compensation
	Cash	Awards	Awards	on	Earnings	(3)	Total
Name	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$
Andrew Denver	40,480	—	—	—	—	3,643	44,123
Dr Colin Adam	20,367	—	—	—	—	1,833	22,200
Denis Hanley	20,367	—	—	—	—	1,833	22,200
Andrew Jane (1)	3,038	—	—	—	—	—	3,038
Charles Kiefel	20,367	—	—	—	—	1,833	22,200
Dr Elizabeth (Jane) Wilson (2)	3,038	—	—	—	—	274	3.312
Roger Guidi (resigned 3 November 2006)	—	—	—	—	—	—	—

(1)	Andrew Jane was appointed to our board of directors on August 15, 2006.

(2)	Dr. Elizabeth (Jane) Wilson was appointed to our board of directors on December 6, 2006.

(3)	Represents compulsory superannuation payment of 9% of base pay. A Jane is not subject to superannuation as his directors fees is invoiced by his employer

(4)	No shares or options have been granted to non executive directors and no non equity plan compensation paid to non executive directors.
Director Compensation
     Our Remuneration and Nomination Committee makes recommendations to our board of directors with respect to the remuneration and benefits provided to directors and executive officers. Our board of directors then determines what levels of director remuneration and benefits are appropriate. Stockholder approval of an aggregate pool of non-executive director compensation is required by the Listing Rules of the Australian Securities Exchange, to which we are subject by virtue of the quotation of our shares in Australian Securities Exchange. Our stockholders have approved an aggregate remuneration pool available to non-executive directors of approximately U.S.$376,750 (equivalent to A$500,000) per annum. The annual remuneration payable to our non-executive directors currently comprises of:
•	a base fee of approximately U.S.$75,350 (equivalent to A$100,000) per annum for the chairman and approximately U.S.$37,675 (equivalent to A$50,000) for other non-executive directors;
•	an additional fee for directors serving on sub-committees, currently approximately U.S.$3,768 (equivalent to A$5,000) per annum and an additional approximately U.S.$3,768 (equivalent to A$5,000) for each chairman of such sub-committees; and
•	statutory superannuation for the independent non-executive directors, currently 9% of the base fee.
     None of the non-executive directors have been granted options over our common stock under our Employee Option Plan or any other equity based compensation.
     Termination and cash bonus payments do not apply to non-executive directors. A director may be paid all traveling and other expenses properly incurred by them in attending meetings of directors or committees or stockholder meetings or otherwise in connection with the execution of their duties as directors.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.
     Set out below are summaries or any transactions, or series of transactions since January 1, 2006 to which we were or are proposed to be a party in which the amount involved exceeded or will exceed U.S.$120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.
Private Placement of Securities in June and August 2006
     In June 2006 and August 2006, we undertook a placement of convertible preferred stock from existing stockholders, venture capital investors and seed investors to raise U.S.$9,990,000. All of our share capital was subdivided by 3,624.75188 on December 5, 2006. Taking into account the effect of the share subdivision, we issued 30,176,059 shares of convertible preferred stock at price of U.S.$0.33 per share. Our convertible preferred stock converted to shares of common stock immediately prior to the issue of shares under our initial public offering in Australia on December 5, 2006 on a one for one basis. At the date of this Registration Statement, there are no shares of convertible preferred stock outstanding. For further details of the private placement, see “Recent Sales of Unregistered Securities.” The following table summarizes, on a common stock equivalent basis, taking into account the participation by our five percent stockholders (each a “Principal Stockholder”), officers and directors and their immediate family in the private placement.

	Relationship to	Total Common	Aggregate	Percentage
	Universal	stock	Consideration	Interest in Total
Purchaser	Biosensors, Inc.	Equivalents	Paid (U.S.$)	Placement
Johnson & Johnson Development	Principal	2,870,803	950,400	9.51%
Corporation	Stockholder

Kaasim Pty Ltd as trustee for	Principal	7,840,338	2,595,600	25.98%
the George Kepper Superannuation Fund	Stockholder

CM Capital Investments Pty Ltd	Principal	7,053,767	2,335,200	23.38%
as trustee of CM Capital Venture	Stockholder
Trust No. 3)(1)

CIBC Australia VC Fund LLC in	Principal	2,008,112	664,800	6.65%
its capacity as general partner	Stockholder
of the Australian Venture Capital Fund, L.P. (1)

Denis Hanley	Director	300,854	99,600	1.00%

Denis Hanley as trustee for the	Trust of which	279,105	92,400	0.92%
Denis Hanley Superannuation Fund	Denis Hanley is a
	potential
	beneficiary

Denver Family Superannuation Fund	Trust of which	300,854	99,600	1.00%
	Andrew Denver is a
	beneficiary

Andrew Denver	Director	366,100	121,200	1.21%

Linda Denver	Spouse of Andrew	242,858	80,400	0.80%
	Denver

Colin Adam and Elizabeth Adam as	Trust of which	235,608	78,000	0.78%
trustees for the Collin &	Colin Adam is a
Elizabeth Adam Superannuation	beneficiary
Fund A/C

McLean Engineering Pty Ltd as	Trust of which	184,862	61,200	0.61%
trustee for The Colin &	Colin Adam is a
Elizabeth Family Trust	potential beneficiary

Alastair Hodges	Executive	57,996	19,200	0.19%

Garry Chambers	Executive	253,732	84,000	0.84%

Initial Public Offer and US Private Placement in December 2006
     On December 5, 2006, we successfully closed an initial public offering in Australia of 36 million shares of common stock at an issue price of U.S.$0.40 (equivalent to A$0.50) per share to raise approximately U.S.$14,243,400 (equivalent to A$18,000,000). Concurrently with the initial public offer, we completed a private placement in the United States to certain US accredited investors of 8 million shares at an issue price of U.S.$0.40 (equivalent to A$0.50) per share to raise approximately U.S.$3,165,200 (equivalent to A$4,000,000). The following table summarizes the participation by our Principal Stockholders, officers and directors in the initial public offer and United States private placement. For further details of the initial public offer and United States private placement, see “Recent Sales of Unregistered Securities.”

				Percentage
				Interest in Total
				Initial Public
	Relationship to		Aggregate	Offer and US
	Universal	Total Common	Consideration	Private
Purchaser	Biosensors	Stock	Paid (U.S.$)	Placement
Johnson & Johnson	Principal	5,150,000	2,060,000	11.70%
Development	Stockholder
Corporation

CM Capital Investments	Principal	4,635,000	1,854,000	10.53%
Pty Ltd as trustee of	Stockholder in
CM Capital Venture	which Andrew Jane
Trust No. 3	has indirect
(1)	pecuniary interest

CIBC Australia VC Fund	Principal	1,500,000	600,000	3.41%
LLC in its capacity as	Stockholder in
general partner of the	which Andrew Jane
Australian Venture	has indirect
Capital Fund,	pecuniary interest
L.P.(1)

Denis Hanley	Director	200,000	80,000	0.45%

Amarden Pty Ltd as	Trust of which a	20,000	8,000	0.05%
trustee of the George	daughter of Denis
St Trust	Hanley is a
	potential
	beneficiary

	Trust of which
Denis M Hanley Pty Ltd	Denis Hanley is a
as trustee for the	potential
Hanley Family Trust	beneficiary	40,000	16,000	0.09%

Megreg Holdings Pty	Trust of which	800,000	320,000	1.82%
Ltd as trustee for the	brother-in-law of
Megreg Holdings	Denis Hanley is a
Superannuation Fund	potential
	beneficiary

Allison Denver	Daughter of Andrew	100,000	40,000	0.23%
	Denver

Colin Denver	Son of a Andrew	100,000	40,000	0.23%
	Denver

Andrew and Linda	Trust of which	272,000	108,800	0.62%
Denver as trustees of	Andrew Denver is a
the Denver Family	beneficiary
Superannuation Account

Elizabeth (Jane) Wilson	Director	1,000,000	400,000	2.27%

Wolverley Pty Ltd as	Trust of which	200,000	80,000	0.45%
trustee for the	Cameron Billingsley
Fenelon Falls Trust	is a potential
Fenelon Falls Trust	beneficiary

(1)	Mr. Andrew Jane is a director of us and a Partner of CM Capital Investments Pty Ltd as trustee for CM Capital Venture Trust No. 3. CM Capital Investments Pty Ltd is a special limited partner of CIBC Australia VC Fund LLC as general partner of the Australia Venture Capital Fund L.P. Mr. Andrew Jane may be taken to have an indirect pecuniary interest in an indeterminate portion of all shares of common stock held by CM Capital Investments Pty Ltd as trustee for CM Capital Venture Trust No. 3 and CIBC Australia VC Fund LLC as general partner of the Australia Venture Capital Fund L.P. Andrew Jane disclaims beneficial ownership in such shares, except to the extent of his pecuniary interest therein.

(2)	Takes into account the subdivision of our share capital by 3,624.75188 on December 5, 2006.
Transactions with our Executive Officers and Directors
     We have employment agreements with Mr. Morrisson, Dr. Hodges, Mr. Chambers, Dr. Chatelier and Mr. Balak, which provide for certain salary entitlements.
     Since 2004, PFM Legal Pty Ltd has been engaged to provide general legal and some book keeping services to Universal Biosensors Pty Ltd pursuant to a standard legal letter of engagement. Between October 2006 and February 25, 2007, PFM Legal provided the services of an employee of PFM Legal Pty Ltd, Ms Katherine Chapman, as company secretary of us. Since February 26, 2007, PFM Legal Pty Ltd has provided the services of the principal of PFM Legal Pty Ltd, Mr. Cameron Billingsley, as company secretary of us. PFM Legal Pty Ltd was paid approximately U.S$304,226, U.S$12,602, U.S.$7,438 for the years ended December 31, 2006, 2005 and 2004, respectively in connection with the provision of general legal and book keeping services to Universal Biosensors Pty Ltd.
     Messrs Hanley, Denver, Kiefel and Dr Adam are directors of us. They are also stockholders and directors of The Principals Funds Management Pty Ltd which was paid a total of U.S.$325,000 in the year ended December 31, 2006 from us in connection with capital raising services. The Principals Funds Management Pty Ltd was paid a fee of approximately U.S.$83,087 (equivalent to A$105,000) by the underwriter, Wilson HTM Corporate Finance Ltd in connection with firm commitments to subscribe for shares in connection with the initial public offer of our shares in Australia which closed in December 2006. Mr. Cameron Billingsley is a director but not a stockholder of The Principals Funds Management Pty Ltd.
     Mr Andrew Jane is a partner of CM Capital Investments Pty Ltd. CM Capital Investments Pty Ltd as trustee of the CM Capital Venture Trust No. 3 was paid a sub-underwriting fee by Wilson HTM Corporate Finance Ltd for subscribing for shares in the initial public offer in Australia which closed in December 2006. The underwriting fee was satisfied by the transfer of 135,000 shares by the underwriter Wilson HTM Corporate Finance Ltd to CM Capital Investments Pty Ltd as trustee for CM Capital Venture Trust No. 3.
     Dr. Elizabeth (Jane) Wilson is the spouse of Mr. Steven Wilson who is a substantial stockholder and officer of the parent company of Wilson HTM Corporate Finance Pty Ltd, the underwriter of the initial public offering of our shares in Australia in December 2006. Refer to our financial statements for more details.
     A majority of disinterested directors will be required to approve any material related party transactions involving our executive officers or directors. Additionally, we will seek approval of stockholders in relation to any material related party transactions as may be required under the Listing Rules of ASX.
Stock Option Awards
     For information regarding stock options and stock awards granted to our named executive officers and directors, see “Item 6 – Executive Compensation.”

ITEM 8. LEGAL PROCEEDINGS.
     So far as we are aware, there are no legal or arbitration proceedings, active or threatened against, or being brought by, us or Universal Biosensors Pty Ltd, which may have a material effect on our business.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.
Market information
     Our shares of common stock are not currently traded on any established United States public trading market. We have not determined whether we will seek the quotation of our shares of common stock on any United States public trading market. We cannot assure you that we will seek to be quoted on any United States public trading market or that we would meet any applicable listing requirements.
     Our shares of common stock are traded on ASX in the form of CHESS Depositary Interests, or CDIs, under the ASX trading code “UBI”. The Clearing House Electronic Subregister System, or “CHESS”, is an electronic system which manages the settlement of transactions executed on ASX and facilitates the paperless transfer of legal title to ASX quoted securities. CHESS cannot be used directly for the transfer of securities of companies, such as us, that are domiciled in countries whose laws do not recognize uncertificated holdings or electronic transfer of legal title. CDIs are used as a method of holding and transferring the beneficial ownership of these securities on ASX which are not able to be electronically traded in CHESS. The main difference between holding CDIs and holding the underlying securities (in this case our shares) is that a holder of CDIs has beneficial ownership of the equivalent number of our shares instead of legal title. Legal title is held by CHESS Depositary Nominees Pty Ltd, or CDN, and the shares are registered in the name of CDN and held by CDN on behalf of and for the benefit of the holders of CDIs. CDN is a wholly owned subsidiary of ASX.
     Holders of CDIs who do not wish to have their trades settled in CDIs on ASX may request that their CDIs be converted into shares, in which case legal title to the shares of common stock are transferred to the holder of the CDIs (now a stockholder). Likewise, stockholders who wish to be able to trade on ASX can do so by requesting that their shares be converted into CDIs and by lodging their applicable share certificate with our share registrar and signing a share transfer form with respect to the relevant shares. Our share registrar will then transfer the shares from the stockholder to CDN and establish a CDI holding in the name of the stockholder (now a CDI holder).
High and low sale prices of our CDIs on ASX
     The sale prices of our shares traded in the form of CDIs are quoted on ASX in Australian dollars. Our CDIs were first quoted on ASX on December 13, 2006. Twenty minute delayed trading prices of our CDIs are available through the ASX at www.asx.com.au.
     The following tables sets forth, for the periods indicated, the highest and lowest market prices in Australian dollars for our CDIs reported on ASX since December 13, 2006, the date on which the our CDIs were quoted thereon.

		High A$	Low A$
Fiscal Year 2006
	Fourth Quarter (December 13,	A$1.50	A$0.805
2006 to December 31, 2006)
Fiscal Year 2007
	First Quarter (January 1, 2007	A$1.74	A$1.00
to March 31, 2007)
	Second Quarter (April 1, 2007	A$1.20	A$1.10
to April 23, 2007)
The closing price of our CDIs trading on ASX was A$1.11 as at April 23, 2007.
Security details
     As of April 1, 2007, there were 128,086,971 shares of our common stock issued and outstanding and 4,533,492 employee options over an equivalent number of shares of common stock (2,435,832 of which are currently exercisable or exercisable within the next 60 days). All of our issued and outstanding shares of common stock are fully paid. On March 22, 2007, the board of directors approved the grant of a further 45,000 options over shares to the Managing Director subject to receipt of necessary stockholder approval for the grant of the options under the ASX Listing Rules which will be sought at our annual general meeting proposed to be May 15, 2007.

     In connection with the initial public offering of our shares in Australia and quotation of our shares in the form of CDIs on ASX, certain of our stockholders have entered into lock up agreements with ASX restricting their ability to dispose of their common stock. 418,804 of our shares are subject to such escrow until June 14, 2007 and 2,893,408 of our shares are subject to escrow until August 29, 2007 and 27,189,052 of our shares are subject to escrow until December 12, 2008. Likewise, our Managing Director has entered into a lock up agreement with ASX restricting his ability to dispose of 960,560 of his shares that may be granted on exercise of his employee options until December 12, 2008. Certain of our stockholders also entered into lock up agreements with the underwriter of our Australian initial public offering agreeing not to dispose of 37,252,581 shares of common stock until December 6, 2007.
     Under applicable U.S. securities laws all of the shares of our common stock are “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted securities may be resold in the public market to U.S. persons as defined in Regulation S only if registered or if they qualify for an exemption from registration under the Securities Act, each as described in more detail below. We have not agreed to register any of our common stock for resale by security holders.
Rule 144(k)
     Because there is no public trading market for the shares in the United States, no sales in the United States under Rule 144 other than Rule 144(k) is likely to occur. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell the shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144.
Holders
     Currently, CDN holds all of our shares on behalf of and for the benefit of the holders of CDIs. Set out below is the number of our registered holders of CDIs at specific dates:

		Number of Holders that
	Total Number of	are United States
Date	Registered Holders	Residents
At December 31, 2004	30	5
At December 31, 2005	32	5
At December 31, 2006	588	13
At April 1, 2007	828	13
     We do not consider that this Registration Statement will have an effect on the amount and percentage of the present holdings of our securities by beneficial owners of 5% of more of our shares or directors and their nominees. The principal reasons for the beneficial holdings to vary will be through trading of our CDIs on ASX.

Dividends
     To date, we have not declared or paid any cash dividends on our shares or CDIs and currently intend to retain any future earnings, if any, for funding growth. We do not anticipate paying any dividends in the foreseeable future.
Securities authorized for issuance under equity compensation plans
     Set out below are details of our Employee Option Plan as at December 31, 2006.

Equity Compensation Plan Information
	Number of securities to be	Weighted average exercise
	issued upon exercise of	price of outstanding	Number of securities
	outstanding options,	options, warrants and	remaining for future
Plan Category	warrants and rights	rights	issuance
Equity compensation plans approved by security holders	3,820,487	U.S.$0.31	(1)
Equity compensation plans not approved by security holders	—	—	(1)
Total	3,820,487	U.S.$0.31	(1)

(1)	The number of employee options able to be granted is limited to the amount permitted to be granted at law, the ASX Listing Rules and by the limits on our authorized share capital in our certificate of incorporation. The Listing Rules of ASX generally prohibits companies whose securities are quoted on ASX from issuing securities exceeding 15% of issued share capital in any 12 month period, without stockholder approval.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.
Initial Public Offer in Australia
     On December 5, 2006, we closed our initial public offer in Australia and issued 36 million shares of common stock at an issue price of approximately U.S.$0.40 (equivalent to A$0.50) per share to raise an aggregate total of approximately U.S.$14,243,400 (equivalent to A$18,000,000) in cash. The initial public offer was underwritten by Wilson HTM Corporate Finance Ltd, an underwriter based in Brisbane, Australia (“Underwriter”). We paid the Underwriter a retainer of approximately U.S.$17,409 (equivalent to A$22,000) together with a management fee of approximately U.S.$156,677 (equivalent to A$198,000) and an underwriting commission of approximately U.S.$783,387 (equivalent to A$990,000) in connection with the initial public offering. In addition, we reimbursed the Underwriter for certain of their outgoings, costs and expenses incurred in connection with the initial public offering. We raised approximately U.S.$12,713,530 net of fees and commissions paid to the Underwriter in our initial public offer in Australia.
     We issued these shares in reliance upon exemptions from registration under Regulation S under the Securities Act, as modified by the January 7, 2000 No Action Letter issued by the Securities Exchange Commission to ASX. The initial public offer constituted an “offshore transaction” for the purposes of the Securities Act as shares offered in the initial public offer were only available to Australian residents. Restrictions have been applied to our securities to prevent the resale of the securities into the United States. All shares issued in the initial public offer in Australia rank equally in all respects with all other shares on issue.
December 2006 Private Placement in the United States
     Concurrently with our initial public offer in Australia, on December 5, 2006 we completed a private placement in the United States to certain United States accredited investors (as that term is defined by the Securities Act) and issued 8 million shares of common stock to raise approximately U.S.$3,165,200 (equivalent to A$4,000,000). The private placement in the United States was not underwritten.
     We issued these shares in reliance upon exemptions from registration under Regulation D under the Securities Act. The shares purchased pursuant to Regulation D are “restricted securities” that are only able to be re-sold in the United States if such shares are sold pursuant to an exemption from registration or are registered under the Securities Act. All shares issued in the private placement in the United States rank equally in all respects with all other shares on issue.
June and August 2006 Private Placements
     On August 30, 2006 and June 15, 2006 we closed two private capital raisings in which we issued an aggregate total of 30,176,059 shares of series A convertible preferred stock at U.S.$0.33 per share (taking into account the effect of the subdivision of our share capital on December 5, 2006) to raise a total of U.S.$9,990,000. These shares of convertible preferred stock were converted into shares of common stock on a one for one basis on December 5, 2006. Shares were offered under the private placement to all existing stockholders of us at that time and to certain venture capital investors and other accredited investors.
     With respect to shares issued to United States investors, we issued shares in reliance upon exemptions from registration under Regulation D under the Securities Act. In relation to shares issued to Australian investors, we issued shares to in reliance upon exemptions from registration under Regulation S under the Securities Act.

Issuance of Employee Stock Options
     The table below sets forth our issuances of employee stock options for each of the fiscal years ended December 31, 2006, 2005 and 2004, respectively. These options were issued solely to non US Person (as defined under Regulation S) pursuant to our Employee Option Plan described under “Item 6 -Executive Compensation – Employee Option Plan”. These employee stock options were issued in reliance upon exemptions from registration under Regulation S under the Securities Act.

		Average Exercise
Options Issued During the Year	Number of Options	Price
Ended	Issued	(U.S.$)
December 31, 2004	2,076,982	0.29
December 31, 2005	—	Not Applicable
December 31, 2006	2,066,108	0.33
Exercise of Employee Stock Options
The table below sets forth the number of employee stock options exercised and the number of shares issued in the period from January 1, 2007 to April 1, 2007 and the fiscal years ended December 31, 2006, 2005 and 2004, respectively. We issued these shares in reliance upon exemptions from registration under Regulation S under the Securities Act.

	Number of Options
	Exercised and
	Corresponding Number
Period Ending	of Shares Issued	Option Exercise Price
December 31, 2004	Nil	—
December 31, 2005	79,745	U.S.$0.29
December 31, 2006	Nil	—
April 1, 2007	79,745	U.S.$0.29
	7,250	U.S.$0.33

*	Option numbers and option exercise prices adjusted to reflect the subdivision of our share capital by 3,624.75188 which occurred on December 5, 2006.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.
     Our shares of common stock are not currently traded on any established United States public trading market. We have not determined whether we will seek the quotation of our shares of common stock on any United States public trading market. We cannot assure you that we will seek to be quoted on any United States public trading market or that we would meet any applicable listing requirements. Since December 13, 2006 our shares of common stock are traded on ASX in the form of in the form of CHESS Depositary Interests, or CDIs, under the ASX trading code “UBI”.
     Our authorized capital stock consists of 300,000,000 shares of common stock, par value of U.S.$0.0001 per share, and 1,000,000 shares of undesignated preferred stock, par value of U.S.$0.01 per share.
     The following description of our capital stock is a summary of the material provisions of our shares of common stock. We refer in this section to our amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated by-laws as our by-laws. For a complete description of our capital stock, you should read our amended and restated certificate of incorporation and amended and restated by-laws included as Exhibits to this Registration Statement and available from our website www.universalbiosensors.com.
Common Stock
     As of April 1, 2007, there were there were 128,086,971 shares of our common stock outstanding and held of record by approximately 828 stockholders.
     The rights attaching to our shares of common stock are derived through a combination of our certificate of incorporation, by-laws and the Delaware General Corporation Law and other applicable laws. Holders of our shares of common stock are entitled to notice of and to be present at and to vote at stockholder meetings. One third of the issued shares of common stock outstanding and entitled to vote at a meeting, present in person or represented by proxy, constitute a quorum at all meetings of stockholders. Special meetings of stockholders may be called only by our board of directors, our chairman or certain executive officers. There is no ability for stockholders to call a special meeting. Holders of our shares of common stock are entitled to one vote for each share held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our shares of common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding and Delaware General Corporation Law. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors, and our shares of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
     Refer below to the section entitled “Provisions of our Certificate of Incorporation and By-Laws and Delaware Anti-Takeover Law” with respect to provisions of our certificate of incorporation and by-laws that may have the effect of delaying, deferring or preventing a change of control.
     In order to allow trading of our common stock on the Australian Securities Exchange, or ASX, CHESS Depositary Interests, or CDIs, are issued to stockholders in uncertificated form. CDIs represent beneficial ownership of the underlying share of our common stock, the legal ownership of which is held by CHESS Depository Nominees Pty Ltd, or CDN, which is controlled by ASX. CDN’s principal executive offices are Exchange Centre, 20 Bridge Street, Sydney, New South Wales 2000, Australia. CDIs are structured so that each of the CDIs represents one of our shares of common stock. A CDI holder may choose to either leave their holdings in the form of CDIs (so that legal title remains in the name of CDN) or convert the CDIs into shares of common stock and hold legal title in their own right. Our shares are quoted on the ASX, but trades are settled by the delivery of CDIs. Legal title to all shares remains with CDN, unless and until a CDI holder requests in writing a transfer of beneficially owned shares from CDN to the holder, in which case a paper transfer will be effected in accordance with our certificate of incorporation and by-laws. We maintain a register of individual CDI holders through Registries Limited in Sydney, Australia. Registries Limited principal executive offices are Level 2, 28 Margaret Street, Sydney, NEW SOUTH WALES 2000, Australia.

     CDI holders have the right to direct CDN on how CDN should vote. ASX rules require us to send a notice of stockholder meetings to each CDI holder at the address recorded in the register of CDI holders. The notice must: (a) inform the holder of the holder’s rights to direct CDN on how it should vote with respect to the resolutions in the notice; (b) provide a mechanism for the holder to direct CDN on how to vote; and (c) provide the date and time by which the holder must provide such direction to CDN. CDI holders are to receive all direct economic benefits of the shares of common stock underlying their CDIs. Any dividend declared in respect of our shares underlying CDIs will be distributed to the CDI holders. In the event of our liquidation, dissolution or winding up, CDI holders will be entitled to the same economic benefits on their CDIs as stockholders.
Preferred Stock
     Pursuant to our certificate of incorporation, without further action by the stockholders, the board of directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series (although Australian Securities Exchange Rules generally requires stockholder approval for certain issuances that exceeds 15% of our then outstanding capital stock in any 12 month period without the approval of shareholders). The board of directors also has the right to fix the designations, voting powers, preferences, and relative participating, optional or other rights, any or all of which may be greater than the rights of our shares of common stock, and any qualifications, limitations or restrictions thereof. Shares of preferred stock could thus be issued quickly with terms that could have the effect of delaying, deferring or preventing a change of control. We do not currently have any preferred stock outstanding and have no current plans to issue any preferred stock.
Provisions of our Certificate of Incorporation and By-Laws and Delaware Anti-Takeover Law
     Our certificate of incorporation and by-laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.
Board Composition and Filling Vacancies. In accordance with our certificate of incorporation, our board of directors is divided into three classes serving staggered three-year terms, with one class being elected each year. Our certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 70% or more of the shares then entitled to vote at an election of directors.
No Written Consent of Stockholders. Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.
Meetings of Stockholders. Our by-laws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our by-laws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.
Advance Notice Requirements. Our by-laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or business to be brought before annual meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our company secretary prior to the meeting at which the action is to be taken. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices: (a) in the case of an annual meeting, not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting, provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting.

Amendment to Certificate of Incorporation or By-Laws. As required by the Delaware General Corporation Law, any amendment of our certificate of incorporation must first be approved by a majority of our board of directors and, if required by law or our certificate of incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to prohibiting stockholder action by written consent, calling special stockholder meetings, our staggered board, removal of directors and ASX matters must be approved by not less than 70% of the outstanding shares entitled to vote on the amendment. Our by-laws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the by-laws; and may also be amended by the affirmative vote of at least 70% of the outstanding shares entitled to vote on the amendment.
Section 203 of the Delaware General Corporation Law
     Upon this Registration Statement becoming effective, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of our voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or
•	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Delaware General Corporation Law
     The Delaware General Corporation Law provides us with the statutory authority to indemnify our officers and directors. The applicable provisions of Delaware Law state that, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In any threatened, pending or completed action by or in the right of the corporation, a corporation also may indemnify any person in connection with that action’s defense or settlement, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper. To the extent the present or former officer or director has been successful on the merits or otherwise in defense of any such action, such indemnity is mandatory.
     Under the applicable provisions of Delaware Law, any indemnification shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct.
Certificate of Incorporation
     Our amended and restated certificate of incorporation provides for indemnification of our directors and officers and former directors and officers to the fullest extent permitted by the law, however, except for proceedings to enforce rights to indemnification, we are not obligated to indemnify any such director or officer or former director or officer or any of their heirs, executors and personal and legal representatives) in respect of proceedings initiated by them unless consented to by our board of directors. The board of directors may provide indemnities to our employees and agents. The rights of indemnification in the certificate of incorporation are not exclusive of any other right which the person may have. Any repeal or modification to the indemnification provisions in our certificate of incorporation shall not adversely affect any rights of indemnification the director or officer or former director or officer had at the time of the repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification. The certificate of incorporation provides that no director or former director shall be personally liable to us or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation is not permitted under the Delaware General Corporation Law and in such case, we shall indemnify the directors and officers to the fullest extent authorized or permitted by law.
By-laws
     In addition, our by-laws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was our director or officer or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

     The by-laws provide we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was our director or officer or is or was at our request serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
     Any indemnification under our by-laws (unless ordered by a court) shall be made by us only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made, with respect to a person who is a director or officer of us at the time of such determination: (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel to the Company. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
     The by-laws provide that the Company may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under by-laws. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer of the Company is proper in the circumstances because such person has met the applicable standards of conduct. If successful, in whole or in part, the director or officer of the Company seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.
     Expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.
     The indemnification and advancement of expenses provisions of the by-laws are not exclusive of any other rights to which those seeking indemnification may be entitled.
     The bylaws provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power or the obligation to indemnify such person against such liability.
Individual Indemnity Agreements
     Each of our directors and our chief financial officer and company secretary has entered into an indemnity agreement with us that provides certain rights to indemnification of such persons which are not exclusive of any other rights provided by law or our amended and restated certificate of incorporation or by-laws.
     Each indemnity agreement provides that we will indemnify the relevant director or executive officer if he or she is a party to or threatened to be a party to any proceedings (other than proceedings by or in the right of the Company) by reason of the fact that he or she was a director or executive officer (as applicable) of the Company or as an officer, employee or agent of another entity, against all expenses, judgments, fines and penalties actually and reasonably incurred by the director or executive (as applicable) in connection with the defense or settlement of such proceedings, but only if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company or, in the case of criminal proceedings, in addition he or she had no reasonable cause to believe that his or her conduct was unlawful.

     Each indemnity agreement also provides that we will indemnify the relevant director or executive officer if he or she is a party or threatened to be a party to any proceedings by or in the right of the Company by reason of the fact that he or she was a director, officer, employee or agent or another entity against all expenses actually and reasonably incurred by the relevant director or executive officer in connection with the defense or settlement of such proceedings, but only if he or she acted in good faith and in a manner which he or she reasonably believed to be in the best interests of the Company, except that no indemnification will be made in respect of any proceedings where the relevant director or executive officer is adjudged to be liable to the Company, unless the court determines that he or she is reasonably entitled to be indemnified for such expenses that the court shall deem proper. The relevant director or executive officers has no right to be indemnified in connection with the purchase and sale by the director or executive (as applicable) of securities in violation of section 16(b) of the Exchange Act or in connection with any proceeding charging improper personal benefit to the the relevant director or executive officer (as applicable)in which he or she is adjudged liable on the basis that personal benefit was improperly received by the applicable director or executive officer.
     The indemnity agreements also provide that we must from time to time make good faith determinations whether or not it is practicable for us to obtain and maintain a policy of directors’ and officers’ indemnity insurance.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
     Our financial statements appear at end of this registration statement. Please see table of contents to the financial statements on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE.
     In July 2006, prior to being admitted to ASX and our CDIs being quoted on ASX, we requested that our then current auditors KPMG resign. Subsequently, KPMG submitted its resignation in August 2006. The decision to request that KPMG resign was made by our board of directors. At this time, we appointed PricewaterhouseCoopers as our auditors.
     KPMG’s reports on our consolidated financial statements for the years ended December 31, 2004 and 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During these years and the interim period through to KPMG’s replacement, we had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its report. A letter from KPMG is attached as an Exhibit to this Registration Statement.
     None of the reportable events described by Item 304(a)(1)(v) of Regulation S-K has occurred.
     During the two years ended December 31, 2005 and December 31, 2006 and the interim period we did not consult with PricewaterhouseCoopers regarding any of the matters set forth in Item 304(a)(2) of Regulation S-K in relation to work in connection with our initial public offer in Australia. PricewaterhouseCoopers have subsequently audited our consolidated financial statements for the fiscal years ended December 31, 2004, 2005 and 2006 and the cumulative amounts from inception to December 31, 2006.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.
(a) List separately all financial statements filed as part of the registration statement.
See page F-1 for a listing of the financial statements filed as part of this Registration Statement.
(b) Furnish the exhibits required by Item 601 of Regulation S-K.
The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description
3.1	Amended and restated articles of incorporation

3.2	Amended and restated by-laws

10.1	License Agreement between LifeScan and Universal Biosensors, Inc effective April 1, 2002, as amended

10.2	Development and Research Agreement between LifeScan and Universal Biosensors, Inc. effective April 1, 2002, as amended

10.3	Form of indemnity agreement entered into with directors of us, our chief financial officer and company secretary

10.4	Lease for the premises at 103 Ricketts Rd, Mt Waverley from Jane Sergi to Universal Biosensors Pty Ltd effective May 23, 2005

10.5	Lease of premises 1 Corporate Avenue, Rowville Victoria Australia

10.6	AusIndustry, R&D Start Program Agreement, effective February 25, 2005 (particular and general conditions).

10.7	Employee Option Plan

10.8	Employment agreement between Universal Biosensors Pty Ltd and Mr Salesh Balak effective November 27, 2006

10.9	Employment agreement between Universal Biosensors Pty Ltd and Mr Garry Chambers effective April 1, 2006

10.10	Employment agreement between Universal Biosensors Pty Ltd and Dr Ronald Chatelier dated April 1, 2006

10.11	Employment agreement between Universal Biosensors Pty Ltd and Dr Alastair Hodges effective April 1, 2006

10.12	Employment agreement between Universal Biosensors Pty Ltd and Mr Mark Morrisson dated July 1, 2006

16.0	Letter from KPMG

21.0	List of Subsidiaries

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Universal Biosensors, Inc.
(Registrant)

Date: April 30, 2007	By:	/s/	Mark Morrisson

(Signature)
Mr Mark Morrisson
Chief Executive Officer and Managing Director

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Consolidated Financial Statements
and Schedule
(With Independent Auditors’ Report Thereon)

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Consolidated Financial Statements
And Schedules

PricewaterhouseCoopers
ABN 52 780 433 757

Freshwater Place
2 Southbank Boulevard
SOUTHBANK VIC 3006
GPO Box 1331L
MELBOURNE VIC 3001
DX 77
Website:www.pwc.com/au
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Universal Biosensors Inc:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholder’s equity and comprehensive income and cash flows present fairly, in all material respects, the financial position of Universal Biosensors Inc. and its subsidiaries (a development stage enterprise) at December 31, 2006 and 2005, and the results of their operations and their cash flows for the years ended December 31, 2004, December 31, 2005 and December 31, 2006 and, cumulatively, for the period from September 14, 2001 (date of inception) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
PricewaterhouseCoopers
March 30, 2007

UNIVERSAL BIOSENSORS, INC. (A Development Stage Enterprise)
Balance Sheets
(U.S. dollars)

	As of December 31,
	2006	2005
	$	$

ASSETS
Current assets:
Cash	23,885,198	3,253,426
Accrued income	76,968	—
Other current assets	421,394	49,158

Total current assets	24,383,560	3,302,584

Property, plant, and equipment — net (note 9)	5,667,535	1,248,761

Total assets	30,051,095	4,551,345

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,226,779	85,971
Income taxes payable	128,982	—
Accrued expenses (note 10)	613,492	114,734
Deferred income	—	76,510
Employee entitlements provision	111,691	80,628

Total current liabilities	2,080,944	357,843

Non-current liabilities:
Employee entitlements provision	55,426	26,423

Total non-current liabilities	55,426	26,423
Total liabilities	2,136,370	384,266
Commitments and contingencies (note 4)
Stockholders’ equity:
Convertible preferred stock, $0.01 par value. Authorized 1,000,000 shares; issued and outstanding nil in 2006 (2005: 2,817 — pre-stock split)	—	3,000,000
Common stock, $0.0001 par value. Authorized 300,000,000 shares; issued and outstanding 127,999,976 shares in 2006 (2005: 43,613,014)	12,800	4,361
Additional paid-in capital	30,144,048	1,315,148
Deficit accumulated during the development stage	(2,387,877)	(168,838)
Accumulated other comprehensive income	145,754	16,408

Total stockholders’ equity	27,914,725	4,167,079

Total liabilities and stockholders’ equity	30,051,095	4,551,345

See accompanying notes to the financial statements.

UNIVERSAL BIOSENSORS, INC. (A Development Stage Enterprise)
Statement of Operations
(U.S. dollars)

		Years ended December 31,
	Period from	2006	2005	2004
	inception
	(September 14, 2001 to
	December 31, 2006

	$	$	$	$

Revenue	—	—	—	—
Cost of goods sold	—	—	—	—

Gross profit	—	—	—	—
Operating expenses:
Research and development	7,152,420	2,469,971	1,591,829	1,567,933
General and administrative	3,194,643	1,689,925	703,036	395,246
Fair value of stock options issued to employees related to:
Research and development	106,463	106,463	—	—
General and administrative	197,717	197,717	—	—

Total operating expenses	10,651,243	4,464,076	2,294,865	1,963,179

Research and development income	7,652,826	2,000,000	2,086,013	1,816,813
Loss from operations	(2,998,417)	(2,464,076)	(208,852)	(146,366)
Interest and other income	726,384	367,858	171,886	89,944

Net loss before tax	(2,272,033)	(2,096,218)	(36,966)	(56,422)
Income tax expense	(115,844)	(122,821)	—	—
Net loss	(2,387,877)	(2,219,039)	(36,966)	(56,422)

Basic and diluted net loss per share	(0.06)	(0.04)	0.00	0.00
see accompanying notes to the financial statements.

UNIVERSAL BIOSENSORS, INC. (A Development Stage Enterprise)
Statement of Changes in Stockholders’ Equity and Comprehensive Income
(U.S dollars)

	Preference Shares		Ordinary shares				Foreign currency	Total
					Additional	Accumulated	translation	stockholders’
	Shares	Amount	Shares	Amount	paid-in capital	deficit	reserve	equity
		$		$	$	$	$	$

Balance at inception (September 14, 2001)	—	—	—	—	—	—	—	—
Issuance of ordinary shares at $0.0001 per share for cash on incorporation of the Company in September 2001 #	—	—	29,179,253	2,918	(2,798)	—	—	120
Issuance of ordinary shares at $0.03 per share for cash #	—	—	10,729,264	1,073	294,897	—	—	295,970
Issuance of ordinary shares at $0.28 per share for cash #	—	—	3,624,752	362	999,628	—	—	999,990
Issuance of preference shares at $0.29 per share for cash #	10,210,926	3,000,000	—	—	—	—	—	3,000,000
Comprehensive Income
Net loss for period from inception to December 31, 2003	—	—	—	—	—	(75,450)	—	(75,450)
Foreign currency translation reserve	—	—	—	—	—	—	185,891	185,891

Total Comprehensive Income	—	—	—	—	—	—	—	110,441

Balances at December 31, 2003	10,210,926	3,000,000	43,533,269	4,353	1,291,727	(75,450)	185,891	4,406,521
Comprehensive Income
Net loss	—	—	—	—	—	(56,422)	—	(56,422)
Foreign currency translation reserve	—	—	—	—	—	—	(22,491)	(22,491)

Total Comprehensive Income	—	—	—	—	—	—	—	(78,913)

Balances at December 31, 2004	10,210,926	3,000,000	43,533,269	4,353	1,291,727	(131,872)	163,400	4,327,608
Comprehensive Income
Net loss	—	—	—	—	—	(36,966)	—	(36,966)
Foreign currency translation reserve	—	—	—	—	—	—	(146,992)	(146,992)

Total Comprehensive Income								(183,958)

Exercise of stock options issued to employees	—	—	79,745	8	23,421	—	—	23,429

Balances at December 31, 2005	10,210,926	3,000,000	43,613,014	4,361	1,315,148	(168,838)	16,408	4,167,079
Issuance of preference shares at $0.33 per share for cash #	30,176,036	9,990,000	—	—	—	—	—	9,990,000
Conversion of preference shares to ordinary shares	(40,386,962)	(12,990,000)	40,386,962	4,039	12,985,961	—	—	—
Issuance of ordinary shares at $0.40 per share in private placement to American institutional and sophisticated investors in December 2006, net of issuance costs #	—	—	8,000,000	800	2,825,229	—	—	2,826,029
Issuance of ordinary shares at $0.40 per share in a public offering to Australian institutional and sophisticated investors in December 2006, net of issuance costs #	—	—	36,000,000	3,600	12,713,530	—	—	12,717,130
Comprehensive Income
Net loss	—	—	—	—	—	(2,219,039)	—	(2,219,039)
Foreign currency translation reserve	—	—	—	—	—	—	129,346	129,346

Total Comprehensive Income								(2,089,693)

Stock option expense	—	—	—	—	304,180	—	—	304,180

Balances at December 31, 2006	—	—	127,999,976	12,800	30,144,048	(2,387,877)	145,754	27,914,725

Note
# Common stock has a par value of $0.0001.
All share and per share amounts from inception to December 31, 2006 presented have been retroactively adjusted to give effect to the stock split detailed in Note 11 of the financial statements. The par value of common stock was altered after the share split.

UNIVERSAL BIOSENSORS, INC. (A Development Stage Enterprise)
Statement of Cash Flows
(U.S. dollars)

		Years ended December 31,
	Period from	2006	2005	2004
	inception to
	December 31, 2006
	$	$	$	$

Cash flows from operating activities provided by/(used in):
Net loss	(2,387,877)	(2,219,039)	(36,966)	(56,422)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of plant & equipment	890,451	231,613	228,103	200,944
Share based payments expense	304,180	304,180	—	—
Translation (gain)/loss	(341,552)	(148,268)	(81,270)	(72,860)
Change in assets and liabilities:
Prepaid expenses and other current assets	(353,563)	(305,106)	(29,627)	(12,500)
Grants receivable	(76,968)	(153,477)	76,510	—
Income tax payable	128,982	128,982	—	—
Payroll liabilities	287,371	180,320	59,202	18,574
Accounts payable and accrued expenses	642,330	442,324	(8,382)	141,190

Net cash provided by/(used in) operating activities	(906,646)	(1,538,471)	207,570	218,926

Cash flows from investing activities:
Purchases of property, plant and equipment	(3,986,323)	(3,377,721)	(214,682)	(190,023)

Net cash used in investing activities	(3,986,323)	(3,377,721)	(214,682)	(190,023)

Cash flows from financing activities:
Net proceeds from preferred and common share issuance	28,829,239	25,533,159	—	—
Proceeds from stock options exercised	23,429	—	23,429	—

Net cash provided by financing activities	28,852,668	25,533,159	23,429	—

Net increase in cash and cash equivalents	23,959,699	20,616,967	16,317	28,903
Cash and cash equivalent at beginning of period	—	3,253,426	3,225,446	3,197,621

Effect of exchange rate fluctuations on the balances of cash held in foreign currencies	(74,501)	14,805	11,663	(1,078)
Cash and cash equivalents at end of period	23,885,198	23,885,198	3,253,426	3,225,446

See accompanying notes to the financial statements.

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
(1)	Organization of the Company

Universal Biosensors, Inc. (the “Company”) was incorporated on September 14, 2001 in the United States, and it’s wholly owned subsidiary and operating vehicle, Universal Biosensors Pty Ltd, was incorporated in Australia on September 21, 2001. Collectively, the Company and its wholly owned subsidiary Universal Biosensors Pty Ltd are referred to as “Universal Biosensors” or the “Group”. The Company was listed on the Australian Securities Exchange (“ASX”) on December 13, 2006 following the initial public offering in Australia of the Company’s shares.

The Company is a specialist medical diagnostics company focused on the development, manufacture and commercialization of a range of in vitro diagnostic tests for point-of-care use. In vitro diagnostic testing involves the testing of a body fluid or tissue sample outside the body

The diagnostic tests comprise a novel disposable test strip and a reusable meter. The diagnostic tests are small, portable and easy-to-use.

Universal Biosensors has rights to an extensive patent suites comprising 18 patent applications owned by Universal Biosensors Pty Limited and 183 patents and 227 patent applications licensed to the Company by LifeScan, Inc. (“LifeScan”), an affiliate of Johnson & Johnson Development Corporation.

The Group has a range of point-of-care blood tests in development including a C-reactive protein test which may be used to assist in the diagnosis and management of inflammatory conditions and a prothrombin time test which may be used for monitoring the therapeutic range of the anticoagulant, warfarin. The Group has already developed a working prototype of a C-reactive protein test and a prothrombin time test.

Universal Biosensors intends to develop additional immunoassay tests by taking proven disease biomarkers currently used in the central laboratory environment and adapting those diagnostic tests to the point-of-care setting, using the Group’s platform of electrochemical cell technologies.

The Group also provides research and development services to LifeScan in the development of a blood glucose test. The rights to commercialization of the blood glucose test have been retained by LifeScan.

All the business operations and research and development activities are undertaken in Melbourne, Australia by the Company’s wholly owned subsidiary, Universal Biosensors Pty Ltd, under a research and development sub-contract and sub-license agreement with the Company.

The Group is considered a development stage enterprise as its planned commercial manufacturing operations have not yet commenced.

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
(2)	Basis of Presentation

These financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All amounts are expressed in United States dollars unless otherwise stated.

The Company’s financial statements have been prepared assuming the Company will continue as a going concern. The Company has sustained operating losses since inception and expects such losses to continue as it furthers its research and development programs.

(3)	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary Universal Biosensors Pty Ltd. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment, deferred income taxes and obligations related to employee benefits. Actual results could differ from those estimates.

Cash & Cash Equivalents

The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. For cash and cash equivalents, the carrying amount approximates fair value due to the short maturity of those instruments.

Concentration of Credit Risk and Other Risks and Uncertainties

Cash and cash equivalents consists of financial instruments that potentially subject the Company to concentration of credit risk to the extent of the amount recorded on the balance sheet. The Company’s cash and cash equivalents are invested with one of Australia’s four largest banks. The Company is exposed to credit risk in the event of default by the banks holding the cash or cash equivalents to the extent of the amount recorded on the balance sheets. The Company has not experienced any losses on its deposits of cash and cash equivalents.

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
Concentration of Credit Risk and Other Risks and Uncertainties (continued)

Product candidates developed by the Company may require approvals or clearances from the U.S. Food and Drug Administration or other international regulatory agencies prior to commercialized sales. There can be no assurance that the Company’s product candidates will receive any of the required approvals or clearances. If the Company was denied approval or clearance of such approval was delayed, it may have a material adverse impact on the Company.

Property, Plant, and Equipment

Property, plant, and equipment are recorded at acquisition cost, less accumulated depreciation.

Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of machinery and equipment is 4 to 10 years. Leasehold improvements are amortized on the straight-line method over the shorter of the remaining lease term or estimated useful life of the asset. Maintenance and repairs are charged to operations as incurred and include minor corrections and normal services and does not include items of capital nature.

Research and Development

Research and development expenses consists of costs incurred to further the Group’s research and development activities and include salaries and related employee benefits, costs associated with clinical trial and preclinical development, regulatory activities, research-related overhead expenses, costs associated with the manufacture of clinical trial material, costs associated with developing a commercial manufacturing process, costs for consultants and related contract research, facility costs and depreciation. Research and development costs are expensed as incurred.

The Group receives Australian government grants as compensation for expenses incurred in respect of certain research activities into dry chemistry immunosensors. Such grants reduce the related research and development expenses as and when the relevant research expenses are incurred. Grants received in advance of incurring the relevant expenditure are treated as deferred research grants and included in current liabilities on the balance sheet as the Group has not earned these amounts until the relevant expenditure has been incurred. Grants due to the Group under research agreements are included in current assets on the balance sheet

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
Income Taxes

The Company applies Statement of Financial Accounting Standards No. 109 – Accounting for Income Taxes (SFAS 109) which establishes financial accounting and reporting standards for the effects of income taxes that result from a company’s activities during the current and preceding years. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Where it is more likely than not that some portion or all of the deferred tax assets will not be realized the deferred tax assets are reduced by a valuation allowance. The valuation allowance is sufficient to reduce the deferred tax assets to the amount that is more likely than not to be realized. A reconciliation of the valuation and qualifying accounts is attached as Schedule ii.

Fair Value of Financial Instruments

The carrying value of all current assets and current liabilities approximates fair value because of their short-term nature. The estimated fair value of all other amounts has been determined by using available market information and appropriate valuation methodologies.

Impairment of Long-Lived Assets

The Company reviews its capital assets, including patents and licenses, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. In performing the review, the Company estimates undiscounted cash flows from products under development that are covered by these patents and licenses. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying amount of the asset. Impairment, if any, is measured as the amount by which the carrying amount of the assets exceeds its fair value. Impairment, if any, is assessed using discounted cash flows.

Goods and Services Tax (GST)

Revenues, expenses and assets are recognized net of the amount of associated GST, unless the GST incurred is not recoverable from the taxation authority. In this case it is recognized as part of the cost of acquisition of the asset or as part of the expense. Receivables and payables are stated inclusive of the amount of GST receivable or payable. The net amount of GST recoverable from, or payable to, the taxation authority is included with other receivables or payables in the balance sheet. Cash flows are presented on a gross basis.

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
Revenue Recognition

Research and development revenue

The Company receives research and development revenue under an agreement with LifeScan (see note 7). This agreement provides details of the amount to be charged to LifeScan each year for the provision of research and development services. Revenue is recognized when services have been performed, the amount of the payment can be reliably measured and collectibility is reasonably assured.

Interest revenue

Interest revenue is recognized as it accrues, taking into account the effective yield on the financial asset

Foreign Currency

Functional and reporting currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”).

The consolidated financial statements are presented using a reporting currency of U.S. dollars.

The functional currency of the Company for financial years up to December 31, 2005 was determined by management to be U.S. dollars. This was based on the facts that the denomination of a significant proportion of transactions and the major source of finance were in U.S. dollars.

In 2006, the Company expanded significantly its Australian based research activities. All of the Company’s directors became resident in Australia. All of the Company’s expenditure on research and development is Australian dollar denominated. It also began planning for and successfully accomplished a capital raising in Australian dollars and listed on the Australian Stock Exchange. The majority of cash and other monetary assets now held by the Company are denominated in Australian dollars.

Due to these changes in circumstance, management are of the view that the functional currency of the Company has changed in 2006 to Australian dollars. This change has been effected from December 1, 2006. The functional currency of Universal Biosensors Pty Ltd (the Company’s subsidiary) is Australian dollars for all years presented.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the Statement of Operations.

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
Foreign Currency (continued)

The Company has recorded foreign currency transaction gains of $67,171, $74,672, $33,478, and $262,431 for each of the years ended December 31, 2004, 2005 and 2006 and the period from inception to December 31, 2006, respectively. These are included with “Interest and Other Income.”

Group companies

The results and financial position of all the Group entities that have a functional currency different from the reporting currency are translated into the reporting currency as follows:
•	assets and liabilities for each balance sheet item reported are translated at the closing rate at the date of that balance sheet;

•	income and expenses for each income statement are translated at average exchange rates (unless this is not a reasonable approximation of the effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and

•	all resulting exchange differences are recognized as a separate component of equity.
On consolidation, exchange differences arising from the translation of any net investment in foreign entities are taken to the Foreign Currency Translation Reserve (“FCTR”).

Commitments and Contingencies

Liabilities for loss contingencies, arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Patent and License Costs

Legal fees incurred for patent application costs have been charged to expense and reported in research and development expense.

Clinical Trial Expenses

Clinical trial costs are a component of research and development expenses. These expenses include fees paid to participating hospitals and other service providers, which conduct certain product development activities on behalf of the Company. Depending on the timing of payments to the service providers and the level of service provided, the Company records prepaid or accrued expenses relating to these costs.

These prepaid or accrued expenses are based on estimates of the work performed under service agreements.

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
Leased Assets

All of the Group’s leases for the years ended December 31, 2004, 2005 and 2006 are considered operating leases. The costs of operating leases are charged to the statement of operations on a straight-line basis over the lease term.

Stock-based Compensation

Prior to January 1, 2006, the Company applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations, in accounting for its fixed-plan stock options. For periods prior to January 1, 2006, the Company complied with the disclosure only provisions of FASB Statement No.123, “Accounting for Stock-Based Compensation”, or SFAS 123. No stock-based employee compensation cost was reflected in net income, as all options granted under those plans had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant (or within permitted discounted prices as it pertains to the ESPP). Results for periods before January 1, 2006 have not been restated to reflect, and do not include the impact of, FASB Statement No. 123(R), “Share Based Payment”, or SFAS 123(R). The following table illustrates the effect on net income if the fair-value-based method had been applied to all outstanding and unvested awards in each period.

	2005	2004
Net loss, as reported	(36,966)	(56,422)

Add stock-based employee compensation expense included in reported net income, net of tax	—	—
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards	(36,792)	(100,740)

Pro forma net loss	(73,758)	(157,162)

As of January 1, 2006, the Company adopted SFAS No. 123(R), using the modified prospective method, which requires measurement of compensation expense of all stock-based awards at fair value on the date of grant and amortization of the fair value over the vesting period of the award. The Company has elected to use the straight-line method of amortization. Under the modified prospective method, the provisions of SFAS 123(R) apply to all awards granted or modified after the date of adoption. In addition, the unrecognized expense of awards not yet vested at the date of adoption, determined under the original provisions of SFAS No. 123 shall be recognized in net income in the periods after adoption. The fair value of stock options is determined using the Black-Scholes valuation model, which is consistent with valuation techniques previously utilized for options in footnote disclosures required under SFAS No. 123, as amended by SFAS No. 148 “Accounting for Stock-Based Compensation Transition and Disclosure”.

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
Stock-based Compensation (continued)

Such value is recognized as expense over the service period, net of estimated forfeitures, using the straight-line method under SFAS 123(R). There were no transitional adjustments on adoption of SFAS 123 (R).

The application of SFAS 123(R) had the following effect on reported amounts for the year ended December 31, 2006 relative to amounts that would have been reported under previous accounting:

	Under	2006 SFAS
	Previous	123(R)
	Accounting	Adjustments	As reported
Net loss	$(1,914,859)	$(304,180)	$(2,219,039)
Pension Costs

As required by Australian law, Universal Biosensors Pty Ltd contributes to standard defined contribution superannuation funds on behalf of all employees at an amount up to nine percent of each such employee’s salary. Superannuation is a compulsory savings program whereby employers are required to pay a portion of an employee’s remuneration to an approved superannuation fund that the employee is typically not able to access until they are retired. The Company permits employees to choose an approved and registered superannuation fund into which the contributions are paid. Contributions are charged to the statement of operations as they become payable.

Net Loss per Share and Anti-dilutive Securities

Basic and diluted net loss per share is presented in conformity with Statement of Financial Accounting Standards No. 128 – Earnings Per Share (SFAS 128). Basic and diluted net loss per share has been computed using the weighted-average number of common shares outstanding during the period. All periods present in these financial statements have been retroactively adjusted to give effect to the stock split in December 2006 (note 11). The potentially dilutive options issued under the Universal Biosensors Employee Option Plan and the convertible preference shares (see note 12) were not considered in the computation of diluted net loss per share because they would be anti-dilutive given the Group’s loss making position in this and previous years.

Total Comprehensive Income

The Company follows Statement of Financial Accounting Standard (“SFAS”) No. 130, Reporting Comprehensive Income (Loss). Comprehensive income is defined as the total change in shareholders’ equity during the period other than from transactions with shareholders, and for the Company, includes net income and cumulative translation adjustments.

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154 – Accounting Changes and Error Corrections (SFAS 154), a replacement of Accounting Principles Board Opinion No. 20 (APB 20) and Statement No. 3 (SFAS 3), which previously addressed accounting changes. SFAS 154 establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. SFAS 154 carries forward without change the guidance in APB 20 for reporting the correction of an error in previously issued financial statements. SFAS 154 will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard has not had a material impact on the Company’s consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, Accounting for Income Taxes,” which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation requires that the Company recognize in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning January 1, 2007 with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the possible impact of FIN 48 on the Company’s consolidated financial statements.

In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (SAB 108). SAB 108 is applicable for the current year and provides guidance on how the effects of the carryover or reversal of prior year financial statement misstatements should be considered in quantifying a current year misstatement. Prior practice allowed the evaluation of materiality on the basis of (1) the error quantified as the amount by which the current year income statement was misstated (rollover method) or (2) the cumulative error quantified as the cumulative amount by which the current year balance sheet was misstated (iron curtain method). Reliance on either method in prior years could have resulted in misstatement of the financial statements. The guidance provided in SAB 108 requires both methods to be used in evaluating materiality. Immaterial prior year errors may be corrected with the first filing of prior year financial statements after adoption.

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
Recent Accounting Pronouncements (continued)

The cumulative effect of the correction would be reflected in the opening balance sheet with appropriate disclosure of the nature and amount of each individual error corrected in the cumulative adjustment, as well as a disclosure of the cause of the error and that the error had been deemed to be immaterial in the past. The adoption of SAB 108 did not have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS No. 157). This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosure related to the use of fair value measures in financial statements. SFAS No. 157 does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in GAAP. The Standard emphasizes that fair value is a market-based measurement and not an entity-specific measurement based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). SFAS No. 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. The Statement is to be effective for our financial statements issued in 2008; however, earlier application is encouraged. We believe that SFAS No. 157 will not have a material impact on the Company’s consolidated financial statements

In September 2006 the FASB also issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. Because the Group does not have a defined benefit pension plan or other qualifying post retirement plan our adoption of SFAS No. 158 did not have a material effect on the Company’s consolidated financial position or results of operations.

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
(4)	Commitments and Contingent Liabilities

Operating Leases

In 2005, Universal Biosensors Pty Ltd entered a non-cancelable operating lease with respect to premises at Mount Waverly Victoria for warehouse and office premises for a term of two years and nine months with no renewal option. This lease expires in September 2007. Universal Biosensors Pty Ltd has recently entered into a lease with respect to premises at 1 Corporate Avenue, Rowville Victoria which commences on 1 April 2007 for an initial period of seven years and five months, with two options to renew the lease for successive five-year periods. The period during which there will be two leases held concurrently by Universal Biosensors Pty Ltd is viewed by management as necessary to ensure a smooth, undisrupted transition. Management therefore has not made provision for surplus lease space. The Group’s bankers have issued a bank guarantee of $197,825 in relation to a rental bond to secure the payments under the lease. This bank guarantee is secured by a security deposit held at the bank.

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2006 are:

$
2007	350,251
2008	360,834
2009	373,463
2010	386,534
2011 and thereafter	1,352,932

Total minimum lease payments	2,824,014

Rent expense was $126,506, $140,348, $159,756 and $592,518 for the fiscal years ended December 31, 2004, 2005 and 2006 and for the period from inception to December 31, 2006, respectively

Government research grants

Universal Biosensors Pty Ltd has received an Australian Government research grant under the R&D START Program up to a maximum grant amount of $1,782,829 payable over the period from 1 January 2005 to 30 September 2007. The grant formally terminates on 30 September 2007, however Universal Biosensors Pty Ltd has submitted an application for the extension of the grant. The Government may or may not grant an extension. The Commonwealth of Australia may terminate the grant agreement for breach of the agreement by Universal Biosensors Pty Ltd, for failure to undertake the required research, if there is a change in control of Universal Biosensors Pty Ltd, or on the grounds of insolvency. In certain limited circumstances where Universal Biosensors Pty Ltd fails to use its best endeavors to commercialize the project within a reasonable time of completion or upon termination of the grant due to breach or insolvency, the Commonwealth of Australia may require Universal Biosensors Pty Ltd to repay some or all of the grant. The Company continues the development of the project funded by the START Program.

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
(4)	Commitments and Contingent Liabilities (continued)

The Company believes that the likelihood of being required to repay grant funding is remote because the Company continues to act in good faith with respect to the grant. Research and development start grant advances of $283,470 (2005: $540,477) were received during 2006 and income of $436,015 (2005: $468,576, 2004: $0, and period from inception to December 31, 2006: $904,591) was recognized with $76,968 recorded as accrued income at December 31, 2006 ($76,510 recorded as deferred income at December 31, 2005).

On October 28, 2006, Universal Biosensors Pty Ltd was awarded a grant by the State of Victoria to support the establishment of a medical diagnostic manufacturing facility in Victoria, Australia for the manufacture of new technologies for disease monitoring and to increase support of local and export markets. These payments are subject to the achievement of milestones which include capital expenditure by Universal Biosensors Pty Ltd of predetermined minimum amounts. The State of Victoria may require Universal Biosensors Pty Ltd to refund any amounts paid under the grant together with interest should Universal Biosensors Pty Ltd commit a breach of its obligations under the grant agreement. The State of Victoria may also withhold, suspend, cancel or terminate any payment or payments upon a failure to comply with obligations or if Universal Biosensors Pty Ltd chooses not to proceed with these initiatives or it becomes insolvent. The total amount received under the Victorian State Government Grant at December 31, 2006 was $0 and no income has been recognized in relation to this agreement.

Government compliance costs

The Company has raised provisions totaling $330,787 in regards to certain government compliance costs. The Company is currently liaising with the relevant government authorities to finalize this matter.

This is management’s best estimate of the likely outcome of these negotiations, however the final outcome may materially differ from the provision raised.

(5)	Income Taxes

The Company is subject to income tax in Australia and is required to pay taxes on its Australian profits. As provided under the Australian income tax laws, the Company and its wholly owned resident subsidiary have formed a tax-consolidated group.

A reconciliation of the (benefit) provision for income taxes with the amount computed by applying the Australian statutory company tax rate of 30% to the loss before income taxes is as follows:

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
(5)	Income Taxes (continued)

	Period from inception to				Years ended December 31,
	December 31, 2006		2006		2005		2004
	$	%	$	%	$	%	$	%
Loss before income taxes	(2,272,033)		(2,096,218)		(36,966)		(56,422)
Computed by applying income tax rate of home jurisdiction	(681,610)	30	(628,865)	30	(11,090)	30	(16,927)	30
Research & development incentive	(206,019)	9	(206,019)	10	—	—	—	—
Disallowed expenses/(income)
Share based payment	91,254	(4)	91,254	(4)	—	—	—	—
Other	(67,228)	3	13,393	(1)	3,631	(10)	(36,587)	65
Impact of translation from functional to reporting currencies	(28,249)	1	(36,633)	2	(5,354)	14	5,590	(10)
Change in valuation allowance	1,073,905	(47)	766,870	(37)	58,554	(158)	160,733	(285)
Adjustment in respect of current income tax of prior years	(66,209)	3	122,821	(6)	(45,741)	124	(112,809)	200

Income tax expense	115,844	(5)	122,821	(6)	—	—	—	—

Significant components of the Company’s deferred tax assets are shown below:

	As of December 31,
	2006	2005
Deferred tax assets:
Operating loss carry forwards	$1,001,394	$252,485
Unamortized IPO cost	447,425	—
Depreciation and amortization	11,352	26,416
Employee entitlements	66,307	29,917
Other accruals	130,403	21,911

Total deferred tax assets	1,656,881	330,729
Valuation allowance for deferred tax assets	(1,656,881)	(330,729)

Net deferred tax asset	$—	$—

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
(5)	Income Taxes (continued)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and tax purposes. A valuation allowance has been established, as realization of such assets is not more likely than not.

At December 31, 2006 the Company has $3,337,980 ($841,617 at December 31, 2005) of accumulated tax losses available for carry forward against future earnings, which under Australian tax laws do not expire but may not be available under certain circumstances.

(6)	Stock Option Plan

All share and option amounts from inception to December 31, 2006 have been retroactively adjusted to give effect to the share split described in note 11. In 2004, the Company adopted an employee option plan (“Plan”). Options may be granted pursuant to the Plan to any person considered by the board to be employed by the Group on a permanent basis (whether full time, part time or on a long term casual basis) and includes all directors. Each option gives the holder the right to subscribe for one share of common stock. The total number of options that may be issued under the Plan is such maximum amount permitted by law and the Listing Rules of ASX. The exercise price and any exercise conditions are determined by the board at the time of grant of the options. Any exercise conditions must be satisfied before the options vest and become capable of exercise. The options lapse on such date determined by the board at the time of grant or earlier in accordance with the Plan. Options granted to date have had a ten year term and generally vest in equal tranches over three years.

An optionholder is not permitted to participate in a bonus issue or new issue of securities in respect of an option held prior to the issue of shares to the optionholder pursuant to the exercise of an option. If Universal Biosensors changes the number of issued shares through or as a result of any consolidation, subdivision, or similar reconstruction of the issued capital of the Company, the total number of options and the exercise price of the options (as applicable) will likewise be adjusted. There were no stock options granted in 2005. There were 2,066,108 options granted in 2006.

In accordance with SFAS 123(R), the fair value of the option grants were estimated on the date of each grant using the Black-Scholes option pricing model. The assumptions for these grants were:

	Grant Date
	2006	2004
Exercise Price	$0.33	$0.29
Share Price at Grant Date	$0.33	$0.29
Volatility	55%	40% - 45%
Expected Life	10 years	10 years
Risk Free Interest Rate	4.4%	4.65%
Fair value of Option	$0.23	$0.08

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
(6)	Stock Option Plan (continued)

Stock option activity during the period indicated is as follows:

		Weighted average
	Number of shares	exercise price
Balance at January 1, 2004	—	—
Granted	2,076,982	$0.29

Balance at December 31, 2004	2,076,982	0.29
Granted	—	—
Exercised	(79,745)	0.29
Forfeited	(152,240)	0.29
Expired	—	—

Balance at December 31, 2005	1,844,997	$0.29

Granted	2,066,108	0.33
Exercised	—
Forfeited	(90,618)	0.31
Expired	—

Balance at December 31, 2006	3,820,487	0.31

At December 31, 2006, the number of options exercisable was 2,305,341 (2005: 1,207,042 and 2004: 663,329).

The following table represents information relating to stock options outstanding under the plans as of December 31, 2006 and 2005:

	Options Outstanding		Options exercisable
		Weighted
		Average
		Remaining Life
Exercise price	Shares	in Years	Shares
2006
$0.33	2,011,736	9.1	532,838
$0.29	1,808,751	7.0	1,772,503
2005
$0.29	1,844,997	8.0	1,207,042

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
(7)	Economic Dependency

The Company has entered the following agreements with LifeScan.

LifeScan License and Research and Development Agreement

Since April 2002 the Company has undertaken contracted research and development activities for LifeScan pursuant to a Development and Research Agreement. The Development and Research Agreement has historically been an important source of revenue for the Company. If the Development and Research Agreement was terminated there would be a loss of revenue but at the same time costs expended under the contract would also reduce. Management believe that loss of the agreement per se would no longer have a material adverse effect on the Company. The Company also currently holds a license from LifeScan to a range of patents, patent applications and know-how, pursuant to a License Agreement. If the Company were to breach the License Agreement, which the Group does not intend to do, LifeScan might validly terminate the License Agreement. This would seriously restrict or eliminate the Company’s development and commercialization activities.

In consideration for the rights, licenses and options granted under the Development and Research agreement, LifeScan made payments totaling $2,000,000 in 2006, $2,086,013 in 2005, $1,816,813 in 2004 and $7,652,826 for the period from inception to December 31, 2006.

(8)	Related Party Transactions

Details of related party transactions material to the operations of the Group other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business, are set out below:

Johnson & Johnson Development Corporation, a wholly owned subsidiary of Johnson and Johnson, owns approximately 14% of the Company’s shares.

LifeScan, a wholly owned subsidiary of Johnson & Johnson, makes payments to the Company through a research and development agreement. The terms of the agreement are mentioned in note 7.

Denis Hanley, Andrew Denver, Colin Adam and Charles Kiefel are shareholders and directors of the Company and of The Principals Funds Management Pty Ltd, which was paid a total of $325,000 in 2006 from the Company in connection with capital raising services. The Principals Funds Management Pty Ltd was paid a firm commitment fee of $79,118 by the underwriter of the Company’s initial public offering in connection with firm commitments to subscribe for shares.

Andrew Jane is a director of the Company and is a Partner of CM Capital Investments Pty Ltd and is taken to be associated with CM Capital Investments Pty Ltd, CM Capital Venture Trust No. 3, CIBC Australia VC Fund LLC and Australia Venture Capital Fund LP who are shareholders of the Company. 135,000 shares were transferred to CM Capital Investments Pty Ltd by the underwriter of the Company’s initial public offering as a commitment fees as a result of CM Capital Investments Pty Ltd subscribing for shares in connection with the initial public offering in Australia.

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
(8)	Related Party Transactions (continued)

Dr Elizabeth Wilson is a shareholder and director of Universal Biosensors, Inc. The spouse of Dr Wilson is a substantial shareholder and officer of the parent company of Wilson HTM Corporate Finance Limited, the underwriters and lead managers of the Company’s Australian initial public offering. The transaction with Wilson HTM Corporate Finance Limited is not considered a related party as Dr Wilson accepted the appointment as a director of the Company subsequent to Wilson HTM Corporate Finance Limited accepting their engagement.

(9)	Property, Plant and Equipment

	As of December, 31
	2006	2005
Plant and equipment	2,170,549	1,783,901
Leasehold improvements	192,724	158,226
Capital work in process	4,339,007	—

	6,702,280	1,942,127
Accumulated depreciation	(1,034,745)	(693,366)

Property, plant & equipment, net	5,667,535	1,248,761

Depreciation expense was $200,944, $228,103, $231,613 and $890,451 for the fiscal years ended December 31, 2004, 2005 and 2006 and for the period from inception to December 31, 2006, respectively.

(10)	Accrued Expenses

Accrued expenses consist of the following:

	As of December, 31
	2006	2005
	$	$
Legal, tax and accounting fees	265,086	26,692
Goods & services tax	218,399	—
Salary related on-costs	120,252	88,042
Other	9,755	—

	613,492	114,734

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
(11)	Stockholders’ Equity — Common Stock

In fiscal year 2006, in connection with an initial public offering in Australia in the form of an offer of new shares of common stock in the capital of the Company (“Public Offer”) and a concurrent separate offer of shares of common stock in the US to certain US Persons (as that term is defined in Regulation S promulgated under the US Securities Act of 1933) (“US Private Placement”), shareholders approved a) the conversion of all Series A preferred stock into common stock; b) the adoption of a new certificate of incorporation which was filed with the State of Delaware on December 5, 2006; c) a subdivision of existing common stock by 3,624.7518771; and d) an issue and allotment of common stock to subscribers under the Public Offer and US Private Placement.

As noted in note 12, during fiscal year 2006 the Company also issued 30,176,036 Series A convertible preferred stock in 2 separate private placements to institutional and sophisticated investors in both the US and Australia. This preference stock was subsequently converted into common stock on December 6, 2006. Before the stock split by 3,624.7518771, the Company had on issue 12,032 shares of common stock and 11,142 Series A convertible preferred stock. After the conversion of all Series A preferred stock into shares of common stock, there were 23,174 shares of common stock on issue. Immediately following the subdivision on December 6, 2006, there were 83,999,976 shares on issue. All share and per share amounts from the period from inception to December 31, 2006 presented in the accompanying financial statements have been retroactively adjusted to give effect to the stock split.

The Company completed its Public Offer of 36,000,000 shares of common stock and concurrent US Private Placement of 8,000,000 shares in the US to institutional and accredited investors, raising A$22 million in aggregate before costs. The Company listed on ASX on December 13, 2006.

Holders of common stock are generally entitled to one vote per share held on all matters submitted to a vote of the holders of common stock. At any meeting of the shareholders, the presence, in person or by proxy, of the majority of the outstanding stock entitled to vote shall constitute a quorum. Except where a greater percentage is required by the Company’s Amended and Restated Certificate of Incorporation or By-laws, the affirmative vote of the holders of a majority of the shares of common stock then represented at the meeting and entitled to vote at the meeting shall be sufficient to pass a resolution. Holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and the common stock does not have pre-emptive rights.

Trading in our shares of common stock on ASX is undertaken using CHESS Depositary Interests (“CDIs”). Each CDI represents beneficial ownership in one underlying share. Legal title to the shares underlying CDIs is held by CHESS Depositary Nominees Pty Ltd (“CDN”), a wholly owned subsidiary of ASX.

Holders of CDIs have the same economic benefits of holding the shares, such as dividends (if any), bonus issues or rights issues as though they were holders of the legal title. Holders of CDIs are not permitted to vote but are entitled to direct CDN how to vote. Subject to Delaware General Corporation Law, dividends may be declared by the Board and holders of common stock may be entitled to participate in such dividends from time to time.

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
(12)	Convertible preference shares

Up until the time of the Company’s Australian initial public offering, the Company had on issue 40,386,962 Series A convertible preference shares. The Company issued 30,176,036 Series A convertible preferred stock between June 15, 2006 and August 30, 2006, raising a total of US$ 9,990,000 before costs associated with the issues. Immediately prior to the issue of shares in connection with the Public Offer and the U.S. Private Placement, all the Company’s convertible preference shares were converted into common stock (refer note 11).

The rights and obligations attaching to the Series A preferred stock were derived by a combination of an Investor Rights Agreement (which was terminated in connection with the close of the Public Offer), the By-laws and Amended and Restated Certificate of Incorporation of the Company. Without limitation, the terms of issue of the Series A Preferred Stock were as follows:
•	the right to receive notices of general meetings and to attend and vote at general meetings of the Company;

•	each preferred share entitled the stockholder to such number of votes at a general meeting equal to the number of shares of common stock that the preferred stock would have converted into (whether or not it had been converted);

•	rights of conversion into common stock;

•	may participate in dividends declared in respect of that class of share at the discretion of the Board, the rights to which may not be similar to the rights of the holders of common stock;

•	anti-dilution protection in certain circumstances; and

•	a liquidation preference over common stockholders in the event of liquidation or a capital reduction of the Company.
The Series A convertible preference shares were convertible by the holders into shares of common stock at any time or could be compulsorily converted at the time of an initial public offering, subject to certain conditions. The conversion ratio was one share of common stock per convertible preference share, subject to variation for capital reconstructions and share dilutions.

In the event of a return of assets on liquidation or capital reduction or otherwise, the assets of the Company remaining after payment of its liabilities were applied first in paying the preferred stockholders an amount equal to the issue price of such preferred stock adjusted as necessary for capital reconstructions and secondly, to the common stockholders an amount equal to the relevant issue price. Thirdly an amount per preferred share equal to the amount of interest that would have accrued on the amount subscribed for by the preference stockholder if interest had accrued daily at a rate of 10% per annum from the date of issue. Finally, the balance of assets remaining (if any) was to have been distributed among the holders of preferred and common stock pari passu as if they constituted one class of shares.

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
(13)	Retirement Benefits

As required by Australian law, Universal Biosensors Pty Ltd contributes to standard defined contributions superannuation funds on behalf of all employees at an amount up to nine percent of employee salary. The Company permits employees to choose the superannuation fund into which the contributions are paid, provided the fund is appropriately registered.

Universal Biosensors Pty Ltd contributed $83,485, $127,487 and $222,500, and $498,476 for the fiscal years ended December 31, 2004, 2005 and 2006, and the period from inception to December 31, 2006, respectively.

(14)	Net Loss per Share

Basic net loss per ordinary share was computed by dividing the net loss applicable to common stock by the weighted-average number of common stock outstanding during the period. All periods presented in the financial statements have been retroactively adjusted to give effect to the share split described in note 11. Options granted to employees under the Universal Biosensors Employee Option Plan and the convertible preference shares on issue during the current and prior periods are considered to be potential ordinary shares for the purpose of calculating diluted net loss per share. However, all these were not included in the calculation of diluted net loss per share as the effect of including them is anti-dilutive.

	Period from	Year ended December 31,
	inception to
	December 31,
	2006	2006	2005	2004
Weighted average number of ordinary shares used as denominator in calculating basic and diluted net loss per share
	43,050,568	49,408,822	45,573,580	43,533,269

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
(15)	Guarantees and Indemnifications

The certificate of incorporation and amended and restated by-laws of the Company provide that the Company will indemnify officers and directors and former officers and directors in certain circumstances, including for expenses, judgments, fines and settlement amounts incurred by them in connection with their services as an officer or director of the Company or its subsidiaries, provided that such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Company.

In addition to the indemnities provided in the certificate of incorporation and amended and restated by-laws, the Company has entered into indemnification agreements with certain of its officers and each of its directors. Subject to the relevant limitations imposed by applicable law, the indemnification agreements, among other things:
•	indemnify the relevant officers and directors for certain expenses, judgments, fines and settlement amounts incurred by them in connection with their services as an officer or director of the Company or its subsidiaries; and

•	require the Company to make a good faith determination whether or not it is practicable to maintain liability insurance for officers and directors or to ensure the Company’s performance of its indemnification obligations under the agreements.
No liability has arisen under these indemnities as at December 31, 2006.

(16)	Segments

The Company operates in one segment. The principal activities of the Company are the research, development, manufacture and commercialization of a range of in vitro diagnostic tests for point-of-care use.

The Company operates predominantly in one geographical area, being Australia.

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 2006)
(17)	Subsequent Events

On March 28, 2007 the Company announced that, subsequent to a review of employee and director performance for the year ended December 31, 2006, the directors granted 845,000 employee options under the Universal Biosensors Employee Option Plan. Included within this grant are 45,000 employee options granted to the Managing Director of the Company which require shareholder approval prior to formal grant of those options.

The Company has recently entered into a lease with respect to premises at 1 Corporate Avenue, Rowville Victoria which commences on 1 April 2007 for an initial period of seven years and five months, with two options to renew the lease for successive five-year periods. The Company is aware of the proposed sale of 1 Corporate Avenue property to an interested third party. Management has entered into discussions with the third party to undertake the fit out of 1 Corporate Avenue premises at the third party’s own cost which would have otherwise been borne by Universal Biosensors and estimated to be $3.7 million. It is likely the term of the lease will be extended to 10 years. Management has entered into these discussions aware that whilst it will result in increased rental payment, it will free up the cash flow which will then be utilized to fund the Company’s core activities which management believes will provide greater returns. Upon the successful negotiation of these discussions and the subsequent signing of a lease agreement, the future minimum lease payments under non-cancellable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2006 will be:

2007	$877,174
2008	887,757
2009	900,386
2010	913,457
2011 and thereafter	6,596,992

Total minimum lease payments	$10,175,766

Other than as disclosed above, there has not arisen in the interval between the end of the financial year and March 30, 2007 any item, transaction or event of a material and unusual nature likely, in the opinion of the directors of the Company, to affect significantly the operations of the Company, the results of those operations, or the state of affairs of the Company in future financial years.

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Schedule ii — Valuation and Qualifying Accounts
(for the years ended December 31, 2004, 2005 and 2006 and for the period from inception
(September 14, 2001) to December 31, 200

		Additions
		Charged
	Balance at	to Costs	Charged		Balance at
	Beginning of	and	to Other		end of
	Period	Expenses	Accounts	Deductions	Period
	$	$	$	$	$
Description at Period from inception to December 31, 2003 Deferred income tax valuation allowance	—	111,442	—	—	111,442

Year ended December 31, 2004 Deferred income tax valuation allowance	111,442	160,733	—	—	272,175

Year ended December 31, 2005 Deferred income tax valuation allowance	272,175	58,554	—	—	330,729

Year ended December 31, 2006 Deferred income tax valuation allowance	330,729	766,871	559,281	—	1,656,881

Period from inception to December 31, 2006 Deferred income tax valuation allowance	—	1,097,600	559,281	—	1,656,881

Universal Biosensors, Inc and Subsidiary
Additional Financial Information
A breakdown of total expenses is attached as Schedule 1

UNIVERSAL BIOSENSORS, INC.
(A Development Stage Enterprise)
Schedule I
Consolidated Research and Development and Administrative Expenses
(U.S. dollars)

	Period from
	Inception
	(September 14,
	2001 to
	December 31,	Year ended December 31,
	2006	2006	2005	2004
	$	$	$	$
Research and development and administrative expenses:

Employee expenses	6,053,338	2,458,015	1,548,740	1,165,668
Government grants	(904,591)	(436,015)	(468,576)	—
Material and design costs	1,160,042	510,003	251,777	131,491
Depreciation and amortization	890,451	231,613	228,103	200,944
Rent	592,518	159,756	140,348	126,506
Legal Fees	366,789	152,981	106,745	49,050
Travel and related expenses	398,596	192,861	102,925	42,401
Consulting and professional fees	753,839	467,297	120,552	107,625
Other	634,215	408,563	91,102	57,027
Auditors’ remuneration	204,707	121,493	32,171	12,531
Freight	125,574	46,675	47,751	20,178
Gas and electricity	82,190	26,070	21,150	13,664
Telephone and facsimile	73,446	29,240	20,278	11,534
Stationary and supplies	78,849	38,500	19,775	8,400
Insurance	80,142	23,290	15,669	14,484
Repair and maintenance	52,071	28,179	14,721	910
Bank charges	9,067	5,555	1,634	766

	10,651,243	4,464,076	2,294,865	1,963,179

Exhibits

Exhibit Number	Description
3.1	Amended and restated articles of incorporation

3.2	Amended and restated by-laws

10.1	License Agreement between LifeScan and Universal Biosensors, Inc effective April 1, 2002, as amended

10.2	Development and Research Agreement between LifeScan and Universal Biosensors, Inc. effective April 1, 2002, as amended

10.3	Form of indemnity agreement entered into with directors of us, our chief financial officer and company secretary

10.4	Lease for the premises at 103 Ricketts Rd, Mt Waverley from Jane Sergi to Universal Biosensors Pty Ltd effective May 23, 2005

10.5	Lease of premises 1 Corporate Avenue, Rowville Victoria Australia

10.6	AusIndustry, R&D Start Program Agreement, effective February 25, 2005 (particular and general conditions).

10.7	Employee Option Plan

10.8	Employment agreement between Universal Biosensors Pty Ltd and Mr Salesh Balak effective November 27, 2006

10.9	Employment agreement between Universal Biosensors Pty Ltd and Mr Garry Chambers effective April 1, 2006

10.10	Employment agreement between Universal Biosensors Pty Ltd and Dr Ronald Chatelier dated April 1, 2006

10.11	Employment agreement between Universal Biosensors Pty Ltd and Dr Alastair Hodges effective April 1, 2006

10.12	Employment agreement between Universal Biosensors Pty Ltd and Mr Mark Morrisson dated July 1, 2006

16	Letter from KPMG

21	List of Subsidiaries